As filed with the Securities and Exchange Commission on April 1, 2004

Registration No. _

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NationsRent Companies, Inc.
(Exact name of registrant as specified in its charter)

See Table of Co-Registrants

Delaware (State of Other Jurisdiction of Incorporation or Organization)	7359 (Primary Standard Industrial Classification Code Number)	14-1875911 (I.R.S. Employer Identification Number)

Thomas J. Hoyer Executive Vice President and Chief Financial Officer 450 East Las Olas Boulevard, Suite 1400 Fort Lauderdale, Florida 33301 Tel: (954) 760-6550	Copies to: Mark A. Rosenbaum, Esq. Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, NY 10038 Tel: (212) 806-5400 Fax: (212) 806-6006

(Name, Address, Including Zip Code, and Telephone Number Including Area Code, of Agent For Service)

           Approximate Date of Commencement of Proposed Offer to the Public: As soon as practicable after this Registration Statement becomes effective.

          If the securities being registered are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    /__/

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, (the "Securities Act"), check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:    /__/

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:    /__/ _______

CALCULATION OF REGISTRATION FEE

                                                     Proposed        Proposed
                                                     Maximum         Maximum            Amount of
Title of each Class of               Amount to       Offering Price  Aggregate          Registration
Securities to be Registered          be Registered   Per Security    Offering Price(1)  Fee
-----------------------------------------------------------------------------------------------------
9½% Senior Secured Notes due 2010.. $ 250,000,000      100%          $ 250,000,000      $ 31,675(2)
-----------------------------------------------------------------------------------------------------
Guarantees related to the 9 1/2%
Senior Secured Notes due 2010(3)...      N/A            N/A               N/A             N/A(4)
-----------------------------------------------------------------------------------------------------

____________________

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act.
(2)	Calculated pursuant to Rule 457(f) under the Securities Act.
(3)	The Company's wholly-owned domestic subsidiaries, listed in the table on the following page as additional registrants have, jointly and severally, guaranteed on a senior secured basis the payment of the principal of, premium, if any, and interest on the notes being registered hereby. These guarantors are registering the guarantees.
(4)	Pursuant to Rule 457(n) under the Securities Act, no additional fee is required.

           The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

                                            Table of Co-Registrants

                                            State or Other
                                            Jurisdiction of          Primary Standard
     Exact Name of Co-Registrant as         Incorporation or         Industrial Classification    I.R.S. Employer
     Specified in its Charter*              Organization             Code Number                  Identification Number

NationsRent, Inc.                             Delaware                     7353                      51-0453039
Las Olas Fourteen Corporation                 Delaware                     7353                      51-0453035
Las Olas Twelve Corporation                   Delaware                     7353                      14-1875915
NRGP, Inc.                                    Delaware                     7353                      65-0843067
NationsRent USA, Inc.                         Delaware                     7353                      65-0912181
NationsRent West, Inc.                        Delaware                     7353                      65-0878190
Logan Equipment Corp.                         Delaware                     7353                      65-0872986
NationsRent Transportation Services, Inc.     Delaware                     7353                      65-0922026
BDK Equipment Company, Inc.                   California                   7353                      68-0119376
NR Delaware, Inc.                             Delaware                     7353                      65-0925088
NationsRent of Texas, LP                      Delaware                     7353                      65-0925092

____________________

          * The address and telephone number of the principal executive offices of each of the co-registrants is c/o NationsRent Companies, Inc., 450 East Las Olas Boulevard, Suite 1400, Fort Lauderdale, FL 33301, (954) 760-6550.

SUBJECT TO COMPLETION, DATED APRIL 1, 2004

PRELIMINARY PROSPECTUS

$250,000,000

[Insert Logo]

NationsRent Companies, Inc.

Offer to exchange all outstanding 9 ½% Senior Secured Notes due 2010 for 9 ½% Senior Secured Notes due 2010, which have been registered under the Securities Act of 1933.

The Offering:

•	The securities offered by this prospectus are senior secured notes, which are being issued in exchange for senior secured notes sold by us in our private placement that we consummated on October 23, 2003. The new notes are substantially identical to the outstanding notes (referred to in this prospectus as the "original notes") and are governed by the same indenture governing the original notes.

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 12:00 midnight, New York City time, on ___, 2004, which is 30 days after the commencement of the exchange offer, unless extended. We do not currently intend to extend the expiration date.

The New Notes:

•	The terms of the new notes to be issued in the exchange offer are substantially identical to the original notes, except that the new notes will be freely tradable.

Broker Dealers:

•	Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. The letter of transmittal states that, by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

•	This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where the original notes were acquired by the broker-dealer as a result of market-making activities or other trading activities.

•	We have agreed that, for a period of 90 days after the consummation of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with the resale of new notes. See "Plan of Distribution."

           See "Risk Factors," beginning on page 13, for a discussion of some factors that should be considered by holders in connection with a decision to tender original notes in the exchange offer.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________, 2004

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

INDUSTRY DATA

          In this prospectus we refer to industry data obtained from third party sources. Although we believe the industry data to be reasonable and reliable, in certain cases the data cannot be verified by information available from independent sources. Accordingly, we cannot assure you that the industry data are accurate.

FORWARD-LOOKING STATEMENTS

           We make "forward-looking statements" throughout this prospectus. Whenever you read a statement that is not solely a statement of historical fact (such as when we state that we "believe," "expect," "anticipate" or "plan" that an event will occur, and other similar statements), you should understand that our expectations may not be correct, although we believe they are reasonable, and that our plans may change. We do not guarantee that the transactions and events described in this prospectus will happen as described or that any positive trends noted in the prospectus will occur or will continue. The forward-looking information contained in this prospectus is generally located under the section headings "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," but may be found in other locations as well. These forward-looking statements generally relate to our strategies, plans and objectives for future operations and are based upon our current plans and beliefs or estimates of future results or trends.

           Forward-looking statements regarding our present plans or expectations for new product and service offerings, capital expenditures, sales, cost-saving strategies, growth, and business strategies involve risks and uncertainties relative to return expectations and related allocation of resources, and changing economic or competitive conditions, as well as the negotiation of agreements with third parties, which could cause actual results to differ from present plans or expectations, and such differences could be material. Similarly, forward- looking statements regarding our present expectations for operating results and cash flow involve risks and uncertainties relative to these and other factors, such as the ability to increase revenues, to diversify the revenue stream and/or to achieve cost reductions (and other factors discussed under the section entitled "Risk Factors" or elsewhere in this prospectus), which also would cause actual results to differ from present plans. Such differences could be material.

          You should read this prospectus in its entirety and with the understanding that actual results in the future may be materially different from what we presently expect. We will not update these forward-looking statements, even if our situation or expectations change in the future.

TRADEMARKS AND TRADE NAMES

           NATIONSRENT, the NATIONSRENT diamond logo, 1-800-NO SWEAT and "NO SWEAT" are registered service marks of NationsRent West, Inc. (R) 2003 NationsRent West, Inc. All rights reserved.

          This prospectus also includes trade names and trademarks of other companies. Our use or display of other parties' trade names or trademarks is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, the trade name or trademark owners.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

          We have filed with the SEC a registration statement on Form S-4 with respect to the new notes offered in this prospectus. This prospectus is a part of the registration statement and, as permitted by the SEC's rules, does not contain all of the information presented in the registration statement. Whenever a reference is made in this prospectus to one of our contracts or other documents, please be aware that this reference is not necessarily complete and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of this registration statement , including exhibits to the registration statement, at the SEC's public reference room referred to below. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC also are available to the public through the SEC's internet site at http://www.sec.gov.

          Upon effectiveness of the registration statement of which this prospectus is a part, we will become subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance with the Exchange Act we will file annual, quarterly and current reports with the SEC. The Exchange Act file number for our SEC filings is ____. You may read and copy any document we file at the following SEC public reference rooms:

Judiciary Plaza                     175 West Jackson Blvd.          233 Broadway, 13th Floor
450 Fifth Street, N.W.              Suite 900                       Suite 1300
Rm. 1200                            Chicago, Illinois  60604        New York, New York  10013
Washington, D.C.  20549

          You may request copies of the registration statement of which this prospectus is a part, and the exhibits thereto, at no cost, by telephone at (954) 760-6550 or by mail at: NationsRent Companies, Inc., 450 East Las Olas Boulevard, Suite 1400, Fort Lauderdale, Florida, 33301, Attention: Investor Relations.

          In order to obtain timely delivery, you must request documents from us no later than ___________, 2004, which is five days before the expiration of the exchange offer.

           We have agreed that, if we are not subject to the informational requirements of Sections 13 or 15(d) of the Exchange Act, we will furnish to holders and beneficial owners of the notes and to prospective purchasers designated by such holders the information required to be delivered pursuant to Rule 144(A)(d)(4) under the Securities Act to permit compliance with Rule 144A in connections with resales of the notes. References to the "notes" in prospectus refer to both the "original notes" and the "new notes," unless the context otherwise requires.

TABLE OF CONTENTS

Page

Industry Data

Forward-Looking Statements

Trademarks and Trade Names

Where You Can Find Additional Information

Prospectus Summary

Risk Factors

Use of Proceeds

Capitalization

Selected Consolidated Historical Financial Data

Management's Discussion and Analysis of Financial Condition and Results of Operations

Business

Management

Security Ownership of Certain Beneficial Owners and Management

Certain Relationships and Related Transactions

Plan of Reorganization

Description of Certain Indebtedness

Description of the New Notes

The Exchange Offer

Material United States Federal Income and Estate Tax Consequences

Plan of Distribution

Legal Matters

Experts

Index to Financial Information	i i i ii 1 13 20 21 22 24 38 44 53 55 57 59 61 97 106 107 107 107 109

          You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different from that contained in this document. This document may be used only where it is legal to sell these securities. The information in this document may be accurate only on the date of this document.

PROSPECTUS SUMMARY

           This summary highlights information that we believe is especially important concerning our business and this exchange offer. It does not contain all of the information that may be important to you and to your investment decision. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus. You should carefully read this entire prospectus and should consider, among other things, the matters described in the section entitled "Risk Factors" before making an investment decision. For a discussion of the reorganization transactions pursuant to which we emerged from bankruptcy, please see the section entitled "Plan of Reorganization" in this prospectus. In this prospectus, unless indicated otherwise, "the Company," "NationsRent," "we," "us" and "our" refer to NationsRent Companies, Inc., the issuer of the notes, and its subsidiaries. Also, the use of these terms in this document means the "old" NationsRent, Inc. prior to June 13, 2003 (such date, being the date of the effectiveness of the plan of reorganization, is referred to in this prospectus as the "effective date"), and the "new" NationsRent Companies, Inc., as the ultimate parent of the reorganized NationsRent, Inc. after the effective date. References to "predecessor" refer to the "old" NationsRent, Inc., prior to the effective date.

Our Company

          We are one of the largest full-service equipment rental companies in the United States, with 265 rental center locations in 26 states, as of January 31, 2004. Many of these locations have been operating in their respective markets for more than 35 years. We offer a comprehensive line of equipment for rent to a broad range of construction, industrial and homeowner customers, including general contractors, subcontractors, highway contractors, manufacturing plants, distribution centers and other commercial businesses. We also sell new and used equipment, parts, supplies, maintenance and repair services. As of January 31, 2004, we operated 99 of our stores at the home improvement centers of Lowe's Companies, Inc., or Lowe's, the world's second largest home improvement retailer. These locations are operated pursuant to a strategic alliance agreement. Revenue from our Lowe's locations for the year ended December 31, 2003 comprised less than 10% of our total revenue.

Our History

           NationsRent was founded in August 1997 by a group of private investors from outside of the equipment rental industry. The founders pursued a leveraged "roll-up" strategy by acquiring 58 independent equipment rental companies at historically high cash flow multiples. Collectively, the acquired companies had annualized pre-acquisition revenue of over $600 million. We believe that the Company's original consolidation strategy failed to recognize the critical importance of a local market focus and diversified revenue streams. The Company was successful in identifying and acquiring well-run, market-dominant equipment companies with significant equipment rental revenue. The pre-acquisition profitability of these companies was driven by providing a full range of services to their customers, including: sales of new equipment as dealers, sales of factory authorized parts and repair services, and merchandising and ancillary services that were unique to their local markets. The Company, however, focused almost exclusively on rental revenue, de-emphasized other revenue streams, such as the sale of new equipment and services, and attempted to standardize product offerings at all of its locations. This strategy resulted in a significant disruption to the acquired companies' customer base because it failed to adequately meet customers' needs.

          The Company's total debt plus operating lease obligations as of December 31, 2000 was approximately $1.6 billion, which coincided with increased industry competition as other "roll-up" companies abandoned the "growth through acquisition" strategy and increased their efforts to grow market share by cutting rental rates. The Company's highly leveraged capital structure could not withstand the increased competitive environment, which severely impacted the Company's liquidity during most of 2001. The Company filed for protection under Chapter 11 of Title 11, or Chapter 11, of the United States Code, or the Bankruptcy Code, on December 17, 2001, or the Petition Date, with total obligations of approximately $1.2 billion and tangible assets with a book value of approximately $689.3 million.

           Phoenix Rental Partners, LLC and certain of its affiliates, or Phoenix, was formed by a team of experienced equipment rental industry professionals for the specific purpose of acquiring an interest in the debt of old NationsRent in the secondary markets during the Chapter 11 proceedings. As of the effective date, Phoenix had acquired $162.2 million of the Company's outstanding prepetition senior secured bank debt, or Pre-Petition Debt. As of the effective date, The Baupost Group, L.L.C., or Baupost, an investment firm managing approximately $4.7 billion of equity capital, and its affiliates had acquired $237.9 million of the Company's outstanding Pre-Petition Debt. As holders of a majority of our Pre-Petition Debt, Phoenix and Baupost facilitated a consensual plan of reorganization (the "plan of reorganization"), pursuant to which the Company and its subsidiaries emerged from bankruptcy on the effective date, along with the Company, the Official Committee of Unsecured Creditors and other holders of the Company's Pre-Petition Debt. This plan of reorganization received sufficient votes to be confirmed upon the issuance of a final order signed on May 14, 2003, pursuant to which certain of the claimants received equity in the reorganized Company and an aggregate principal amount of $30.0 million of unsecured convertible subordinated notes due 2008, or the convertible subordinated notes. In addition, on the effective date, Baupost invested an additional $80.0 million in the Company, or the Baupost Investment, through the purchase of $40.6 million of common stock, $24.2 million of preferred stock and an aggregate principal amount of $15.2 million of the convertible subordinated notes. The Company emerged from bankruptcy protection on June 13, 2003.

Industry Overview

           Based on industry sources, we estimate that the U.S. equipment rental industry has grown from approximately $6.6 billion in annual rental revenue in 1990 to approximately $23.7 billion in 2002, representing a compound annual growth rate of approximately 11.3%. However, industry growth for the last three years was significantly lower than the historical long-term growth rate of the industry due to the slowdown in the U.S. economy.

          We believe that the principal driver of the historical long-term growth rate in the equipment rental industry, in addition to general economic expansion, has been the increased recognition by equipment users of the many advantages that equipment rental offers compared with ownership. These advantages include:

•	avoiding the large capital investment required for equipment purchases;

•	converting fixed costs to variable costs;

•	accessing a broader selection of specialized equipment and selecting the equipment best suited for a particular job; and

•	reducing storage, maintenance, insurance and down-time costs.

           While the construction industry has been the principal user of rental equipment, industrial companies and utilities are increasingly using rental equipment for plant maintenance, plant turnarounds and other functions requiring the periodic use of equipment.

Competitive Strengths

           Conservative Capital Structure Relative to Industry Competitors. As of December 31, 2003, we had total funded debt of $288.3 million and equity capital of $181.2 million. We believe this conservative capital structure provides us with a competitive advantage because it gives us enhanced operational flexibility relative to our more highly-leveraged competitors.

           Geographic, Customer, Service and Product Diversity. As of January 31, 2004, we had 265 rental locations in 26 states. We serve a broad range of construction, industrial and homeowner customers including general contractors, subcontractors, highway contractors, manufacturing plants, distribution centers and commercial businesses. For the year ended December 31, 2003, our top ten customers accounted for less than 5% of our rental revenue and no customer accounted for more than 0.5% of our rental revenue. We have existing capabilities to offer a full range of rental services and non-rental services, which include a wide range of equipment parts and merchandise, and repair and maintenance services for customer-owned equipment. We believe that this combination of geographic, customer, service and product diversity provides us with many advantages, which include:

•	enabling us to better serve customers from multiple locations;

•	allowing us to provide a "one-stop" shop for our customers;

•	helping us to achieve favorable resale prices for used equipment by giving us access to resale markets across North America and by allowing us to market used equipment directly to end-user customers;

•	reducing our dependence on any particular customer; and

•	reducing the impact that fluctuations in local and regional economic conditions have on our overall financial performance.

           Strong Nationally-Recognized Brand. As a result of a significant branding investment by the Company since its formation, NationsRent has developed a nationally-recognized brand supported by a highly distinctive logo and a uniform clean storefront image. We believe this well-established brand enables us to expand our customer base and attract a broader range of customers, including large customers with operations in a variety of geographic markets.

           Access to Retail Customer Base. Our NationsRent at Lowe's locations provide us access to the do-it-yourself and small-to-medium contractor customer base. By managing these NationsRent at Lowe's locations, we believe that we have developed an expertise in using high traffic retail space to leverage the products and services available at our stand-alone hub and satellite locations. The NationsRent at Lowe's locations, and other high traffic locations we may develop, further diversify our customer base, increase cross-selling potential and enhance brand awareness.

           Experienced Management Team. As part of the reorganization, we installed a new senior management team with individuals who possess an average of 20 years of direct industry experience. The team is led by Jeff Putman, who is our Chief Executive Officer. In addition to extensive industry experience, the new senior management team brings a history of mutually beneficial relationships with a number of key manufacturers in the industry. Over time, these relationships are expected to enable the Company to establish attractive financing terms, purchase discounts and sales and service arrangements.

Business Strategy

           Diversify Our Revenue Base. For the year ended December 31, 2003, our revenue mix was 87% rental revenue and 13% sale of equipment, parts, repair and maintenance and other ancillary services. Over time, we will return the Company's revenue mix to a diversified base of customer services. In addition to our focus on growing rental revenue we will also seek to grow:

•	sales of new and used equipment;

•	in-shop and on-site maintenance and repairs for our customers;

•	sales of parts; and

•	sales of related merchandise and complementary services.

           We expect that this diversification will provide greater customer satisfaction and retention, as well as improved profitability and return on investment, since these non-rental services require minimal additional capital investment. To achieve these goals, we recently have modified the compensation arrangements for our sales personnel and management to provide incentives for them to sell the full range of our product and service offerings.

           Focus on Our Customers, Fleet and People. We are focused on becoming more responsive to our customers and optimizing our fleet by:

•	Reducing the layers of management from five to four, dividing our territory into six regions instead of three, and installing a regional vice president for each of these regions who reports directly to the chief executive officer.

•	Transitioning our core rental fleet from over 100 manufacturers' brands to ten to fifteen leading manufacturers' brands. Over time, we believe this transition will have a positive impact on customer service, repair and maintenance costs, parts inventory, operator and mechanic training, and overall fleet performance.

•	Initiating training and development programs for our employees. These programs are designed to build business skills at the local level and allow store management to tailor our products and service offerings to meet customers' needs.

           Leverage Our Infrastructure. The businesses that NationsRent acquired during its "roll-up" phase were collectively generating over $600 million in annualized revenue. Because we generated only $486.9 million in revenue for the year ended December 31, 2003, we believe our infrastructure is significantly underutilized. We believe that with our new industry-experienced management team implementing their business strategy this infrastructure can produce significantly more revenue than we are currently generating.

           We are a Delaware corporation and our headquarters are located at 450 East Las Olas Boulevard, Suite 1400, Fort Lauderdale, Florida 33301. Our telephone number is (954) 760-6550 and our website is located at http://www.nationsrent.com. The content of our website is not part of this prospectus.

Summary of Terms of the Exchange Offer

           References to "notes" in this prospectus are references to both the original notes and the new notes.

           In connection with the issuance of the notes, we entered into a registration rights agreement in which we agreed to deliver to you this prospectus and complete the exchange offer. If the exchange offer is not consummated within 330 days following October 23, 2003, then the per annum interest rate on the notes will increase. In the exchange offer, you are entitled to exchange your original notes for new notes which are identical in all material respects to the original notes except that:

•	the new notes have been registered under the Securities Act,

•	the new notes are not entitled to registration rights under the registration rights agreement, and

•	some of the contingent interest rate provisions of the registration rights agreement are no longer applicable.

The Exchange Offer	We are offering to exchange up to $250 million aggregate principal amount of new 9½% senior secured notes due 2010 for up to $250 million aggregate principal amount of outstanding 9½% senior secured notes due 2010; and

Outstanding original notes may be exchanged only in integral multiples of $1,000.

Expiration Date	12:00 midnight., New York City time, on ______________, 2004, which is 30 days after the commencement of the exchange offer, unless we extend the exchange offer.

Accrued Interest on the Notes
Interest on the new notes will accrue (A) from the later of: (i) the last date on which interest was paid on the original notes tendered in exchange therefor; or (ii) if the original notes are surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date; or (B) if no interest has been paid on such original note, from the issue date of the original notes.

Conditions to the Exchange Offer	The exchange offer is conditioned upon some customary conditions that we may waive and upon compliance with securities laws.

Procedures for Tendering Original Notes	Each holder of original notes wishing to accept the exchange offer must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; or

•	arrange for The Depository Trust Company, or DTC, to transmit required information in accordance with DTC's procedures for transfer to the exchange agent in connection with a book-entry transfer.

You must mail or otherwise deliver this documentation together with the original notes to the exchange agent.

By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

•	if you are a broker-dealer that will receive new notes for your own account in exchange for original notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the new notes; and

•	you are not an "affiliate," as defined in Rule 405 of the Securities Act, of ours or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Special Procedures for Beneficial Holders
If you beneficially own original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your original notes, either arrange to have your original notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures	You must comply with the applicable procedures for tendering under the section entitled "The Exchange Offer-Guaranteed Delivery Procedures" if you wish to tender your original notes and:

•	time will not permit your required documents to reach the exchange agent by the expiration date of the exchange offer; or

•	you cannot complete the procedure for book-entry transfer on time; or

•	your original notes are not immediately available.

Withdrawal Rights	You may withdraw your tender of original notes at any time before the exchange offer expires, unless previously accepted for exchange. Any original notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Failure to Exchange Will Affect You Adversely
If you are eligible to participate in the exchange offer and you do not tender your original notes, you will not have further exchange or registration rights and you will continue to be restricted from transferring your original notes. Accordingly, the liquidity of the original notes will be adversely affected.

Federal Tax Considerations	We believe that the exchange of the original notes for the new notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. A holder's holding period for new notes will include the holding period for original notes, and the adjusted tax basis of the new notes will be the same as the adjusted tax basis of the original notes exchanged. See "Material United States Federal Income and Estate Tax Consequences."

Exchange Agent	Wilmington Trust Company, trustee under the indenture under which the new notes will be issued, is serving as exchange agent. The address and telephone number of the exchange agent are set forth in the section captioned "Exchange Offer-Exchange Agent" of this prospectus.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Resale	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new notes issued in the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the new notes in the ordinary course of your business;

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of new notes; and

•	you are not an "affiliate" of ours within the meaning of Rule 405 of the Securities Act.

Each participating broker-dealer that receives new notes for its own account during the exchange offer in exchange for original notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Prospectus delivery requirements are discussed in greater detail in the section captioned "Plan of Distribution."

Any holder of outstanding notes who:

•	is an affiliate of ours;

•	does not acquire new notes in the ordinary course of its business; or

•	tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of new notes, cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the new notes.

Shelf Registration Statement	Under certain circumstances, certain holders of original notes (including holders who are not permitted to participate in the exchange offer or who may not freely resell registered notes received in the exchange offer) may, by giving us written notice, require us to file, and cause to become effective, a shelf registration statement under the Securities Act, which would cover resales of original notes by these holders. See "Description of Notes-Registration Rights Agreement."

Summary Terms of the New Notes

           The summary below describes the principal terms of the new notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the New Notes" section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

Issuer	NationsRent Companies, Inc.

Securities Offered	The form and terms of the new notes will be the same as the form and terms of the original notes except that:

•	the new notes will bear a different CUSIP number from the original notes;

•	the new notes will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

•	you will not be entitled to any exchange or registration rights with respect to the new notes.

The notes evidence the same debt as the original notes. They will be entitled to the benefits of the indenture governing the original notes and will be treated under the indenture as a single class with the original notes.

Maturity Date	October 15, 2010

Interest	The notes bear cash interest at the rate of 9 ½% per annum (calculated using a 360-day year), payable semi-annually in cash in arrears. Payment frequency--every six months on October 15 and April 15. First payment--April 15, 2004.

Guarantees	All of our existing subsidiaries guarantee, and all of our future restricted subsidiaries will guarantee, the notes on a senior secured basis.

Ranking	The notes are our senior secured obligations and rank equally with our existing and future senior debt, and senior to our existing and future subordinated debt. The guarantees (the "guarantees") are senior secured obligations and rank equally with existing and future senior debt of such subsidiaries.

Subject to limitations, we may incur obligations secured by assets other than the Collateral (as described below in the section entitled "Description of the New Notes--Certain Definitions") for the notes. The notes are effectively subordinated to these other obligations to the extent of the assets subject to these other obligations. These other obligations may include:

•	Capitalized Lease Obligations (as defined in the section entitled "Description of the New Notes--Certain Definitions");

•	Purchase Money Indebtedness (as defined in the section entitled "Description of the New Notes--Certain Definitions");

•	our senior secured revolving working capital facility (the "working capital facility") secured by all of our and our subsidiaries' existing and after-acquired tangible and intangible assets, except for our rental equipment, inventory and real estate, and secured by a first priority pledge of the capital stock of our subsidiaries; and

•	obligations secured by assets released from the Collateral for the notes.

The deposit and other accounts securing the working capital facility also may hold proceeds of the Collateral for the notes. In that case, the notes may be effectively subordinated to the working capital facility to the extent of those proceeds.

We also may incur additional obligations that will rank equally and be secured ratably with the notes (defined as "Ratable Obligations" in the section entitled "Description of the New Notes—Certain Definitions"), if the ratio (the "Collateral Value Coverage Ratio") of Collateral Value to the principal amount of notes and the Ratable Obligations outstanding less Net Cash (each of Ratable Obligations, Collateral Value and Net Cash as defined below in the section entitled "Description of the New Notes—Certain Definitions") exceeds 2.0 to 1.0 after we incur the obligations.

Security Interest	The new notes and the guarantees will be secured by a first priority lien (subject to certain Permitted Liens and other liens more fully described in the section entitled "Description of the New Notes") on substantially all of our and our subsidiaries' rental equipment, other than titled vehicles and rental equipment released from the Collateral in accordance with the indenture governing the notes.

We are entitled to release specifically identified Collateral if our Collateral Value Coverage Ratio will exceed 2.0 to 1.0 after the release. We may use the released Collateral to secure obligations otherwise permitted by the notes.

The Collateral securing the notes do not include our rent receivables, the cash proceeds of those receivables, the accounts into which those proceeds are deposited, rental contracts, or chattel paper, nor does it include assets subject to Purchase Money Indebtedness or Capitalized Lease Obligations.

The security interest of the holders of the notes is subject to important limitations and exceptions described under "Risk Factors—Risks Relating to this Offering" and "Description of the New Notes".

Optional Redemption	After October 15, 2007, we may redeem some or all of the notes at the following percentages of their principal amount, plus accrued and unpaid interest to the date of redemption if any:

For the period below On or after October 15, 2007 On or after October 15, 2008 October 15, 2009 and thereafter	Percentage 104.750% 102.375% 100.000%

Prior to October 15, 2006, we may redeem up to 35% of the notes with the net proceeds of an equity offering at 109.500% of their principal amount, plus accrued interest. However, at least 65% of the aggregate principal amount of the notes originally issued in the original notes offering must remain outstanding after such a redemption.

Change of Control Offer	If we undergo a Change of Control (as defined in the section entitled "Description of the New Notes—Certain Definitions"), we will make an offer to each holder to repurchase all or a portion of their notes at 101% of their principal amount, plus accrued interest.

Asset Sale Proceeds	If we sell assets outside the ordinary course of business, we generally must either invest the net cash proceeds from such sales in our business, prepay the debt under our working capital facility, or offer to purchase notes and Ratable Obligations with a similar repurchase-offer requirement in a principal amount equal to the excess net cash proceeds.

The purchase price of the notes and Ratable Obligations in any such offer will be 100% of their principal amount, plus accrued interest.

Covenants	The indenture governing the notes contains covenants limiting our (and our restricted subsidiaries') ability to:

•	incur additional indebtedness or enter into sale and leaseback transactions;

•	repay subordinated indebtedness before stated maturities;

•	repay any subordinated indebtedness, including our convertible subordinated notes, at the stated maturity if we are in default under the indenture for the notes, or such repayment would cause us to be in default;

•	restrict dividends, distributions or other payments from our subsidiaries;

•	pay dividends, redeem or repurchase our stock or make other distributions;

•	make investments or acquisitions;

•	permit Liens (as defined in the section entitled "Description of the New Notes--Certain Definitions") on our assets;

•	enter into transactions with our stockholders and affiliates;

•	merge, consolidate or transfer all or substantially all of our assets; and

•	transfer assets.

Exchange Offer; Registration Rights
You have the right to exchange the original notes for new notes with substantially identical terms. This exchange offer is intended to satisfy that right. The new notes will not provide you with any further exchange or registration rights.

No Listing	We do not intend to list the notes on any securities exchange.

For more information about the new notes, see "Description of the New Notes."

You should refer to "Risk Factors" for an explanation of certain risks of investing in the new notes.

Summary Consolidated Historical Financial Data

           The following table contains summary historical financial information derived from our audited consolidated financial statements for the years ended December 31, 2001 and 2002, the five months ended May 31, 2003 and the seven months ended December 31, 2003. You should read this summary financial data together with the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Consolidated Historical Financial Data," and our consolidated financial statements and related notes contained elsewhere in this prospectus.

           The summary financial data presented includes the periods from January 1, 2001 through May 31, 2003 (referred to in this prospectus as the "predecessor period") and the period from June 1, 2003 through December 31, 2003 (referred to in this prospectus as the "successor period"). On June 13, 2003, we emerged from bankruptcy protection pursuant to the terms of the plan of reorganization. The adoption of the principles required by Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (referred to in this prospectus as "Fresh-Start Reporting") as of June 1, 2003 materially changed the amounts previously recorded in the consolidated financial statements of NationsRent, Inc. and its subsidiaries prior to their emergence from bankruptcy (referred to in this prospectus as the "predecessor company"). As a result of the adoption of Fresh-Start Reporting, the post-emergence financial statements of NationsRent Companies, Inc. (referred to in this prospectus as the "successor company"), which is the ultimate parent of the company into which the predecessor company merged on the effective date, are not comparable to the predecessor company's pre-emergence financial statements, because they are in effect those of a new entity.

                                                                                               Successor
                                                              Predecessor Period                 Period
                                                  -----------------------------------------   ------------
                                                                                Five Months   Seven Months
                                                                                   Ended         Ended
                                                    Year Ended December 31,       May 31,     December 31,
                                                   -------------------------    -----------   ------------
                                                      2001           2002           2003          2003
                                                   ----------     ----------    -----------   ------------
                                                                   (dollars in thousands)
Statement of Operations Data:
  Equipment Rentals.............................   $  499,040     $  419,057    $  155,567     $  268,704
  Sales of Equipment, Merchandise, Service,
     Parts & Supplies...........................       95,619         43,084        20,507         42,137
                                                   ----------     ----------    -----------   ------------
  Total Revenue.................................      594,659        462,141       176,074        310,841
  Gross Profit (Loss)...........................      111,152         17,101        (2,218)        79,771
  Operating Loss(1).............................     (830,500)       (94,503)      (46,490)        (1,353)
Other Financial Data:
  EBITDA(2).....................................   $ (727,209)    $     (449)   $   (2,612)    $   68,258
                                                   ==========     ==========    ===========   ============
  Depreciation and Amortization.................      103,291         94,054        43,878         69,611
  Capital Expenditures, net(6)..................      (42,049)        34,595        11,879        132,353
  Ratio of Earnings to Fixed Charges (3)........          (4)            (4)           (4)            (4)
  Interest Expense..............................      110,467         34,389         3,164         15,790
  Rent Expense..................................      117,746        113,285        35,931         19,856

                                             At December 31, 2003
                                             --------------------
                                            (dollars in thousands)

          Balance Sheet Data:
            Cash and Cash Equivalents......   $        48,644
            Rental Equipment, net..........           347,076
            Property and Equipment, net....            60,948
            Total Assets...................           578,635
            Total Debt(5)..................           288,286
            Total Stockholders' Equity.....           181,168

____________________

(1)	In the quarter ended December 31, 2001, as a result of significant historical and projected cash flow losses and the uncertainty surrounding our ability to restructure our capital structure in a satisfactory manner under the reorganization, we determined that the carrying value of our net assets exceeded the projected future undiscounted cash flows. Accordingly, we recognized an operating charge for the permanent impairment of the entire unamortized balance of intangible assets related to acquired businesses of approximately $770.8 million in such quarter. Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." Under SFAS No. 142, the Company discontinued the amortization of goodwill. Had SFAS No. 142 been in effect for all periods presented, operating income (loss) would have been $(810.6) million for 2001.

(2)	Earnings before interest, taxes, depreciation and amortization ("EBITDA") is defined as net income (loss) plus cumulative change in accounting principle, net of tax, plus benefit for income taxes, plus reorganization items, net, plus other (income) expense, plus interest expense, net and plus depreciation and amortization. EBITDA is not intended to represent cash flow from operations in accordance with generally accepted accounting principles ("GAAP") and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. EBITDA is one measure by which we assess our financial performance. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA is calculated as follows:

                                                                                               Successor
                                                              Predecessor Period                 Period
                                                  -----------------------------------------   ------------
                                                                                Five Months   Seven Months
                                                                                   Ended         Ended
                                                    Year Ended December 31,       May 31,     December 31,
                                                   -------------------------    -----------   ------------
                                                      2001           2002           2003          2003
                                                   ----------     ----------    -----------   ------------
                                                                   (dollars in thousands)
     Net Income (Loss)........................     $ (942,397)    $ (160,629)   $ 1,351,557   $   (15,014)
     Plus: Cumulative Change in
       Accounting Principle, net of tax.......          1,359             --             --            --
     Plus: Benefit for Income Taxes...........         (9,815)            --             --            --
     Plus: Reorganization Items, net..........         11,333         32,061     (1,401,121)           --
     Plus: Other (Income) Expense.............           (731)          (324)           (90)       (2,041)
     Plus: Interest Expense, net..............        109,751         34,389          3,164        15,702
     Plus: Depreciation and Amortization......        103,291         94,054         43,878        69,611
     EBITDA...................................     $ (727,209)    $     (449)   $    (2,612)  $    68,258
(3)	For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before reorganization items, provision (benefit) for income taxes and cumulative effect of change in accounting principle plus fixed charges. Fixed charges consist of interest (expenses and capitalized) on all indebtedness, plus a proportion of rental expense deemed to be representative of the interest factor.

(4)	Earnings for the period are inadequate to cover fixed charges. For the year ended December 31, 2001 and 2002, the five months ended May 31, 2003 and the seven months ended December 31, 2003, the deficit to fixed charges was $939.5 million, $128.6 million, $49.6 million and $15.0 million, respectively.

(5)	Total Debt is net of unamortized debt issuance costs of approximately $8.3 million.

(6)	Capital expenditures, net is defined as purchases of rental equipment and property and equipment less proceeds from sale of rental equipment and property and equipment.

RISK FACTORS

           In addition to the other information set forth in this prospectus, you should carefully consider the following risks before tendering original notes in exchange for new notes. If any of the following risks actually occur, our business, financial condition and/or operating results could be materially adversely affected, which, in turn, could adversely affect our ability to pay interest and/or principal on the notes. The value of the notes could decline, and you could lose all or part of your investment. The risks described below are not the only risks facing us. Additional risks and uncertainties currently not known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results.

Risks Related to Our Business and Our Industry

We recently have experienced operating losses that may continue in future periods.

           We recently have experienced operating losses. We cannot assure you that we will be able to generate net income in the future. Continued operating losses, and the resulting impact on operating cash flow, could adversely affect our financial condition and our ability to obtain financing in the future.

Disruptions in our information technology systems could adversely affect our operating results by limiting our capacity to effectively monitor and control our operations.

           Our current point of sale system facilitates our ability to monitor and control our operations. The system was designed primarily to support a rental business model which is not consistent with our new strategy to diversify our revenue mix to increase our volume of sales of new and used equipment, merchandise, parts and service. As such, our current systems do not adequately support our strategy for the future. In addition, our current systems are not sufficiently sophisticated to support an automation of manual controls and processes. Limitations such as these have led us to consider replacing our point of sale system. Any disruptions in our current systems or in connection with a transition to a new point of sale system or the failure of such systems to operate as expected could, depending on the magnitude of the problem, adversely affect our operating results by limiting our capacity to monitor and control effectively our operations and adjust to changing market conditions.

Our rental fleet is subject to residual value risk upon disposition.

           The market value of any given piece of your Collateral could be less than its depreciated value at the time it is sold. The market value of such Collateral is dependent upon several factors, including:

•	the market price for new equipment of a like kind;

•	wear and tear on the equipment relative to its age;

•	the time of year that it is sold (generally prices are higher during the construction season for the market);

•	worldwide and domestic demand for used equipment; and

•	general economic conditions.

Our business is dependent on construction and industrial activity and equipment capacity.

           Our equipment is primarily used in construction and industrial activity. The growth rate in the equipment rental industry continued to slow in 2003, largely as a result of slowing construction activity primarily in the non-residential building segment. Combined with the generally weak United States economy, this contraction led to decreased demand and pricing for our equipment, which has had a material adverse effect on our business, financial condition and results of operations. In the past three years, the equipment rental industry has had significant excess equipment capacity. We cannot assure you that currently there is not excess capacity in the markets that we serve and if such excess capacity exists it will not have an adverse effect on our future operating performance.

We may not be able to execute our new business strategy.

           Since our emergence from bankruptcy, our new management team has begun implementing our new business strategy, which emphasizes a diversification of our customer and service base, a decentralized management structure, a revitalized focus on our local managers' and regional customers' needs, better utilization of our infrastructure, and further development of strategic relationships. Making the transition to our new business model could cause significant disruptions in the Company and with our customers. We cannot assure you that we will have adequate management and financial resources to achieve the goals of our new business strategy.

All of the leases for our NationsRent at Lowe's locations expire in 2008 and renewal or relocation of such leases is uncertain.

           Pursuant to the terms of the strategic alliance agreement, Lowe's has elected not to continue to open additional NationsRent at Lowe's locations at this time. As of January 31, 2004, we had opened 99 NationsRent at Lowe's locations. We will complete the store-opening phase of our strategic alliance agreement with Lowe's by opening our 100th NationsRent at Lowe's location in June 2004. Our existing leases at these Lowe's locations expire on October 31, 2008. We cannot assure you that Lowe's will allow us to renew any of those leases or offer to renew such leases on terms that are commercially acceptable to us. If the leases for the NationsRent at Lowe's locations are not renewed, we may be required to close or relocate all of these locations at substantially the same time. If we were unable to relocate such locations within their respective markets to comparable high traffic, retail space, it could have a material adverse effect on our business, financial condition or results of operations.

           The strategic alliance agreement with Lowe's also subjects us to certain non-competition and exclusivity provisions, most of which expire on December 31, 2004, but some of which, primarily geographic restrictions, continue for the duration of our existing leases.

The equipment industry is highly competitive.

           Our competitors include large national companies, equipment manufacturers, regional corporations, smaller independent businesses and equipment manufacturers and dealers who both sell and rent equipment to customers. We may encounter increased competition from existing competitors or new market entrants, such as equipment manufacturers, that in some instances are significantly larger and have greater financial and marketing resources than we have, or are more geographically diverse than we are.

           We believe that price is one of the primary competitive factors in the equipment rental industry. From time to time, we or our competitors may attempt to compete aggressively by lowering rental rates. To the extent that we lower rental rates to attempt to increase or retain market share, our operating margins may be adversely impacted. In some cases, we may not be able to match larger competitors' rate reductions because of their greater financial resources. If we do not match competitors' rate reductions, we may lose market share, resulting in decreased revenue and cash flow.

Our revenue and operating results are likely to continue to fluctuate.

           Our revenue and operating results have varied from quarter to quarter and we expect that they will continue to fluctuate in the future due to:

•	general economic conditions in our markets;

•	adverse weather conditions;

•	the timing and cost of opening new stores;

•	the effectiveness of integrating acquired businesses and new stores;

•	the timing of fleet expansion capital expenditures;

•	the realization of targeted equipment utilization rates;

•	seasonal rental and purchasing patterns of our customers; and

•	price changes in response to competitive factors.

We must comply with various safety and environmental regulations that may increase expenses and liabilities.

           We are subject to federal, state and local laws and regulations governing occupational health and safety and environmental protection. Under these laws, an owner or operator of real estate may be liable for the costs of removal or remediation of hazardous substances located on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous substances. Some of our existing and former locations use and have used those substances and currently generate, or have generated or disposed of wastes, which are or may be considered hazardous or otherwise are subject to applicable environmental requirements. We currently use hazardous materials such as solvents to clean and maintain our rental equipment and vehicles. We also generate and dispose of waste such as used motor oil, radiator fluid and solvents, and we may be liable under various federal, state and local laws for environmental contamination at facilities where our waste is or has been disposed. In addition, we dispense petroleum products from underground and above-ground storage tanks located at certain rental properties that we own or operate. We incur ongoing expenses associated with the removal of older underground storage tanks and other activities to comply with environmental laws, and we also perform remediation at certain of our locations. We cannot assure you that environmental and safety requirements will not become more stringent or be interpreted and applied more stringently in the future, or that we will not be required to indemnify other parties for adverse environmental conditions that are currently known to us. Such future changes or interpretations, or the indemnification for such adverse environmental conditions, could result in additional environmental compliance or remediation costs not currently anticipated by us, which could have a material adverse effect on our business, financial condition or results of operations.

Potential and certain existing claims against the Company may not be covered by our insurance. Additionally, we may not be able to renew our coverage on terms favorable to us that could lead to increased costs in the event of future claims.

           Our business exposes us to potential claims for personal injury or death resulting from the use of the equipment we rent or sell, and from injuries caused in motor vehicle accidents in which our delivery or service personnel are involved. We have in the past sought to reduce our exposure to such claims by maintaining comprehensive insurance, subject to a deductible. When our current insurance policy covering such claims expires, we may be unable to renew such coverage upon terms acceptable to us, if at all. If we are able to renew our coverage we expect that the premium rates and deductibles will increase as a result of general rate increases for this type of insurance as well as our historical claims experience and that of our competitors in the industry. If we cannot obtain insurance coverage, it could adversely affect our business by increasing our costs with respect to any claims. Additionally, we cannot assure you that existing or future claims will not exceed the level of our present insurance, or that our insurance will continue to be available on economically reasonable or desired terms, if at all.

Risks Related to The Notes

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations on the notes.

           We have substantial indebtedness. As of December 31, 2003, we had approximately $296.6 million of indebtedness. We also have the ability to borrow additional funds under our working capital facility, which are secured by liens on assets excluded from the Collateral for the notes and a first priority pledge of the capital stock of our subsidiaries. Additionally, subject to any restrictions in the indenture and our working capital facility, we may incur additional indebtedness, including the Ratable Obligations or additional indebtedness secured by assets excluded from the Collateral for the notes.

           Our high level of indebtedness could have important consequences to you, including the following:

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

•	we must use a substantial portion of our cash flow from operations to pay interest on the notes and, to the extent incurred, our other indebtedness, which will reduce the funds available to us for other purposes;

•	our high level of indebtedness makes us more vulnerable to economic downturns and adverse developments in our business; and

•	the indenture and documents related to our other debt contain certain covenants that, if violated, could have a material adverse effect on our business and our ability to repay the notes.

           We expect to obtain the cash to pay our expenses and the amounts due under the notes, our working capital facility and other debt from cash flow generated from our operations. Our ability to meet our expenses therefore, depends on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, like economic conditions in the markets where we operate and pressure from our competitors. In addition, our business may not generate sufficient cash flow from operations in the future, and our currently anticipated growth in revenue and cash flow may not be realized on schedule or in amounts sufficient to enable us to repay indebtedness, including the notes, or to fund other liquidity needs. If we do not have enough cash to pay our expenses, we may be required to refinance all or part of our then existing debt (including the notes), sell assets or borrow more cash. We cannot guarantee that we will be able to accomplish any of these alternatives on terms acceptable to us, or at all. In addition, the terms of existing or future debt agreements, including the indenture and the working capital facility, if any, may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve such alternatives could significantly adversely affect the value of the notes and our ability to pay the amounts due under the notes.

Your right to receive payments on the notes and guarantees will be effectively subordinated to other indebtedness. The proceeds from the Collateral securing the notes may not be sufficient to pay all amounts owed under the notes.

           The notes and guarantees will be effectively subordinated, in each case to the extent of the assets securing that indebtedness, to indebtedness that may be incurred under the working capital facility, existing and future Capitalized Lease Obligations, Purchase Money Indebtedness and other obligations secured by assets excluded from the Collateral for the notes. As a result, upon any distribution to our creditors or the creditors of any of our subsidiary guarantors in bankruptcy, liquidation, reorganization or similar proceedings, or following acceleration of our indebtedness or an event of default under such indebtedness, the lenders of such indebtedness will be entitled to be repaid in full from the proceeds of the assets securing such indebtedness before any payment is made to you from such proceeds.

           In addition, we must share pro rata among the notes and the Ratable Obligations the proceeds of the Collateral securing the notes.

           Consequently, there can be no assurance that the liquidation of the Collateral securing the notes would produce proceeds in an amount sufficient to pay the principal of, or premium, if any, and accrued interest and additional interest, if any, on the notes after also satisfying the obligations to pay any other senior secured creditors, even if the fair market value of the Collateral would otherwise be sufficient to pay the amounts owed under the notes. We cannot assure you that the proceeds from the sale of the Collateral securing the notes would be sufficient to pay the amounts due under the notes, even absent other secured indebtedness.

We are a holding company and, therefore, our ability to make payments under the notes and service our other debt depends on cash flow from our subsidiaries.

           We are a holding company. Our only material assets are our ownership interests in our subsidiaries. Consequently, we will depend on distributions or other intercompany transfers from our subsidiaries to make payments under the notes and service our other debt. In addition, distributions and intercompany transfers to us from our subsidiaries will depend on:

•	their earnings;

•	covenants contained in our and their debt agreements, including our working capital facility and the notes;

•	covenants contained in other agreements to which we or our subsidiaries are or may become subject;

•	business and tax considerations; and

•	applicable law, including laws regarding the payment of dividends and distributions.

           We cannot assure you that the operating results of our subsidiaries at any given time will be sufficient to make distributions or other payments to us or that any distributions and/or payments will be adequate to pay any amounts due under the notes or our other indebtedness.

The indenture for the notes and our working capital facility impose significant operating and financial restrictions on us. These restrictions will limit or prohibit, among other things, our ability to:

•	incur additional indebtedness or enter into sale and leaseback transactions;

•	repay subordinated indebtedness prior to stated maturities;

•	repay any subordinated indebtedness, including our convertible subordinated notes, at the stated maturity if we are in default under the indenture for the notes, or such repayment would cause us to be in default;

•	pay dividends, redeem or repurchase our stock or make other distributions;

•	make certain investments;

•	grant liens on our assets;

•	transfer and sell assets or merge, consolidate or transfer all or substantially all of our assets;

•	enter into certain transactions with our stockholders and affiliates;

•	sell stock in our subsidiaries;

•	restrict dividends, distributions or other payments from our subsidiaries; and

•	otherwise conduct necessary corporate activities.

A court could cancel the guarantees under fraudulent conveyance laws or certain other circumstances.

           Subject to limited exceptions, each of our existing subsidiaries guarantee, and each of our future subsidiaries will guarantee, the notes. If, however, a guarantor becomes a debtor in a case under the Bankruptcy Code or foreign bankruptcy or insolvency legislation or encounters other financial difficulty, under federal or state fraudulent conveyance laws or foreign legislation in relation to fraudulent conveyance, reviewable transactions or preferential payments, a court in the relevant jurisdiction might avoid or cancel its guarantee. The court might do so if it found that, when the guarantor entered into its guarantee or, in some states, when payments became due thereunder, it received less than reasonably equivalent value or fair consideration for the guarantee and either was insolvent or was rendered insolvent, was left with inadequate capital to conduct its business, or believed or should have believed that it would incur debts beyond its ability to pay. The court also might avoid a guarantee, without regard to the above factors, if it found that the guarantor entered into its guarantee with actual or deemed intent to hinder, delay, or defraud its creditors.

           Under United States law, a court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee, thereby avoiding or canceling the guarantee, unless the guarantor benefited directly or indirectly from the issuance of the notes. If a court avoided a guarantee, you would no longer have a claim against the guarantor. In addition, the court might direct you to return any amounts already received from the guarantor. If the court were to avoid any guarantee, we cannot assure you that sufficient funds would be available to pay the notes from another guarantor or from any other source.

           The indenture states that the liability of each subsidiary guarantor on its guarantee is limited to the maximum amount that such subsidiary guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent conveyance. This limitation may not protect the guarantees from a fraudulent conveyance challenge, but even if it does, we cannot be certain that the guarantees will be in amounts sufficient, if necessary, to pay all obligations under the notes when due.

There is no existing market for the new notes, and we cannot assure you that an active trading market will develop for the new notes or that you will be able to see your new notes.

           There is no existing market for the new notes, and there can be no assurance as to the liquidity of any markets that may develop for the new notes, your ability to sell your new notes or the prices at which you would be able to sell your new notes. Future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. The initial purchasers of the original notes are not obligated to make a market in the new notes and any market making by them may be discontinued at any time without notice. We do not intend to apply for a listing of the new notes on any securities exchange or on any automated dealer quotation system.

           Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the new notes will be subject to disruptions. Any such disruptions may have a negative effect on you, as a holder of the new notes, regardless of our prospects and financial performance.

If you choose not to exchange your original notes, the present transfer restrictions will remain in force and the market price of your original notes could decline.

           If you do not exchange your original notes for new notes under the exchange offer, then you will continue to be subject to the existing transfer restrictions on the original notes. In general, the original notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the original notes under the Securities Act. You should refer to "Prospectus Summary—Summary of the Exchange Offer" and "The Exchange Offer" for information about how to tender your original notes.

           The tender of original notes under the exchange offer will reduce the principal amount of the original notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the original notes due to a reduction in liquidity.

You may have no effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission in our financial statements included in this prospectus that were audited by Arthur Andersen.

           The consolidated financial statements of the Company as of December 31, 2001 included in this prospectus were audited by Arthur Andersen. In June 2002, Arthur Andersen was convicted by a federal jury of obstruction of justice arising from its destruction of documents relating to a government investigation. Additionally, Arthur Andersen ceased practicing before the SEC on August 31, 2002. These events have prevented us from obtaining Arthur Andersen's consent with respect to the use of those financial statements in this prospectus. Accordingly, you have no effective remedy against Arthur Andersen in the event any false and misleading statements or omissions were contained in those audited financial statements.

Risks Related to Our Recent Reorganization

As a result of our adoption of Fresh-Start Reporting, you will not be able to compare our historical financial statements disclosed in this prospectus with our future financial results.

           As a result of the consummation of our plan of reorganization and the transactions contemplated thereby, we are operating our business under a new capital structure. In addition, since emerging from bankruptcy we became subject to the Fresh-Start Reporting rules, which are further discussed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations — Impact of Recently Issued Accounting Standards" below. Accordingly, our financial condition and results of operations disclosed in future filings with the SEC will not be comparable to the financial condition or results of operations reflected in our historical financial statements contained in this prospectus.

Our reorganization may negatively affect some of our relationships with customers, suppliers and employees.

           We cannot predict accurately or quantify the effect, if any, that our bankruptcy and reorganization may have upon our continued operations. Some parties may be uncomfortable doing business with a company that has recently emerged from bankruptcy relief.

USE OF PROCEEDS

           This exchange offer is intended to satisfy our obligations under the registration rights agreement we entered into in connection with the offering of the original notes. We will not receive any proceeds from the exchange offer. As consideration for issuing the new notes, we will receive original notes with like original principal amount. The form and terms of the new notes are the same as the form and terms of the original notes, except as otherwise described in this prospectus. The original notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our outstanding debt.

           The net proceeds from the sale of the original notes, after deducting the estimated offering expenses payable by us, were approximately $239.0 million. We used, or intend to use, the net proceeds from the sale of the original notes:

•	to repay amounts outstanding under our senior secured revolving credit facility;

•	to repay purchase money obligations and capital leases;

•	to pay off amounts outstanding under operating lease obligations;

•	to pay transaction fees and expenses; and

•	for general corporate purposes.

CAPITALIZATION

           The following table sets forth our cash, cash equivalents, debt and total capitalization derived from our consolidated financial statements at December 31, 2003. You should read this table in conjunction with the sections entitled "Use of Proceeds," "Selected Consolidated Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements, related notes and other financial information appearing elsewhere in this prospectus.

                                                          December 31, 2003
                                                          -----------------
                                                        (dollars in thousands)

          Cash and Cash Equivalents.................      $         48,644
                                                          ================
          Debt:
          Working Capital Facility(1)...............      $             --
          Original Notes, net of unamortized debt
            issuance costs of $8,275................               241,725
          Unsecured Vendor Obligations..............                 1,350
          Convertible Subordinated Notes(2).........                45,211
                                                          ----------------
            Total Debt..............................               288,286
          Preferred Stock(3)........................                     1
          Common Stock(4)...........................                    17
          Additional Paid-in Capital................               200,724
          Deferred Stock Compensation, net..........                (4,560)
          Accumulated Deficit.......................               (15,014)
                                                          ----------------
          Total Stockholders' Equity................               181,168
                                                          ----------------
          Total Capitalization......................      $        469,454
                                                          ================
____________________
(1)	Simultaneously with the closing of the original notes offering, we entered into an amended and restated working capital facility in an amount up to $75.0 million, none of which was drawn as of December 31, 2003. Availability under the working capital facility is subject to borrowing base and capacity, which is offset by outstanding letters of credit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Debt and Other Obligations."

(2)	The convertible subordinated notes bear interest at 6.5% per annum, which is payable quarterly and may be deferred, at our option, for any period of time, including up to the stated maturity of such notes. In September 2003, we notified the holders of such notes that we were deferring interest payments on the notes until further notice.

(3)	1,000,000 shares authorized, $0.01 par value, of which 75,000 are designated series A preferred stock, $1,000 liquidation preference (72,002 shares issued and outstanding). As part of our emergence from bankruptcy, we issued 72,002 shares of series A preferred stock with a liquidation preference of $72.0 million. The preferred stock has no stated maturity and is non-cumulative.

(4)	3,000,000 shares authorized, $0.01 par value (1,666,296 shares issued and outstanding as of December 31, 2003).

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

           The following table sets forth our selected consolidated historical financial data. The financial data for the years ended December 31, 1999, 2000, 2001 and 2002, the five months ended May 31, 2003 and the seven months ended December 31, 2003 are derived from our audited consolidated financial statements. Audited consolidated income statement data for fiscal years 2001 and 2002, the five months ended May 31, 2003 and the seven months ended December 31, 2003, and audited consolidated balance sheet data at December 31, 2002 and 2003, are included in our consolidated financial statements contained elsewhere in this prospectus. You should read the consolidated historical selected financial data in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and accompanying notes, and other financial data included elsewhere in this prospectus.

                                                         Predecessor Period                          Successor Period
                                  ----------------------------------------------------------------  ------------------
                                                                                 Five Months Ended  Seven Months Ended
                                             Year Ended December 31,                  May 31,          December 31,
                                  ---------------------------------------------- -----------------  ------------------
                                     1999        2000        2001        2002          2003                2003
                                  ----------  ----------  ----------  ---------- -----------------  ------------------
                                                              (dollars in thousands)
Statement of Operations Data(1):
Revenue:
Equipment Rentals................ $  415,629  $  546,434  $  499,040  $  419,057     $  155,567         $  268,704
Sales of Equipment, Merchandise,
  Service, Parts & Supplies......    142,792     122,614      95,619      43,084         20,507             42,137
                                  ----------  ----------  ----------  ----------     ----------         ----------
Total Revenue....................    558,421     669,048     594,659     462,141        176,074            310,841
Cost of Revenue:
Cost of Equipment Rentals........    127,049     207,466     241,959     240,324        103,367            146,521
Rental Equipment Depreciation &
  Lease Expense..................     87,358     136,100     140,895     149,736         56,145             53,679
Cost of Sales of Equipment,
  Merchandise, Service,
  Parts & Supplies...............     94,594      94,187     100,653      38,057         18,780             30,870
Impairment of Rental Equipment...         --          --          --      16,923             --                 --
                                  ----------  ----------  ----------  ----------     ----------         ----------
Total Cost of Revenue............    309,001     437,753     483,507     445,040        178,292            231,070
Gross Profit (Loss)..............    249,420     231,295     111,152      17,101         (2,218)            79,771
Selling, General & Administrative
  Expenses.......................    101,873     130,189     124,374      95,998         37,173             66,362
Restructuring Charge(2)..........         --      72,005       9,653          --             --                 --
Impairment of Intangible Assets
  Related to Acquired Businesses(3)       --          --     770,833          --             --                 --
Expenses Related to Abandoned
  Merger, net(4).................      3,932          --          --          --             --                 --
Non-Rental Equipment Depreciation
  & Amortization(5)..............     22,136      27,810      36,792      15,606          7,099             14,762
                                  ----------  ----------  ----------  ----------     ----------         ----------
Operating Income (Loss)(5).......    121,479       1,291    (830,500)    (94,503)       (46,490)            (1,353)
Interest Expense, net............     69,228      99,285     109,751      34,389          3,164             15,702
Other (Income)/Expense, net......     (2,320)        548        (731)       (324)           (90)            (2,041)
                                  ----------  ----------  ----------  ----------     ----------         ----------
                                      66,908      99,833     109,020      34,065          3,074             13,661

Income (Loss) before Reorganization
  Items, Provision (Benefit) for
  Income Taxes and Cumulative
  Effect of Change in Accounting
  Principle......................     54,571     (98,542)   (939,520)   (128,568)       (49,564)           (15,014)
Reorganization Items, net(6).....         --          --      11,333      32,061     (1,401,121)                --
                                  ----------  ----------  ----------  ----------     ----------         ----------
Income (Loss) before Provision
  (Benefit) for Income Taxes and
  Cumulative Effect of Change in
  Accounting Principle...........     54,571     (98,542)   (950,853)   (160,629)     1,351,557            (15,014)
Provision (Benefit) for Income
  Taxes..........................     22,648     (24,852)     (9,815)         --             --                 --
                                  ----------  ----------  ----------  ----------     ----------         ----------
Income (Loss) before Cumulative
  Change in Accounting Principle.     31,923     (73,690)   (941,038)   (160,629)     1,351,557            (15,014)
Cumulative Change in Accounting
  Principle, net of Income Tax
  Benefit.......................          --          --       1,359          --             --                 --
                                  ----------  ----------  ----------  ----------     ----------         ----------
Net Income (Loss)...............  $   31,923  $  (73,690) $ (942,397) $ (160,629)    $1,351,557         $  (15,014)
                                  ==========  ==========  ==========  ==========     ==========         ==========
Other Financial Data:
Capital Expenditures, net.......  $  159,184  $  121,982  $  (42,049) $   34,595     $   11,879         $  132,353
Ratio of earnings to fixed
  charges (7)...................    1.6 to 1         (8)         (8)         (8)             (8)               (8)

                                               Predecessor Periods                Successor Period
                                 -----------------------------------------------  ----------------
                                                 At December 31,                   At December 31,
                                 -----------------------------------------------  ----------------
                                    1999         2000        2001        2002           2003
                                 ----------   ----------  ----------  ----------  ----------------
                                                      (dollars in thousands)
Balance Sheet Data:
Cash Equivalents............     $    5,290   $   67,813  $   23,787  $    6,940     $   48,644
Rental Equipment, net.......        574,846      526,958     427,407     348,852        339,167
Property & Equipment, net...         68,394      103,977      90,717      80,146         68,857
Total Assets................      1,559,394    1,719,996     687,516     561,669        578,635
Total Debt(9)                       989,428    1,117,026   1,098,552   1,100,957        288,286
Total Stockholders' Equity
  (Deficit).................     $  413,387   $  440,971  $ (501,631) $ (662,260)    $  181,168
____________________
(1)	All of the predecessor's acquisitions were accounted for as purchases and, accordingly, the operations of the acquired businesses were included in the statement of operations data and other data from the effective date of acquisition.

(2)	During the fourth quarter of 2000, we implemented a plan to restructure certain of our operations. During 2001, we implemented additional actions to restructure certain of our operations pursuant to our 2000 restructuring plan.

(3)	As a result of significant historical and projected cash flow losses and the uncertainty surrounding our ability to restructure our capital structure in a satisfactory manner under the reorganization, we determined that the carrying value of our net assets exceeded the projected future undiscounted cash flows and, accordingly, recognized an operating charge for the permanent impairment of the entire unamortized balance of intangible assets related to acquired businesses of approximately $770.8 million in the quarter ended December 31, 2001.

(4)	Represents the unreimbursed portion of expenses incurred related to the proposed merger with Rental Service Corporation that was abandoned in May 1999. The Company received $6.0 million from Rental Service Corporation as reimbursement for expenses incurred by the Company in connection with the abandoned merger.

(5)	Effective January 1, 2002, we adopted SFAS No. 142. Under SFAS No. 142, we discontinued the amortization of goodwill. Had SFAS No. 142 been in effect for all periods presented, operating income (loss) would have been $136.7 million, $21.6 million and $(810.6) million for 1999, 2000 and 2001, respectively.

(6)	We incurred $11.3 million, $32.1 million and $(1.4) billion of net expenses (income) resulting from the reorganization of our business as a result of our bankruptcy filing for the years ended December 31, 2001 and 2002 and the five months ended May 31, 2003, respectively.

(7)	For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before reorganization items, provision (benefit) for income taxes and cumulative effect of change in accounting principle plus fixed charges. Fixed charges consist of interest (expenses and capitalized) on all indebtedness, plus a proportion of rental expense deemed to be representative of the interest factor.

(8)	Earnings for the period are inadequate to cover fixed charges. For the year ended December 31, 2000, 2001 and 2002, the five months ended May 31, 2003 and the seven months ended December 31, 2003, the deficit to fixed charges was $98.5 million, $939.5 million, $128.6 million, $49.6 million and $15.0 million, respectively.

(9)	Total Debt is net of unamortized debt issuance costs of approximately $8.3 million at December 31, 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

           You should read the following discussion of our results of operations and financial condition in conjunction with our financial statements and related notes and description of our business included elsewhere in this prospectus. The following discussion includes forward-looking statements that involve certain risks and uncertainties. See "Forward-Looking Statements."

Overview

           In June 2003 we emerged from bankruptcy with the long-term objective of becoming a premier competitor in the construction equipment industry in terms of reputation and financial performance. For the year ended December 31, 2003, we achieved $24.8 million or 5.4% growth in revenue that was driven by both an improved industry environment and company initiatives, as discussed below. Non-rental revenue accounted for $19.6 million of the overall revenue growth as higher volume and better pricing drove increases in new and used equipment sales. Higher sales volume was the result of re-emphasizing a full-service business model after emerging from bankruptcy, of which sales is an important component. Rental revenue improved by $5.2 million as a result of better pricing despite the decrease in our rental fleet from $1.0 billion to $950.0 million, as measured by its original cost. The fleet decrease reflects the elimination of equipment that did not meet our utilization objectives.

           We believe better pricing for both sales and rentals is a function of industry and economic conditions. The key pricing drivers are non-residential construction activity and the supply of equipment in the U.S. market relative to demand. Non-residential construction activity declined in 2003 but we believe the impact was offset by a greater demand for construction equipment which had a positive impact on rental rates and equipment prices for most categories of equipment. We believe the increase in demand for construction equipment was driven by the recent abatement of the over-supply of equipment in the U.S. market. In addition, we believe that the impact of the decline in non-residential construction activity in 2003 also was mitigated by our increased penetration in other segments of the construction market through the ramping up and opening of NationsRent at Lowe's stores in 2002 and 2003.

           We believe that there are currently a few significant trends affecting our markets. The first is that as a result of the greater demand for construction equipment, companies such as ours have faced an increase in the delivery times for the equipment we purchase from manufacturers. Projected delivery schedules affect us most in our planning for our equipment needs for the Spring/Summer period when demand for our equipment is greatest. If the delivery times continue to lengthen, it is likely we will have to plan our equipment purchases for the 2005 Spring/Summer period earlier than we have in the past. Management also believes, however, that our focus on reducing the number of our equipment suppliers will not only enable us to negotiate better pricing, but also may enable us to become a preferred customer with many of our vendors. We believe this status can help us negotiate better-than-average delivery times in some cases.

           The second significant trend is that worldwide price increases for steel have led to an increase in our equipment costs. Our sales prices and rental rates generally have increased in advance of these cost increases.

           We also have observed an increase in auction prices for used equipment. As we are a seller of used equipment through auctions, this trend has benefited us as we have received higher prices for the equipment we dispose of through auctions.

           Management anticipates that as long as the increased demand for construction equipment continues, prices will continue to rise, thereby offsetting most of the equipment costs incurred by the Company. However, if the construction equipment industry begins to weaken, the Company cannot be certain that it will be able to continue to offset increased equipment costs through price increases.

           We experienced a $35.7 million improvement in cost of revenue in 2003 as a result of several factors. The elimination of rental equipment and delivery vehicle operating leases through the rejection or buy-out of the leases as part of the plan of reorganization and subsequent recapitalization of the Company resulted in a decline in lease payments in an amount equal to $57.5 million. The absence of a rental equipment impairment charge in 2003 compared to 2002 contributed another $16.9 million to the improvement. The improvement in cost of revenue was offset by $38.7 million of increased costs related to:

•	an increase in depreciation expense that resulted from rental fleet additions when we bought out certain leases;

•	an increase in labor and facility cost related to the partial-year impact of 24 net store openings in 2003 and the full year impact of 12 net store openings in 2002;

•	an increase in transportation expense driven by higher fuel costs and vehicle insurance claims; and

•	an increase in cost of goods sold related to the higher volume of equipment and merchandise sales.

           Operating expenses increased $13.8 million in 2003 when compared to 2002. Restricted stock awards accounted for $9.0 million of the increase and the balance was due primarily to an increase in depreciation resulting from the buy-out of operating leases on our delivery fleet.

           Our loss before reorganization items, benefit for income taxes and cumulative effect of change in accounting principal improved from a loss of $128.6 million to a loss of $64.6 million as a result of the items noted above as well as the elimination of $15.4 million of interest expense year over year related to the suspension of interest payments on our pre-petition senior credit facility in September 2002. Our improvement in net income (loss) in 2003 is primarily related to the forgiveness of indebtedness income as part of our plan of reorganization in June 2003. As a result, our net income year over year is not comparable. In addition, our results of operations beginning in June 2003 reflect the transition to a new management team with a new business strategy. Beginning in June 2003, the new management team launched several key initiatives to improve profitability and leverage our infrastructure:

•	Focus on diversifying our revenue mix to increase sales of new and used equipment, in-shop and on-site maintenance and repairs for our customers, and sales of parts and merchandise;

•	Divide our territories into six regions instead of three so that operating, customer service and fleet mix decisions are made closer to the local markets;

•	Implement a new incentive compensation plan for sales people that rewards higher volumes of revenue at higher margins; and

•	Focus on relationships with key manufacturers to leverage pricing, service and manufacturer training.

           In addition, beginning in June 2003, we established a solid liquidity profile. At December 31, 2003, we had $48.6 million in cash and $36.0 million available under our line of credit, after allowing for letters of credit.

           In addition to income statement and cash flow components, our senior management also uses the following other non-financial measures to monitor the performance of our business:

•	Utilization, measured as total rental revenue divided by the average original cost of the rental fleet, is used as an approximate measure of financial return on the investment in our rental fleet. Utilization in 2003 was 44.4% compared to 41.6% in 2002. We believe that better pricing, which was covered earlier in this discussion, was the key factor in the increase.

•	Deployment, measured as the original cost of fleet on rent divided by our average original cost of our rental fleet, is used as an approximate measure of how efficiently we deploy our fleet. We believe that disposal of underutilized fleet in 2003 is the main factor that drove an improvement in deployment year-over-year from 47.6% in 2002 to 48.3% in 2003.

Reorganization Under Chapter 11

           On the effective date, NationsRent, Inc. and its subsidiaries emerged from proceedings under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (which we refer to as the Bankruptcy Court in this prospectus) pursuant to the plan of reorganization. The predecessor company merged into an indirect subsidiary of the successor company.

           We recognized our emergence from bankruptcy for accounting purposes on June 1, 2003. For purposes of discussion of results of operations, the successor period and the predecessor period have been combined.

Historical Results of Operations

Year Ended December 31, 2003 as Compared to Year Ended December 31, 2002

                                                                                                      Year Over Year Variance
                                                                   Year Ended December 31,            favorable/(unfavorable)
                                                                 ---------------------------          -----------------------
                                                                    2003             2002                 $             %
                                                                 ----------      -----------          -----------   ---------
Revenue:
Equipment Rentals.............................................   $  424,271      $   419,057          $     5,214      1.2%
Sales of Equipment, Merchandise, Service, Parts & Supplies....       62,644           43,084               19,560     45.4
                                                                 ----------      -----------          -----------   ---------
Total Revenue.................................................      486,915          462,141               24,774      5.4

Cost of Revenue:
Cost of Equipment Rentals.....................................      249,888          240,324               (9,564)    (4.0)
Rental Equipment Depreciation & Lease Expense.................      109,824          149,736               39,912     26.7
Cost of Sales of Equipment, Merchandise, Service,
  Parts & Supplies............................................       49,650           38,057              (11,593)   (30.5)
Impairment of Rental Equipment................................           --           16,923               16,923    100.0
                                                                 ----------      -----------          -----------   ---------
Total Cost of Revenue.........................................      409,362          445,040               35,678      8.0
                                                                 ----------      -----------          -----------   ---------
Gross Profit..................................................       77,553           17,101               60,452    353.5

Operating Expenses:
Selling, General & Administrative Expenses....................      103,535           95,998               (7,537)    (7.9)
Non-Rental Equipment Depreciation & Amortization..............       21,861           15,606               (6,255)   (40.1)
                                                                 ----------      -----------          -----------   ---------
Operating Income (Loss).......................................      (47,843)         (94,503)              46,660     49.4

Interest Expense, net.........................................       18,866           34,389               15,523     45.1
Other (Income)/Expense, net...................................       (2,131)            (324)               1,807    557.7
                                                                 ----------      -----------          -----------   ---------
                                                                     16,735           34,065               17,330     50.9
                                                                 ----------      -----------          -----------   ---------

Income (Loss) before Reorganization Items, Provision
  (Benefit) for Income Taxes and Cumulative Effect of
  Change in Accounting Principle..............................      (64,578)        (128,568)              63,990     49.8
Reorganization Items, net.....................................   (1,401,121)          32,061            1,433,182   4470.2
                                                                 ----------      -----------          -----------   ---------
Net Income (Loss).............................................   $1,336,543      $  (160,629)         $ 1,497,172    932.1%
                                                                 ==========      ===========          ===========   =========

           Revenue. Rental revenue was positively impacted in 2003 by improved rental rates, higher deployment of our rental fleet and the ramping of our NationsRent at Lowe's stores that opened in 2002 and 2003. Rental revenue was negatively impacted by the continuing decrease in non-residential construction spending, the closing of 14 stores in 2002 (10 of which were closed in November and December of 2002), and a reduction in average rental fleet size for the year ended December 31, 2003 when compared to the same period in 2002.

           The primary driver for the increase in sales of equipment, merchandise, service, parts and supplies was the increase in sales of used equipment. Upon our emergence from reorganization, we were no longer prohibited from selling used equipment and had the capital resources to purchase replacement fleet. This coupled with the market conditions for used equipment led to an emphasis on used equipment sales in 2003. The increase also was driven by the new management team's focus on sales of new equipment and related merchandise.

           Gross Profit. Gross profit was positively impacted by the increase in revenue, the elimination of lease expense related to restructured operating leases and the absence of a comparable impairment change in 2003. Gross profit was negatively impacted by increases in labor and facilities expense related to the opening of NationsRent at Lowe's stores in 2003 and the increase in the number of our regions from three to six.

           In connection with our emergence from bankruptcy, we applied the principles required by Fresh-Start Reporting. In accordance with these principles, the value of our rental fleet was written down below the market value of such fleet. Accordingly, upon the sale of these assets in the ordinary course of our business, we would expect a higher margin until these assets are replaced.

           At the effective date, we changed the useful lives and salvage values for certain of our rental assets to reflect our new management's change in fleet strategy and therefore better allocate the expense over the time that such assets are in our rental fleet. This change increased the estimated useful lives and decreased the salvage values for certain rental assets. The change in estimate resulted in an increase of rental equipment depreciation expense of approximately $15.9 million for the seven months ended December 31, 2003.

           Operating Expenses. The increase in selling, general and administrative expenses was due primarily to the issuance of shares of restricted stock to certain members of the new management team together with the payment of certain amounts to cover the employees' tax liabilities associated with the award.

           The increase in non-rental equipment depreciation and amortization is primarily related to the Company's settlement and buyout of non-rental vehicle operating leases.

           Other Income and Expense. Interest expense reported during the year ended December 31, 2002 is primarily attributable to prepetition borrowings under our prepetition senior credit facility. Interest expense reported during the year ended December 31, 2003 does not include interest attributable to our prepetition senior credit facility as these interest payments were discontinued in 2002. Interest expense in 2003 also was positively impacted by the repayment at a discount of certain purchase money financing described below. Interest expense was negatively impacted by the replacement of certain operating leases, capital leases and prepetition debt by purchase money financing related to the settlement of such obligations, which purchase money financing was subsequently refinanced by the issuance of the senior secured notes. Interest expense also was negatively impacted by the write-off of certain deferred financing expenses related to our exit financing facility which was refinanced in part by the issuance of the original notes.

           Reorganization Items, Net. This item is related to debt extinguished through the bankruptcy process.

Year Ended December 31, 2002 as Compared to Year Ended December 31, 2001

                                                                                                      Year Over Year Variance
                                                                   Year Ended December 31,            favorable/(unfavorable)
                                                                 ---------------------------          -----------------------
                                                                    2002             2001                 $             %
                                                                 ----------      -----------          -----------   ---------

Revenue:
Equipment Rentals.............................................   $  419,057      $   499,040          $   (79,983)   (16)%
Sales of Equipment, Merchandise, Service, Parts & Supplies....       43,084           95,619              (52,535)   (54.9)
                                                                 ----------      -----------          -----------   ---------
Total Revenue.................................................      462,141          594,659             (132,518)   (22.3)

Cost of Revenue:
Cost of Equipment Rentals.....................................      240,324          241,959                1,635      0.7
Rental Equipment Depreciation & Lease Expense.................      149,736          140,895               (8,841)    (6.3)
Cost of Sales of Equipment, Merchandise, Service,
  Parts & Supplies............................................       38,057          100,653               62,596     62.2
Impairment of Rental Equipment................................       16,923               --              (16,923)   100.0
                                                                 ----------      -----------          -----------   ---------
Total Cost of Revenue.........................................      445,040          483,507               38,467      8.0
                                                                 ----------      -----------          -----------   ---------
Gross Profit..................................................       17,101          111,152              (94,051)   (84.6)

Selling, General & Administrative Expenses....................       95,998          124,374               28,376     22.8
Restructuring Charge..........................................           --            9,653                9,653    100.0
Impairment of Intangible Assets Related to Acquired
  Businesses..................................................           --          770,833              770,833    100.0
Non-Rental Equipment Depreciation & Amortization..............       15,606           36,792               21,186     57.6
                                                                 ----------      -----------          -----------   ---------
Operating Income (Loss).......................................      (94,503)        (830,500)             735,997     88.6

Interest Expense, net.........................................       34,389          109,751               75,362     68.7
Other (Income)/Expense, net...................................         (324)            (731)                (407)   (55.7)
                                                                 ----------      -----------          -----------   ---------
                                                                     34,065          109,020               74,955     68.8

Income (Loss) before Reorganization Items, Provision
  (Benefit) for Income Taxes and Cumulative Effect of
  Change in Accounting Principle..............................     (128,568)        (939,520)             810,952     86.3
Reorganization Items, net.....................................       32,061           11,333               20,728    182.9
                                                                 ----------      -----------          -----------   ---------
Income (Loss) before Provision (Benefit) for Income Taxes
  and Cumulative Effect of Change in Accounting Principle.....     (160,629)        (950,853)             790,224     83.1
Provision (Benefit) for Income Taxes..........................           --           (9,815)              (9,815)  (100.0)
                                                                 ----------      -----------          -----------   ---------
Income (Loss) before Cumulative Change in Accounting
  Principle...................................................     (160,629)        (941,038)             780,409     82.9
Cumulative Change in Accounting Principle, net of Income
  Tax Benefit.................................................           --            1,359                1,359    100.0
                                                                 ----------      -----------          -----------   ---------
Net Income (Loss).............................................   $ (160,629)     $  (942,397)         $   781,768     83.0%
                                                                 ==========      ===========          ===========   =========

           Revenue. Rental revenue was negatively impacted in 2002 by:

•	the continuing weakness in construction activity;

•	downward pressure on rental rates caused by an oversupply of rental equipment due to the accelerated sales of equipment across the industry in 2000 and 2001;

•	the sale of approximately 12.0% of our rental fleet in 2001; and

•	significant disruptions caused by our chapter 11 case.

           The decrease in sales of new and used equipment, parts, supplies, maintenance and repair services, was due primarily to the decrease in the sale of used equipment by $50.0 million, or 75.0%, for the year ended December 31, 2002, when compared to the prior year. The decrease in used equipment sales was due to the substantial completion in the first quarter of 2001 of the fleet disposal component of our 2000 restructuring plan (as defined in "Year Ended December 31, 2001 as Compared to Year Ended December 31, 2000" below) and the restrictions imposed on the Company by our debtor-in-possession financing.

           Gross Profit. Gross profit as a percentage of total revenue was 3.7% for the year ended December 31, 2002, compared to 18.7% for the prior year. Gross profit for the year ended December 31, 2002, was negatively impacted when compared to the prior year by:

•	the decrease in rental revenue discussed above;

•	an increase in repairs and maintenance expense over the prior year as a result of an increase in the average age of our fleet;

•	an increase in rental equipment depreciation expense; and

•	a $16.9 million impairment charge recorded on rental equipment that was identified to be sold during the fourth quarter of 2002.

           Operating Expenses. Selling, general and administrative expenses were positively impacted by a $12.6 million decrease in bad debt expense, a $5.4 million decrease in marketing and advertising expenses, a $2.3 million decrease in travel and entertainment expenses, and a $1.8 million decrease in facility and communication expense in the year ended December 31, 2002, as compared to the prior year. Selling, general and administrative expenses as a percentage of total revenue were 20.8% for the year ended December 31, 2002, compared to 20.9% for the prior year.

           Operating expenses for the year ended December 31, 2001, were negatively impacted by a $9.7 million charge related to the 2000 restructuring plan and a $770.8 million charge for impairment of intangible assets.

           The decrease in non-rental equipment depreciation and amortization was primarily related to the write-off of our entire balance of intangible assets related to acquired businesses as of December 31, 2001 and the resulting decrease in amortization related to these intangible assets.

           Other Income and Expenses. The decrease in interest expense was due primarily to the fact that in accordance with Fresh-Start Reporting, interest expense was reported only to the extent that it was to be paid during the reorganization or to the extent it was probable that it would be classified as an allowed claim. Interest expense reported during the year ended December 31, 2002 was attributable primarily to prepetition borrowings under our senior credit facility, while interest expense reported during the prior year was attributable to borrowings under our senior credit facility, notes issued to finance the purchase of equipment, convertible subordinated notes issued to sellers of businesses we acquired and our senior subordinated notes. Contractual interest expense and amortization of deferred financing costs not accrued or recorded on certain Pre-Petition Debt (as described below in the section entitled "Business") totaled $58.8 million for the year ended December 31, 2002.

           Reorganization Items, Net. We incurred $32.1 million and $11.3 million of net expenses resulting from the reorganization of our business as a result of our chapter 11 case for the years ended December 31, 2002 and 2001, respectively.

           Income Taxes. We did not record a tax benefit for the year ended December 31, 2002 due to the uncertainty surrounding the income tax consequences of our reorganization. For the year ended December 31, 2001, we recognized a tax benefit only to the extent that we had deferred income tax liabilities recorded on our balance sheet.

           Cumulative Effect of Change in Accounting Principle. Effective January 1, 2001, we adopted SFAS No. No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. The adoption of SFAS No. 133 resulted in an after-tax charge of $1.4 million that was reported as a cumulative effect of change in accounting principle for the year ended December 31, 2001.

Year Ended December 31, 2001 as Compared to Year Ended December 31, 2000

                                                                                                      Year Over Year Variance
                                                                   Year Ended December 31,            favorable/(unfavorable)
                                                                 ---------------------------          -----------------------
                                                                    2001             2000                 $             %
                                                                 ----------      -----------          -----------   ---------

Revenue:
Equipment Rentals.............................................   $  499,040      $   546,434          $   (47,394)    (8.7)%
Sales of Equipment, Merchandise, Service, Parts & Supplies....       95,619          122,614              (26,995)   (22.0)
                                                                 ----------      -----------          -----------   ---------
Total Revenue.................................................      594,659          669,048              (74,389)    (11.1)

Cost of Revenue:
Cost of Equipment Rentals.....................................      241,959          207,466              (34,493)    (16.6)
Rental Equipment Depreciation & Lease Expense.................      140,895          136,100               (4,795)     (3.5)
Cost of Sales of Equipment, Merchandise, Service,
  Parts & Supplies............................................      100,653           94,187               (6,466)     (6.9)
Impairment of Rental Equipment................................           --               --                   --        --
                                                                 ----------      -----------          -----------   ---------
Total Cost of Revenue.........................................      483,507          437,753              (45,754)    (10.5)
                                                                 ----------      -----------          -----------   ---------
Gross Profit..................................................      111,152          231,295             (120,143)    (51.9)

Selling, General & Administrative Expenses....................      124,374          130,189                5,815       4.5
Restructuring Charge..........................................        9,653           72,005               62,352      86.6
Impairment of Intangible Assets Related to Acquired
  Businesses..................................................      770,833               --             (770,833)   (100.0)
Non-Rental Equipment Depreciation & Amortization..............       36,792           27,810               (8,982)    (32.3)
                                                                 ----------      -----------          -----------   ---------
Operating Income (Loss).......................................     (830,500)           1,291             (831,791) (64430.0)

Interest Expense, net.........................................      109,751           99,285              (10,466)    (10.5)
Other (Income)/Expense, net...................................         (731)             548                1,279     233.4
                                                                 ----------      -----------          -----------   ---------
                                                                    109,020           99,833               (9,187)     (9.2)

Income (Loss) before Reorganization Items, Provision
  (Benefit) for Income Taxes and Cumulative Effect of
  Change in Accounting Principle..............................     (939,520)         (98,542)            (840,978)   (853.4)
Reorganization Items, net.....................................       11,333               --               11,333    (100.0)
                                                                 ----------      -----------          -----------   ---------
Income (Loss) before Provision (Benefit) for Income Taxes
  and Cumulative Effect of Change in Accounting Principle.....     (950,853)         (98,542)            (852,311)   (864.9)
Provision (Benefit) for Income Taxes..........................       (9,815)         (24,852)             (15,037)    (60.5)
                                                                 ----------      -----------          -----------   ---------
Income (Loss) before Cumulative Change in Accounting
  Principle...................................................     (941,038)         (73,690)            (867,348)  (1177.0)
Cumulative Change in Accounting Principle, net of Income
  Tax Benefit.................................................        1,359               --               (1,359)   (100.0)
                                                                 ----------      -----------          -----------   ---------
Net Income (Loss).............................................   $ (942,397)     $   (73,690)         $  (868,707)  (1178.9)%
                                                                 ==========      ===========          ===========   =========

           Revenue. During the fourth quarter of 2000, we implemented a plan to significantly restructure our operations (the "2000 restructuring plan"). The 2000 restructuring plan resulted in the disposal of approximately 12.0% of our rental fleet and the repositioning of approximately 27.0% of our remaining rental fleet among the markets we serve. In addition, we terminated approximately 13.0% of our employees and closed approximately 8.0% of our locations. The restructuring of our operations caused a significant amount of internal disruptions as we disposed of and repositioned our fleet, with certain markets being severely impacted by the shift in rental fleet mix from heavy, earth-moving equipment to general rental equipment. These factors, coupled with the continuing weakness in the construction industry, heightened competition in the equipment rental industry. In addition, during 2000 and 2001, we divested certain non-core businesses.

           Sales of new and used equipment, parts, supplies, maintenance and repair services during the year ended December 31, 2001 include revenue of $41.3 million from the sale of rental fleet pursuant to our 2000 restructuring plan. Such revenue was recorded at no gross profit.

           Gross Profit. Gross profit as a percentage of total revenue was 18.7% for the year ended December 31, 2001, compared to 34.6% for the prior year.

           Gross profit for the year ended December 31, 2001, was negatively impacted when compared to the prior year by:

•	the decrease in revenue discussed above;

•	an increase in costs associated with new stores that opened in 2000 and 2001;

•	a $16.2 million decrease in gross profit on sales of used equipment due to the sales of such equipment pursuant to our 2000 restructuring plan and losses on sales of non-restructuring used equipment as we continued to liquidate excess rental fleet in the fourth quarter of 2001;

•	a $15.5 million increase in repairs and maintenance expense over the prior year, primarily incurred in the second half of 2001 as a result of an increase in the average age of our fleet due to our capital constraints discussed above;

•	a $13.6 million provision for rental fleet and inventory shrinkage and obsolescence recorded in the fourth quarter of 2001 as a result of physical inventory counts and cost revaluations; and

•	an increase in equipment lease expense as a result of leases entered into during the prior year, offset by a decrease in depreciation expense as a result of the sale of excess rental fleet in 2001 and the change in the estimated service lives and salvage values made in July 2000. Gross profit for the year ended December 31, 2001 was positively impacted by cost reductions made pursuant to our 2000 restructuring plan.

           Operating Expenses. Selling, general and administrative expenses were positively impacted by cost reductions made pursuant to our 2000 restructuring plan, offset by approximately $1.4 million of charges related to the renegotiation of certain contracts and professional fees and a $12.3 million increase in the allowance for doubtful accounts primarily due to the impact of the 2001 economic recession on our customer base and competitive conditions within our industry. Selling, general and administrative expenses as a percentage of total revenue was 20.9% for the year ended December 31, 2001, compared to 19.5% for the prior year.

           Also included in operating expenses for the year ended December 31, 2001 and 2000 are charges of $9.7 million and $72.0 million, respectively, related to the 2000 restructuring plan and a $770.8 million charge for impairment of intangible assets recorded in the fourth quarter of 2001.

           Operating Income. Operating income decreased $123.3 million, excluding the charges for restructuring and the impairment of intangible assets, for the year ended December 31, 2001, when compared to the prior year. The decrease in operating income was primarily a result of the factors discussed above.

           Other Income and Expense. The increase in interest expense was due primarily to a $3.6 million charge for the write-off of deferred financing costs in connection with the amendment to our senior credit facility entered into in March 2001 and an increase in the interest rates charged on the variable portion of our bank debt pursuant to such amendment. Interest expense is primarily attributable to borrowings under our senior credit facility, notes issued to finance the purchase of equipment, convertible subordinated notes issued to sellers of businesses we acquired, and our senior subordinated notes.

           Reorganization Items, net. For the year ended December 31, 2001, we incurred $11.3 million of expenses resulting from the reorganization of our business as a result of our chapter 11 case. Such expenses consisted of:

•	$5.2 million of non-cash costs related to the write-off of fixed assets, primarily leasehold improvements, of 14 stores identified for closure;

•	$4.1 million of professional fees; and

•	$2.0 million of severance expense related to an executive transition agreement with our then chief executive officer.

           Income Taxes. Our effective income tax rate was 1.1% and 25.2% for the years ended December 31, 2001 and 2000, respectively. For the year ended December 31, 2001, we recognized a tax benefit only to the extent that we had deferred income tax liabilities recorded on our balance sheet at December 31, 2001.

           Cumulative Effect of Change in Accounting Principle. Effective January 1, 2001, we adopted SFAS No. 133, which resulted in an after tax charge of $1.4 million as a cumulative effect of change in accounting principle for the year ended December 31, 2001.

           Net Loss. Excluding the charges for the 2000 restructuring plan, the impairment of intangible assets, the reorganization and the cumulative effect of change in accounting principle, our net loss totaled $149.2 million for the year ended December 31, 2001.

Liquidity and Capital Resources

Cash Flow for 2003

           Our net cash provided by operations was $69.6 million for the year ended December 31, 2003 compared to $17.5 million for 2002. The increase in cash provided by operations was due primarily to the elimination of lease payments on our rental fleet and delivery vehicles. Net cash used in investing activities was $144.2 million primarily reflecting $154.8 million for purchases of rental equipment, $18.4 million for purchases of and improvements to property and equipment and $28.9 million of proceeds from the sale of rental equipment. A portion of the $144.2 million of net cash used in investing activities was used for the buy-out of operating leases and therefore, we expect net cash used in investing activities to be lower in 2004. Cash provided by financing activities was $116.3 million for the year ended December 31, 2003 and was primarily a result of proceeds from the issuance of stock, convertible notes and senior secured bonds offset by net repayments of our debtor-in-possession financing facility, our exit financing facility, operating leases and other debt.

Off-Balance Sheet Arrangements and Other Contractual Obligations

           The following table of contractual obligations includes information with respect to our known contractual obligations as of December 31, 2003.

                                                    Table of Contractual Obligations
                                                    --------------------------------

                                                                          Payment due by period
                                                                          (dollars in millions)
                                                   -------------------------------------------------------------------
                                                                  Less than        1-3           3-5        More than
Contractual Obligations                               Total         1 year        years         years        5 years
                                                   -----------   -----------   -----------   -----------   -----------
Long-Term Debt Obligations(1)..................      $  296.6      $     --      $     --      $   46.6      $  250.0
Capital Lease Obligations(2)...................            --            --            --            --            --
Operating Lease Obligations(3).................          93.3          18.9          31.1          23.2          20.1
Purchase Obligations(4)........................          42.2          39.2           3.0            --            --
Other Long-Term Liabilities Reflected on the
     Registrant's Balance Sheet under GAAP.....            --            --            --            --            --
                                                   -----------   -----------   -----------   -----------   -----------
Total                                                $  432.1      $   58.1      $   34.1      $   69.8      $  270.1
                                                   ===========   ===========   ===========   ===========   ===========
____________________
(1)	For purposes of this table, "Long-Term Debt Obligation" means a payment obligation under long-term borrowings referenced in FASB Statement of Financial Accounting Standards No. 47, "Disclosure of Long-Term Obligations," (March 1981), as may be modified or supplemented. All debt obligations are included in the Company's consolidated financial statements.

(2)	For purposes of this table, "Capital Lease Obligation" means a payment obligation under a lease classified as a capital lease pursuant to FASB Statement of Financial Accounting Standards No. 13, "Accounting for Leases," (November 1976), as may be modified or supplemented.

(3)	For purposes of this table, "Operating Lease Obligation" means a payment obligation under a lease classified as an operating lease and disclosed pursuant to FASB Statement of Financial Accounting Standards No. 13, "Accounting for Leases," (November 1976), as may be modified or supplemented. All operating lease obligations are for facilities.

(4)	For purposes of this table, "Purchase Obligation" means an agreement to purchase goods or services that is enforceable and legally binding on the registrant that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. This table does not include our accounts payable reflected in our audited consolidated balance sheet data that are included in our consolidated financial statements contained elsewhere in this prospectus.

Adequacy of Capital Resources

           For 2004, our sources of cash are cash generated by operations, including proceeds from the sale of used equipment, and access to our working capital facility.

           For 2004, our uses of cash are primarily related to the purchase of rental fleet and other capital expenditures, repair and maintenance expenditures, store expenditures, employee expenditures, working capital and debt service. We do not anticipate significant cash expenditures on acquisitions or new stores. In addition, we believe that our new key initiatives will not require significant investment. We believe that our existing infrastructure of stores, service bays and personnel is largely sufficient to support sales of new and used equipment and service. We do expect to make an investment in a new point-of-sale system to support our key initiatives.

           We believe that we can fund our business activities in 2004 with a combination of cash on hand and cash generated by operations, including proceeds from the sale of used equipment. Our working capital facility, under which we had $35.7 million of availability at December 27, 2003, provides us additional liquidity.

Debt and Other Obligations

           Senior Secured Notes. On October 23, 2003, we completed a private offering of $250.0 million in aggregate principal amount at maturity of 9½% senior secured notes due October 15, 2010, or the original notes. The original notes are fully and unconditionally guaranteed on a senior secured basis by all of our present and future restricted subsidiaries. This prospectus is part of a registration statement being filed with respect to 9½% senior secured notes having substantially identical terms as the original notes. The new notes will evidence the same debt as the original notes, will be entitled to the benefits of the indenture governing the original notes and will be treated under the indenture as a single class with the original notes. See "Description of Certain Indebtedness."

           The notes and the guarantees are secured by a first priority lien on substantially all of our and our subsidiaries' rental equipment (other than titled vehicles), subject to certain permitted liens and other liens more fully described in the section entitled "Description of the New Notes." We are required to maintain a Collateral Value Coverage Ratio of at least 2.0 to 1.0 as further described in the section entitled "Description of the New Notes." As of the latest collateral coverage certificate, dated December 24, 2003, we had a Collateral Value Coverage Ratio of 2.87 to 1.0.

           We pay interest on the notes semi-annually in cash, in arrears, on October 15 and April 15, beginning on April 15, 2004, at an annual interest rate of 9½%.

           The indenture governing the notes contains various affirmative and negative covenants, subject to a number of important limitations and exceptions, including those limiting our ability to incur additional indebtedness or enter into sale and leaseback transactions; pay dividends, redeem stock or make other distributions; issue stock of our subsidiaries; maker certain investments or acquisitions; grant liens on assets; enter into transactions with affiliates; merge, consolidate or transfer substantially all of our assets; and transfer and sell assets.

           We can redeem the notes on or after October 15, 2007, except that we may redeem up to 35% of the notes prior to October 15, 2006 with the net proceeds of an equity offering at 109.500% of their principal amount, plus accrued interest. However, at least 65% of the aggregate principal amount of the notes originally issued in the original notes offering must remain outstanding after such a redemption.

Working Capital Facility

           Concurrently with the closing of the original notes offering, we entered into an amended and restated working capital facility with Wachovia Bank, National Association and other lenders. The terms of our working capital facility are set forth below:

Availability. Revolving advances are available up to $75.0 million (with a $30.0 million sublimit for letters of credit), subject to a borrowing base test. As of December 27, 2003, we had no borrowings and based on our borrowing base, and after taking into account $21.3 million of outstanding letters of credit, we had $35.7 million of availability under the working capital facility.

Term. Our working capital facility has an initial term of approximately 3½ years.

Security. Our working capital facility is secured by a first priority perfected security interest in all of our and our subsidiaries' existing and after-acquired tangible and intangible assets, except for our rental equipment, inventory and real estate, and secured by a first priority pledge of the capital stock of our subsidiaries.

Interest. Interest accrues on borrowings under the working capital facility, at floating rates equivalent to either the prime rate of interest plus a percentage ranging from 1.25% to 1.75%, or at LIBOR plus a percentage ranging from 2.75% to 3.25%.

Fees. Our working capital facility contains certain customary fees, including a closing fee, unused fees, letter of credit fees and servicing fees.

Covenants. Our working capital facility contains various affirmative and negative covenants customary for similar working capital facilities, including a ratio of leverage to cash flow.

Events of Default. Our working capital facility also contains customary events of default.

Quantitative and Qualitative Disclosure About Market Risk

           The inherent risk in market risk sensitive instruments and positions primarily relates to potential losses arising from adverse changes in foreign currency exchange rates and interest rates. Our exposure to market risk is limited primarily to the fluctuating interest rates associated with our working capital facility. Our variable interest rates are subject to interest rate changes in the United States and the Eurodollar market. At December 31, 2003, we did not have any variable rate debt outstanding.

Critical Accounting Policies

           The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These assumptions and estimates are often subjective and may materially alter our results of operations. We have identified below those of our accounting policies that we believe may produce materially different results were we to change underlying assumptions and estimates.

           Allowance for Doubtful Accounts. We maintain an allowance for doubtful accounts. This allowance reflects our estimate of the amount of our receivables that we will be unable to collect and is based on current trends and historical collection experience. Our estimate could require adjustment based on changing circumstances, including changes in the economy or in the particular circumstances of individual customers. Accordingly, we may be required to increase or decrease our allowance.

           Useful Lives and Salvage Value of Rental Equipment. As of the effective date, we depreciate rental equipment using the straight-line method over its estimated useful life, using an estimated salvage value of zero to ten percent of cost. The useful life of an asset is determined based on our estimate of the period we expect the asset to generate revenue, and the salvage value is determined based on our estimate of the minimum value we expect to realize from the asset after such period. We may be required to further adjust these estimates based on changes in our industry or other changing circumstances. If these estimates change in the future, we may be required to recognize increased or decreased depreciation expense for these assets.

           Useful Lives and Salvage Value of Property and Equipment. We depreciate property and equipment using the straight-line method over its estimated useful life, using an estimated salvage value of zero to ten percent of cost. The useful life of an asset is determined based on our estimate of the period the asset will generate revenue, and the salvage value is determined based on our estimate of the minimum value we could realize from the asset after such period. We may be required to adjust these estimates based on changes in our industry or other changing circumstances. If these estimates change in the future, we may be required to recognize increased or decreased depreciation expense for these assets.

           Reserves for Claims. We are exposed to various claims relating to our business. These may include claims relating to personal injury or death caused by equipment rented or sold, motor vehicle accidents involving our delivery and service personnel and employment-related claims. We establish reserves for reported claims that are asserted against us and the claims that we believe have been incurred but not reported. These reserves reflect our estimates of the amounts that we will be required to pay in connection with these claims, net of expected insurance recoveries. Our estimates of reserves is based upon a third-party actuarial reserve analysis that takes into consideration the probability of losses and our historical payment experience related to claims settlements. These estimates may change based on, among other things, changes in our claims history or receipt of additional information relevant to assessing the claims. Furthermore, these estimates may prove to be inaccurate due to factors such as adverse judicial determinations or settlements at higher than estimated amounts. Accordingly, we may be required to increase or decrease our reserves.

           Revenue Recognition. Rental revenue is recognized on a straight-line basis as earned during the rental contract period. Equipment rentals in the consolidated statements of operations include revenue earned on equipment rentals, rental equipment delivery and pick-up fees and fuel sales. As a result of the Company's billing and rental cycles, there are a certain number of unbilled rental contracts at the end of a given reporting period. The Company identifies each rental contract that has not been billed at the end of the period and calculates unbilled revenue based on the assumption that the equipment was returned on the last day of the reporting period. The timing of new contacts being opened directly affects the unbilled calculation. If there is a significant swing from a majority of the new contracts being opened late in one month to a majority of new contracts being opened early in the next month, there will be an adverse impact on the unbilled revenue accrual. Deferred revenue is calculated for contracts that have been invoiced for a monthly billing cycle but the contract has not been open for the entire billing cycle if this period overlaps the end of a period.

           Revenue from the sales of equipment, parts and supplies and retail merchandise is recognized at the time of sale. Since the vast majority of the Company's equipment does not require registration and is not subject to a statutory title process the sales invoice and bill of sale are the point where title and risk of loss is transferred.

           Impairment of Long-Lived Assets. We review the valuation of our long-lived assets if the facts and circumstances suggest that the carrying value may be impaired. If this review indicates that the carrying value of long-lived assets will not be recoverable, then the carrying value is reduced to its estimated fair value. Recoverability is determined using an undiscounted cash flow analysis over the remaining amortization period. This analysis requires the use of estimates and assumptions. We may be required to adjust these estimates based on changes in economic conditions or other circumstances. If these estimates change in the future, we may be required to recognize write-downs on our long-lived assets.

           Restructuring. During the fourth quarter of 2000 and during 2001, we recorded reserves in connection with the 2000 restructuring plan. These charges included estimates pertaining to rental fleet disposition, information systems abandonment, employee termination severance costs, facility closures and related settlements of contractual obligations. We do not anticipate this being a critical accounting policy on a going forward basis after the effective date.

           Valuation Allowance Related to Deferred Tax Assets. As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves us estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered in the future and to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we must include an expense within the tax provision in the statement of operations.

           Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. The valuation allowance is based on our estimates of taxable income and the period over which our deferred tax assets will be recoverable.

Seasonality and Fluctuations in Operating Results

           Our revenue and income are dependent upon activity in the construction industry in the markets we serve. Construction activity is dependent upon weather and other seasonal factors affecting construction in the geographic areas where we have operations. Because of this variability in demand, our revenue and income fluctuates. Accordingly, quarterly or other interim results should not be considered indicative of results to be expected for any other quarter or for a full year.

           Operating results may fluctuate due to other factors including, but not limited to:

•	the impact of the Fresh-Start Reporting;

•	changes in general economic conditions including changes in national, regional or local construction or industrial activities;

•	the timing of expenditures for new rental equipment and the disposition of used equipment;

•	competitive pricing pressures; and

•	changes in interest rates.

           We will incur significant expenses in opening new locations, such as employee training, marketing and facility set-up costs. Initially, new locations may generate lower operating margins than established locations and may operate at a loss for a period of time. Our new locations have, on average, achieved profitability within approximately three to six months of their opening. In addition, when we purchase new rental equipment, the depreciation related to such equipment may contribute to near-term margin decline because such equipment may not initially generate revenue at a rate that is sufficient to match such increased depreciation expense. As such, the opening of new rental locations and the purchase of new equipment to expand our current rental equipment inventory may reduce our operating margins during a start-up period.

Inflation

           We do not believe that inflation has been a significant factor to the cost of our operations.

Impact of Recently Issued Accounting Standards

           In January 2003, the Financial Accounting Standards Board, known as FASB, issued Interpretation No. 46 "Consolidation of Variable Interest Entities" ("FIN 46"). FIN 46 requires an investor with a majority of the variable interests in a variable interest entity to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A variable interest entity is an entity in which the equity investors do not have a controlling interest or the equity investment at risk is insufficient to finance the entity's activities without receiving additional subordinated financial support from the other parties. It applies to the first fiscal year or interim period beginning after June 15, 2003. The disclosure requirements are effective for all financial statements issued after January 31, 2003. The Company adopted FIN 46 early due to the provisions of Fresh-Start Reporting as discussed in the notes to the consolidated financial statements. There was no impact to the Company's consolidated financial statements upon the adoption of the provisions of FIN 46.

           In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. In accordance with SFAS No. 150, financial instruments that embody obligations of the issuer are required to be classified as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. There was no impact to the Company's consolidated financial statements upon the adoption of the provisions of SFAS No. 150.

Proposed Accounting Standards

           On September 9, 2003, the Accounting Standards Executive Committee, or ACSEC, of the AICPA voted to approve a Statement of Position "Accounting for Certain Costs and Activities Related to Property, Plant, and Equipment" ("Proposed SOP"). The Proposed SOP is expected to be presented for approval by the FASB in the second quarter of 2004. The Proposed SOP was undertaken to clarify the diversity in practice that exists in accounting for costs related to property, plant and equipment. We will continue to monitor the progress related to the potential new rules and their impact on our consolidated financial statements.

BUSINESS

           We are one of the largest full-service equipment rental companies in the United States with 265 rental center locations in 26 states, as of January 31, 2004. Many of these locations have been operating in their respective markets for more than 35 years. We offer a comprehensive line of equipment for rent to a broad range of construction, industrial and homeowner customers, including general contractors, subcontractors, highway contractors, manufacturing plants, distribution centers and other commercial businesses. We also sell new and used equipment, parts, supplies, maintenance and repair services. As of January 31, 2004, we operated 99 of our stores at the home improvement centers of Lowe's, the world's second largest home improvement retailer. These locations are operated pursuant to a strategic alliance agreement. Revenue from our Lowe's locations for the year ended December 31, 2003 comprised less than 10% of our total revenue.

Our History

           NationsRent was founded in August 1997 by a group of private investors from outside of the equipment rental industry. The founders pursued a leveraged "roll-up" strategy by acquiring 58 independent equipment rental companies at historically high cash flow multiples. Collectively, the acquired companies had annualized pre-acquisition revenue of over $600 million. We believe that the Company's original consolidation strategy failed to recognize the critical importance of a local market focus and diversified revenue streams. The Company was successful in identifying and acquiring well-run, market-dominant equipment companies with significant equipment rental revenue. The pre-acquisition profitability of these companies was driven by providing a full range of services to their customers, including: sales of new equipment as dealers, sales of factory authorized parts and repair services, and merchandising and ancillary services that were unique to their local markets. The Company, however, focused almost exclusively on rental revenue, de-emphasized other revenue streams, such as the sale of new equipment and services, and attempted to standardize product offerings at all of its locations. This strategy resulted in a significant disruption to the acquired companies' customer base because it failed to adequately meet customers' needs.

           The Company's total debt plus operating lease obligations as of December 31, 2000 was approximately $1.6 billion, which coincided with increased industry competition as other "roll-up" companies abandoned the "growth through acquisition" strategy and increased their efforts to grow market share by cutting rental rates. The Company's highly leveraged capital structure could not withstand the increased competitive environment, which severely impacted the Company's liquidity during most of 2001. The Company filed for protection under Chapter 11 of the Bankruptcy Code on December 17, 2001 with total obligations of approximately $1.2 billion and tangible assets with a book value of approximately $689.3 million.

           Phoenix was formed by a team of experienced equipment rental industry professionals for the specific purpose of acquiring an interest in the debt of old NationsRent in the secondary markets during the Chapter 11 proceedings. As of the effective date, Phoenix had acquired $162.2 million of the Company's outstanding Pre-Petition Debt. As of the effective date, Baupost, an investment firm managing approximately $4.7 billion of equity capital, and its affiliates had acquired $237.9 million of the Company's outstanding Pre-Petition Debt. As holders of a majority of our Pre-Petition Debt, Phoenix and Baupost facilitated the plan of reorganization along with the Company, the Official Committee of Unsecured Creditors and other holders of the Company's Pre-Petition Debt. This plan of reorganization received sufficient votes to be confirmed upon the issuance of a final order signed on May 14, 2003, pursuant to which certain of the claimants received equity in the reorganized Company and an aggregate principal amount of $30.0 million of convertible subordinated notes. In addition, on the effective date, Baupost made the Baupost Investment. The Company emerged from bankruptcy protection on June 13, 2003. As of March 4, 2004, affiliates of Baupost owned approximately 53% of our voting capital stock, and Phoenix owned approximately 14% of our voting capital stock. See the section entitled "Plan of Reorganization."

Industry Overview

           Based on industry sources, we estimate that the U.S. equipment rental industry has grown from approximately $6.6 billion in annual rental revenue in 1990 to approximately $23.7 billion in 2002, representing a compound annual growth rate of approximately 11.3%. However, industry growth for the last three years was significantly lower than the historical long-term growth rate of the industry due to the slowdown in the U.S. economy.

           We believe that the principal driver of the historical long-term growth rate in the equipment rental industry, in addition to general economic expansion, has been the increased recognition by equipment users of the many advantages that equipment rental offers compared with ownership. These advantages include:

•	avoiding the large capital investment required for equipment purchases;

•	converting fixed costs to variable costs;

•	accessing a broader selection of specialized equipment and selecting the equipment best suited for a particular job; and

•	reducing storage, maintenance, insurance and down-time costs.

           While the construction industry has been the principal user of rental equipment, industrial companies and utilities are increasingly using rental equipment for plant maintenance, plant turnarounds and other functions requiring the periodic use of equipment.

Competitive Strengths

           Conservative Capital Structure Relative to Industry Competitors. As of December 31, 2003, we had total funded debt of $288.3 million and equity capital of $181.2 million. We believe this conservative capital structure provides us with a competitive advantage because it gives us enhanced operational flexibility relative to our more highly-leveraged competitors.

           Geographic, Customer, Service and Product Diversity. As of January 31, 2004, we had 265 rental center locations in 26 states. We serve a broad range of construction, industrial and homeowner customers including general contractors, subcontractors, highway contractors, manufacturing plants, distribution centers and commercial businesses. For the year ended December 31, 2003, our top ten customers accounted for less than 5% of our rental revenue and no customer accounted for more than 0.5% of our rental revenue. We have existing capabilities to offer a full range of rental services and non-rental services, which include a wide range of equipment parts and merchandise, and repair and maintenance services for customer-owned equipment. We believe that this combination of geographic, customer, service and product diversity provides us with many advantages, which include:

•	enabling us to better serve customers from multiple locations;

•	allowing us to provide a "one-stop" shop for our customers;

•	helping us to achieve favorable resale prices for used equipment by giving us access to resale markets across North America and by allowing us to market used equipment directly to end-user customers;

•	reducing our dependence on any particular customer; and

•	reducing the impact that fluctuations in local and regional economic conditions have on our overall financial performance.

           Strong Nationally-Recognized Brand. As a result of a significant branding investment by the Company since its formation, NationsRent has developed a nationally-recognized brand supported by a highly distinctive logo and a uniform clean storefront image. We believe this well-established brand enables us to expand our customer base and attract a broader range of customers, including large customers with operations in a variety of geographic markets.

           Access to Retail Customer Base. In October 2000, we entered into an exclusive multi-year strategic alliance agreement with Lowe's (NYSE: LOW) to operate NationsRent locations in select Lowe's home improvement stores. Lowe's is one of the country's premier home improvement retailers, and reported fiscal 2003 annual sales of more than $30.0 billion. Operating as a store within a store adjacent to the entrance of a Lowe's store, the NationsRent at Lowe's locations offer for rent our full line of construction tools and equipment. In addition, they provide us access to the do-it-yourself and small-to-medium contractor customer base. By managing these NationsRent at Lowe's locations, we believe that we have developed an expertise in using high traffic retail space to leverage the products and services available at our stand-alone hub and satellite locations. The NationsRent at Lowe's locations, and other high traffic retail locations we may develop, further diversify our customer base, increase cross-selling potential and enhance brand awareness.

           As of January 31, 2004, we operated 99 locations in Lowe's home improvement stores in eight states and we will complete the store-opening phase of our strategic alliance agreement with Lowe's by opening our 100th NationsRent at Lowe's location in June 2004. Pursuant to the terms of the strategic alliance agreement, Lowe's has elected not to continue opening new stores at this time. Although our agreement with Lowe's does not contemplate additional locations, our leases for the 100 locations will continue until October 31, 2008.

           Experienced Management Team. As part of the reorganization, we installed a new senior management team with individuals who possess an average of 20 years of direct industry experience. The team is led by Jeff Putman, who is our Chief Executive Officer. In addition to its extensive industry experience, the new senior management team brings a history of mutually beneficial relationships with a number of key manufacturers in the industry. Over time, these relationships are expected to enable the Company to establish attractive financing terms, purchase discounts and sales and service arrangements.

Business Strategy

           Diversify Our Revenue Base. For the year ended December 31, 2003, our revenue mix was 87% rental revenue and 13% sale of equipment, parts, repair and maintenance and other ancillary services. Over time, we will return the Company's revenue mix to a diversified base of customer services. In addition to our focus on growing rental revenue, we will also seek to grow:

•	sales of new and used equipment;

•	in-shop and on-site maintenance and repairs for our customers;

•	sales of parts; and

•	sales of related merchandise and complementary services.

           We expect that this diversification will provide greater customer satisfaction and retention, as well as improved profitability and return on investment, since these non-rental services require minimal additional capital investment. To achieve these goals, we recently have modified the compensation arrangements for our sales personnel and management to provide incentives for them to sell the full range of our product and service offerings.

           Focus on Our Customers, Fleet and People. We are focused on becoming more responsive to our customer needs and optimizing our fleet by:

•	Reducing the layers of management from five to four, dividing our territory into six regions instead of three, and installing a regional vice president for each of these regions who reports directly to the chief executive officer.

•	Transitioning our core rental fleet from over 100 manufacturers' brands to ten to fifteen leading manufacturers' brands. Over time, we believe this transition will have a positive impact on customer service, repair and maintenance costs, parts inventory, operator and mechanic training, and overall fleet performance.

•	Initiating training and development programs for our employees. These programs are designed to build business skills at the local level and allow store management to tailor our products and service offerings to meet customers' needs.

           Leverage Our Infrastructure. The businesses that NationsRent acquired during its "roll-up" phase were collectively generating over $600 million in annual revenue. Because we generated only $486.9 million in revenue for the year ended December 31, 2003, we believe our infrastructure is significantly underutilized. We believe that with our new industry-experienced management team implementing their business strategy this infrastructure can produce significantly more revenue than we are currently generating.

Operations

           We operated 265 rental center locations in 26 states, as of January 31, 2004. Our operations consist of:

•	renting a full range of equipment to construction, homeowner and industrial customers;

•	selling used equipment inventory;

•	selling new equipment;

•	selling parts and supplies; and

•	selling maintenance and repair services to complement our equipment rentals and sales.

           Equipment Rentals. We rent on a daily, weekly and monthly basis a broad variety of light, medium and heavy equipment serving contractors and other commercial and industrial customers as well as homeowners. Our rental inventory includes such equipment as aerial work platforms, air compressors, backhoes, loaders, dozers, excavators, trenching equipment, forklifts, generators and a variety of small tools. The mix of equipment offered from each of our locations varies based on the needs of the local market. We make capital investments in new equipment, engage in sales of used equipment, and conduct preventive maintenance.

           Used Equipment Sales. We sell used equipment in the normal course of business to customers that wish to own highly maintained used equipment as a complement to their owned and rented equipment fleets.

           New Equipment Sales. We sell new equipment on behalf of certain nationally known equipment manufacturers.

           Parts and Supplies and Maintenance and Repair Services. We sell parts and supplies and maintenance and repair services to our entire customer base.

Customers

           As of December 31, 2003, we served over 494,000 customer accounts in the construction, industrial, homeowner and other segments of the equipment rental industry. No single customer accounted for more than 0.02% of our rental revenue. Our customers vary in size from large Fortune 500 companies to small-to-medium construction contractors, subcontractors, machine operators and homeowners.

           We rent equipment, sell parts and provide repair services on account to customers who are screened through a credit application process. Customers can arrange financing of purchases of large equipment through a variety of sources including manufacturers, banks, finance companies and other financial institutions. We intend to arrange third-party financing for our customers to purchase new and used equipment.

Sales and Marketing

           We maintain a strong marketing and sales organization throughout our Company to better understand and serve our customers and increase our customer base. We undertake sales and marketing initiatives designed to increase revenue and market share and build brand awareness. We prepare marketing analyses which address key business issues such as market/industry history, opportunities, company philosophy, sales trends, consumer behavior trends, distribution channels, pricing issues, target markets, advertising and media analyses, competitive situations and selling strategies. Based on the results of our analyses, we develop marketing and sales strategies.

           Our regional vice presidents are responsible for training, supervising and directing the selling activities of the NationsRent sales force in their markets. In addition, regional managers also are responsible for overseeing the mix of equipment at their locations and keeping abreast of local construction and industrial activity.

           We employ approximately 300 salespeople who utilize targeted local marketing strategies to address specific customer needs and respond to competitive pressures. To remain informed of local market activity, salespeople track construction projects and new equipment sales in their area through Equipment Data Reports, F.W. Dodge Reports, CMD Reports and Planning, Engineering and Construction (PEC) Reports, follow up on referrals, and visit construction sites and potential equipment users who are new to the area.

Trademarks

           We own a number of registered service marks that include the name "NationsRent." Management views these service marks as material to NationsRent.

Purchasing

           We acquire equipment from manufacturers with reputations for product quality and reliability. We believe that our size and the quantity of equipment we acquire enable us to purchase equipment directly from manufacturers pursuant to national purchasing agreements at lower prices and on more favorable terms than many smaller competitors. We maintain close relationships with our manufacturers to ensure the timely delivery of new equipment. Although we are implementing a key vendor program to standardize portions of our rental equipment, we believe that we have sufficient alternative sources of supply for the equipment we purchase in each of our principal product categories. We acquire our rental equipment inventory through a combination of purchase and lease arrangements.

           We select the type and quantity of rental equipment to be purchased for each of our locations based on the expected needs of the local market. We determine rental rates for each type of equipment based on the cost and expected utilization of the equipment, and adjust rental rates at each location for demand, length of rental, volume of equipment rented and other competitive considerations.

Competition

           The equipment rental industry is capital intensive, highly fragmented and is characterized by intense price and service competition. We compete through a combination of pricing, service, equipment quality, availability, value and convenience. We compete with independent third parties in all of the markets in which we operate, and we compete with equipment manufacturers that sell and rent equipment to customers, directly and through their dealer networks. We also compete with the tool rental centers of national home improvement stores. As a result of industry consolidation in recent years, many of our competitors operate on a regional or national basis.

           At times, industry-wide price pressures on certain classes of equipment have adversely affected equipment rental companies, and we have, on such occasions, priced our equipment in response to these pressures. Moreover, at times when the equipment rental industry has experienced equipment oversupply, competitive pressure has intensified, with a negative impact on the industry's rental rates.

Employees

           As of March 1, 2004, we employed 3,312 persons, 156 of which were covered by collective bargaining agreements. We believe that our relations with our employees are good.

Properties

           Our corporate headquarters are located in Fort Lauderdale, Florida, in leased premises. As of December 31, 2003, we operated 265 rental locations located in 26 states. We lease the real estate for all but three of our locations. We believe that our facilities are sufficient for our current needs. Below is an overview of such locations:

                                                                           Number of
Region         States with NationsRent Locations                           Locations
------------   ---------------------------------                           ---------
Midwest        Indiana, Kentucky, Michigan, Ohio, West Virginia,
               Pennsylvania...............................................     59
Southeast      Florida....................................................     49
Mid-Atlantic   Georgia, North Carolina, South Carolina, Tennessee,
               Alabama....................................................     49
Central        Louisiana, Texas...........................................     63
Northeast      Connecticut, Maine, Massachusetts, New Hampshire, New
               Jersey, New York, Rhode Island.............................     19
West           Arizona, California, Colorado, Nevada, Utah................     26
                                                                              ---
Total                                                                         265
                                                                              ===

Legal Proceedings

           On December 17, 2001, NationsRent, Inc. and its subsidiaries filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The cases were consolidated for procedural purposes and designated as Case No. 01-11628 (PJW). On May 20, 2002, the Bankruptcy Court established a bar date of August 5, 2002 as the last date to file a proof of claim. In connection with the chapter 11 case, proofs of claim were filed against us with the Bankruptcy Court or with our claims and noticing agent, Logan & Company, Inc.

           On December 23, 2002, we filed the plan of reorganization with the Bankruptcy Court. On February 7, 2003, the Bankruptcy Court approved the Disclosure Statement which, together with the plan of reorganization, was subsequently sent to all of our creditors for their approval.

           After notice and a hearing, on May 14, 2003, the Bankruptcy Court entered a final order to confirm the plan of reorganization, as modified. Thereafter, on the effective date, distributions were made to creditors and we emerged from bankruptcy protection. On the effective date, a creditors' trust for the benefit of holders of general unsecured claims was formed. Pursuant to the plan of reorganization, we assigned to the creditors' trust the right to object to all general unsecured claims, which the creditors' trust was required to interpose by March 9, 2004, as well as the right to pursue all preference actions and other claims or causes of action under sections 544 through 550 of the Bankruptcy Code that were not resolved or released pursuant to the plan of reorganization. Pursuant to the plan of reorganization, we must administer priority and secured claims filed against NationsRent, Inc. and, to the extent that any such claims are objectionable, we were required to interpose such objections no later than March 9, 2004.

           NationsRent, Inc. was party to various legal proceedings that arose in the ordinary course of business prior to the chapter 11 case, none of which were material to our financial condition or results of operations. All such proceedings were stayed as of the Petition Date and shall be resolved pursuant to the terms of the plan of reorganization.

           We also have become party to legal proceedings arising in the ordinary course of business after December 17, 2001, the commencement date of the NationsRent, Inc. bankruptcy proceedings, none of which are material to our financial condition or results of operations.

MANAGEMENT

           As of the effective date, the reorganized NationsRent, Inc. became a wholly-owned indirect subsidiary of NationsRent Companies, Inc. The following information concerning directors and executive officers is given with respect to NationsRent Companies. Each of the officers identified below hold such positions at NationsRent Companies, the issuer of the notes, and each of the direct and indirect subsidiaries of NationsRent Companies.

Name                               Age   Position
--------------------------------   ---   --------------------------------------------
Thomas ("Jeff") J. Putman(1)....   53    President, Chief Executive Officer and
                                         Director
Bryan T. Rich...................   47    Executive Director (an officer position) and
                                         Co-Chairman of the Board of Directors
Douglas M. Suliman, Jr.(2)......   48    Executive Director (an officer position) and
                                         Co-Chairman of the Board of Directors
Thomas J. Hoyer.................   41    Executive Vice President and Chief Financial
                                         Officer
Joseph H. Izhakoff..............   38    Executive Vice President--Corporate
                                         Development, General Counsel and Secretary
John C. Scherer.................   47    Vice President and Treasurer
Thomas W. Blumenthal(2).........   45    Director
Andrew P. Hines(2)..............   64    Director
Irving M. Levine(1).............   68    Director
Greg A. Rosenbaum(1)............   51    Director
____________________
(1)	Member of the Company's Compensation Committee.

(2)	Member of the Company's Audit Committee.

           Thomas ("Jeff") J. Putman has been a director and our President and Chief Executive Officer since June 2003. From March 2002 to August 2002, he served as an industry consultant to the Committee of Unsecured Creditors of NationsRent. Prior to that period, Mr. Putman served in a number of capacities at Fluor Corporation, most recently as the Chief Executive Officer of GlobEquip LLC, a global, internet-enabled trading company focused on the mining and construction equipment vertical markets. From 1999 to 2000, he served as Senior Vice President of Fluor Global Services and, from 1997 to 1999, he served as Group President for Fluor Daniel Diversified Services Group. Mr. Putman served as President, from 1990 to 1997, of American Equipment Company, Fluor's equipment distribution subsidiary.

           Bryan T. Rich has been a Co-Chairman of the board of directors and an Executive Director (an officer position) since June 2003. Mr. Rich is co-founder and a Managing Member of Phoenix Rental Partners, LLC and a Managing Director of Boston Rental Partners, LLC ("Boston Rental"). He was Senior Vice President of NationsRent for the Northeast Region from 1998 to 2000, is a trustee of two real estate investment trusts and since 1998 has been the President of TREC, LLC, an active commercial real estate company currently leasing three properties to NationsRent. Mr. Rich was the majority stockholder and President of Logan Equipment, Corp. which was acquired by NationsRent in December 1998. He was a co-founder of Commonwealth National Bank and currently serves on its board of directors. Mr. Rich is a 1978 graduate of Boston College, where he received his Bachelor of Science degree in Operations Management.

           Douglas M. Suliman, Jr. has been a Co-Chairman of the board of directors and an Executive Director (an officer position) since June 2003. Mr. Suliman is co-founder and a Managing Member of Phoenix Rental Partners, LLC and a Managing Director of Boston Rental. Mr. Suliman also is the founder and President of Island Partners, Ltd., a private merchant banking firm specializing in corporate restructuring, leveraged acquisitions and mergers and acquisitions for both public and private companies, a position he has held since 1990. He graduated in 1977 with a Bachelor of Science degree from the University of Massachusetts at Amherst and in 1980 with a Masters of Business Administration degree from Northeastern University.

           Thomas J. Hoyer has been our Executive Vice President and Chief Financial Officer since June 2003. Prior to joining NationsRent, Mr. Hoyer was Vice President of Corporate Finance at MWH Global, Inc., a privately held environmental consulting/engineering/construction company. Mr. Hoyer began his career at Fluor Corporation where he gained experience in the accounting, merger and acquisition, and treasury functions before serving as chief financial officer at two companies in which Fluor had a financial interest. Mr. Hoyer earned a Bachelor's degree and a Master's Degree in Business Administration from Clemson University.

           Joseph H. Izhakoff has been our Executive Vice President—Corporate Development, General Counsel and Secretary since June 2003. Mr. Izhakoff joined NationsRent in 1998 and was the executive vice president, general counsel and secretary to NationsRent. Previously, Mr. Izhakoff was a shareholder/partner of Akerman, Senterfitt & Edison, P.A., one of Florida's premier law firms, where his practice focused on corporate finance and mergers and acquisitions. Mr. Izhakoff began his career in New York with Paul, Weiss, Rifkind, Wharton & Garrison, a globally oriented, full service law firm with offices worldwide. He received a Bachelor of Science degree with highest honors from the State University of New York at Albany in 1987 and a Juris Doctor degree with honors from Harvard Law School in 1990.

           John C. Scherer has been a Vice President and our Treasurer since June 2003. Mr. Scherer joined NationsRent in March 1998 and has served in positions of increasing responsibility in the treasury department. In his role as Vice President and Treasurer, Mr. Scherer is responsible for maintaining the Company's relationships with investment banks and other lenders, as well as providing financial reports to executive management and the board of directors. Prior to joining NationsRent, Mr. Scherer worked in positions of increasing responsibility at OHM Corporation from 1985 to 1998, most recently as Assistant Treasurer. Mr. Scherer holds a Bachelor of Science degree in business administration and a Master of Business Administration degree from Bowling Green State University.

           Thomas W. Blumenthal has been a director since June 2003. Mr. Blumenthal is a Managing Director of The Baupost Group, L.L.C., a registered investment advisor that manages discretionary equity capital following a value investment philosophy. He joined Baupost in 1993. Mr. Blumenthal has previously served on the boards of directors of Data Documents, Inc. (1988-2000), Richey Electronics, Inc. (1993-1999) and RMA Home Services, Inc. (1997-1999). He graduated from Claremont McKenna College with a Bachelor of Arts degree in Economics in 1981.

           Andrew P. Hines has been a director since June 2003 and has more than 25 years of experience as a senior level executive of various companies. Since 2000, Mr. Hines has been a senior partner of Hines & Associates, a management-consulting group. Since 2000, he also served as Interim Chief Financial Officer of C.P. Kelco and as Chief Financial Officer, Chief Operating Officer and Executive Vice President of Ardent Communications (formerly CAIS Internet). In 1997, Mr. Hines was one of two initial members of a new management team of Outboard Marine Corporation, a marine engine manufacturing company, and from 1997 to 2000, he served as Outboard Marine's Executive Vice President and Chief Financial Officer. Mr. Hines is a Certified Public Accountant and has a Bachelor of Business Administration degree from St. John's University. He is a member of the American Institute of Certified Public Accountants, the New York Society of Certified Public Accountants and the Financial Executives Institute.

           Irving M. Levine has been a director since June 2003 and has over 40 years experience in the construction industry. At the end of 2002, Mr. Levine retired as the Chairman and Chief Executive Officer of Multiquip, Inc., a manufacturer and distributor of small and medium-sized construction equipment and a major supplier to NationsRent, where he worked since 1973. Mr. Levine holds a Bachelor of Science degree in Civil Engineering from Northeastern University.

           Greg A. Rosenbaum has been a director since June 2003. Mr. Rosenbaum is President of Palisades Associates, Inc., a merchant banking and consulting company which he founded in 1989. Mr. Rosenbaum serves as a director of Playcore Holdings, Inc., TVC Communications, Inc., EK Holdings, Inc., Empire Kosher Poultry, Inc., Harvard Debate, Inc. and The Whaler on Kaanapali Beach and is a member of The Dean's Councils, as well as Vice Chair and Chair-elect of the Dean's Alumni Leadership Council, at Harvard's John F. Kennedy School of Government. He is also a member of Harvard University's Committee on University Resources. Mr. Rosenbaum received a Bachelor of Arts degree from Harvard College in 1974, a Master in Public Policy degree from Harvard's Kennedy School in 1978, and a Juris Doctor degree from Harvard Law School in 1978. He is admitted to the active practice of law in Ohio and Illinois and is a member of the American Bar Association and its Sections on Business Law and Antitrust.

           Each of our directors shall hold such position until the next annual meeting of stockholders and until such time as their successors shall have been duly elected and qualified.

Executive Compensation

           The following table sets forth certain information regarding compensation we paid to our chief executive officer, each person serving as our chief executive officer during 2003, and to each of our four other most highly compensated executive officers at the end of fiscal 2003:

                                             Summary Compensation Table

                                                                                        Long Term
                                                  Annual Compensation                  Compensation
                                       -------------------------------------------   ----------------
                                                                       Other         Restricted Stock    All Other
Name and                                Salary       Bonus      Annual Compensation      Awards(1)     Compensation(2)
Principal Position             Year        $           $                 $                  $                 $
-----------------------      -------    ------       -----      -------------------  ----------------  ---------------
Thomas J. Putman
President and
Chief Executive Officer      2003(3)  $ 266,710         --                 --          $ 1,532,241      $   974,816
                             2002            --         --                 --                   --      $    43,365(4)

D. Clark Ogle
Chief Executive Officer      2003(5)  $ 288,461         --                 --                  --       $ 1,837,448
                             2002(6)    184,615         --                 --                  --            23,406

Bryan T. Rich
Co-Chairman of the Board
and Executive Director       2003(3)  $ 209,230         --                 --          $ 2,996,554      $ 1,077,618
                             2002            --         --                 --                   --               --
                             2001            --         --                 --                   --          206,730(7)

Douglas M. Suliman, Jr.
Co-Chairman of the Board
and Executive Director       2003(3)  $ 224,615         --                 --          $ 2,996,554      $ 1,370,263

Philip V. Petrocelli
President and Chief
Operating Officer            2003(5)  $ 221,538         --                 --                   --      $ 1,200,000
                             2002       448,500         --                 --                   --               --
                             2001       309,616         --                 --                   --               --

Joseph H. Izhakoff
Executive Vice President -
Corporate Development,
General Counsel and
Secretary                    2003(8)  $ 300,000    $ 48,750               --           $   161,055      $   592,375
                             2002       300,000          --               --                    --               --
                             2001       279,808          --               --                    --               --

Thomas J. Hoyer
Executive Vice President
and Chief Financial Officer  2003(3)  $ 139,171    $ 81,000               --           $   322,110      $   372,050
(1)	Such shares were issued under the Company's 2003 restricted stock plan and are valued at $71.59 per share less the amount paid for the shares by the officer. Pursuant to such plan, 34% of Mr. Putman's 21,406 shares vested on the date of the grant, and the balance will vest in equal amounts (33%) over the next two years, on each anniversary of the date of the grant. Fifty percent (50%) of the shares received by each of Messrs. Rich (41,862) and Suliman (41,863) vested on the date of the grant, and the remaining 50% will vest on the first anniversary of the date of the grant. Mr. Izhakoff's (2,250) and Mr. Hoyer's (4,500) shares vest in equal annual installments (25%) over four years, beginning on the first anniversary of the date of the grant. The Company does not presently anticipate that dividends will be paid on the shares of restricted stock.

(2)	Included in such number are relocation costs to Messrs. Hoyer, Putman and Ogle in the amounts of approximately $187,300, $95,978 and $60,855, respectively; and a special reorganization bonus of $225,000 to Mr. Izhakoff. Also included are: key employee retention bonuses related to the reorganization to Messrs. Izhakoff, Petrocelli and Ogle in the amounts of approximately $300,000, $480,000 and $600,000, respectively; gross-up payments for restricted stock awards to pay taxes to Messrs. Hoyer, Putman, Rich, Suliman and Izhakoff in the amounts of approximately $184,751, $878,839, $1,077,619, $1,370,264, and $92,375, respectively; and severance payments to Messrs. Petrocelli and Ogle of approximately $720,000 and $1,200,000, respectively.

(3)	Messrs. Putman, Rich, Suliman and Hoyer have served as executive officers of the Company since June 13, 2003.

(4)	This amount reflects consulting fees paid by the Company to Mr. Putman in connection with his service as a consultant to the Official Committee of Unsecured Creditors in 2002.

(5)	The employment of Messrs. Ogle and Petrocelli with the Company was terminated effective June 13, 2003. Mr. Petrocelli also held stock options in the predecessor company which were extinguished as part of the Company's plan of reorganization and are not reflected in the table.

(6)	Mr. Ogle joined the Company in August 2002.

(7)	This amount represents severance pay paid following the termination of Mr. Rich's employment with the predecessor company in 2000.

(8)	Mr. Izhakoff has served as Executive Vice President - Corporate Development, General Counsel and Secretary since June 2003. Mr. Izhakoff joined NationsRent in 1998 and was the executive vice president, general counsel and secretary to NationsRent, Inc. Mr. Izhakoff also held stock options in the predecessor company which were extinguished as part of the Company's plan of reorganization and are not reflected in the table.

Compensation Committee Interlocks and Insider Participation

           There are no compensation committee interlocks (i.e., no executive officer of ours serves as a member of the board of directors or the compensation committee of another entity that has an executive officer serving on our board of directors). Thomas J. Putman, our President and Chief Executive Officer, serves on our Compensation Committee. He has and will continue to recuse himself from all discussions and decisions concerning his compensation.

Restricted Stock Plan

           On the effective date, the Company adopted the 2003 restricted stock plan, pursuant to which directors, officers, management and key employees of the Company are eligible to receive grants of restricted shares of our common stock. Under the restricted stock plan, the Company may grant up to an aggregate of 141,000 shares of common stock. Such restricted shares are not transferable (except under limited circumstances) and subject to forfeiture upon such terms and conditions as the Company's board of directors or any committee thereof (if so delegated by the board) shall determine. The Company has agreed to make "gross-up" payments in connection with restricted shares issued under the restricted stock plan. Under the restricted stock plan, the restricted shares held by an employee or director whose services have been terminated are subject to repurchase at the option of the Company for 180 days following such termination. Additionally, the holder of such restricted shares shall have a "put-right" with respect to such shares during the same 180-day period. The repurchase price for any such shares subject to such put or call shall be the net book value per share on the date of repurchase. If at the time of such repurchase, the Company's credit facilities do not allow such shares to be repurchased for cash, the Company may pay the repurchase price in the form of a five year subordinated note.

Employment Agreements

           The Company has entered into an employment agreement with each of the following executive officers:

           Thomas ("Jeff") J. Putman, our President and Chief Executive Officer since June 2003, has a four-year employment agreement that provides for an annual base salary of $500,000 per year and annual bonuses of up to 100% of base salary based on performance targets. Mr. Putman received 21,406 shares of restricted stock pursuant to the terms of the Company's 2003 restricted stock plan as described below. Thirty-four percent (34%) of such shares vested on the date of the grant, and the balance will vest in equal amounts (33%) over the next two years, on each anniversary of the date of the grant. If Mr. Putman's employment is terminated "without cause" or "due to a change in control" he would be entitled to a severance payment equal to three times his annual base salary.

           Bryan T. Rich, one of our two Executive Directors since June 2003, has a four-year employment agreement that provides for an annual base salary of $400,000 per year and annual bonuses of up to 100% of base salary based on performance targets. Mr. Rich received 41,862 shares of restricted stock pursuant to the Company's restricted stock plan. Fifty percent (50%) of such shares vested on the date of the grant, and the remaining 50% will vest on the first anniversary of the date of the grant. If Mr. Rich's employment is terminated "without cause" or "due to a change in control" he would be entitled to a severance payment equal to two times his annual base salary.

           Douglas M. Suliman, Jr., one of our two Executive Directors since June 2003, has a four-year employment agreement that provides for an annual base salary of $400,000 per year and annual bonuses of up to 100% of base salary based on performance targets. Mr. Suliman received 41,863 shares of restricted stock pursuant to the Company's restricted stock plan. Fifty percent (50%) of such shares vested on the date of the grant, and the remaining 50% will vest on the first anniversary of the date of the grant. If Mr. Suliman's employment is terminated "without cause" or "due to a change in control" he would be entitled to a severance payment equal to two times his annual base salary.

           Thomas J. Hoyer, our Chief Financial Officer since June 2003, has a four-year employment agreement that provides for an annual base salary of $275,000 per year and annual bonuses of up to 100% of base salary based on performance targets. Mr. Hoyer received 4,500 shares of restricted stock pursuant to the Company's restricted stock plan. Such shares vest in equal annual installments (25%) over four years, beginning on the first anniversary of the date of the grant. If Mr. Hoyer's employment is terminated "without cause" or "due to a change in control" he would be entitled to a severance payment equal to two times his annual base salary.

           Joseph H. Izhakoff, our Executive Vice President—Corporate Development, General Counsel and Secretary since June 2003, has a four-year employment agreement that provides for an annual base salary of $300,000 per year and annual bonuses of up to 100% of base salary based on performance targets. Mr. Izhakoff received 2,250 shares of restricted stock pursuant to the Company's restricted stock plan. Such shares vest in equal annual installments (25%) over four years, beginning on the first anniversary of the date of the grant. If Mr. Izhakoff's employment is terminated "without cause" or "due to a change in control" he would be entitled to a severance payment equal to two times his annual base salary. Upon any termination, Mr. Izhakoff also is entitled to an additional $225,000 cash payment.

           John C. Scherer, our Vice President and Treasurer, has a four-year employment agreement that provides for an annual base salary of $183,000 per year and annual bonuses of up to 100% of base salary based on performance targets. Mr. Scherer received 560 shares of restricted stock pursuant to the Company's restricted stock plan. Such shares vest in equal annual installments (25%) over four years, beginning on the first anniversary of the date of the grant. If Mr. Scherer's employment is terminated "without cause" or "due to a change in control" he would be entitled to a severance payment equal to two times his annual base salary.

Director Compensation

           Each non-employee member of the Company's board of directors receives compensation for his service as a director of the board in an annual amount equal to $35,000, payable quarterly in advance. We also made a one-time grant of 1,366 shares of restricted stock pursuant to the Company's restricted stock plan to each of our non-employee directors, which shares vested immediately upon grant. Non-employee members of any committee of the Company's board receive additional compensation for their service on such committee equal to a per day meeting fee of $1,000, payable quarterly in arrears. The chairperson of any committee receives an annual fee of $3,000 for his or her service, payable quarterly in advance. In addition, all non-employee directors of the Company are reimbursed for actual, reasonable out-of-pocket expenses incurred in connection with attending board or committee meetings in person. Although Thomas W. Blumenthal is a non-employee director, he has elected not to receive any compensation, other than expense reimbursements.

Compensation Committee Report on Executive Officer Compensation

           The Compensation Committee ("Committee") was formed by the Board of Directors in July 2003 following the effective date of the Company's plan of reorganization. The Committee must consist of at least three members of the Board of Directors. The Committee currently consists of Greg A. Rosenbaum and Irving M. Levine, who are not employees of the Company, and Thomas J. Putman, who is our President and Chief Executive Officer. Mr. Putman is required to recuse himself when the Committee discusses his compensation. In 2003, the Committee met on two occasions and acted by written consent on one occasion.

Role of the Committee

           As it relates to executive compensation, the Committee's duties and responsibilities are to review and approve goals and objectives relevant to the compensation of the chief executive officer and other senior officers and, after a review of performance in light of such goals and objectives, to set the compensation of the chief executive officer and such senior officers. The Committee also is responsible for reviewing and making recommendations to the Board of Directors with respect to the general compensation, benefits and perquisites policies and practices of the Company, including the Company's incentive compensation and equity-based compensation plans. The Committee has the authority to conduct or authorize surveys or studies of matters within the scope of the Committee's responsibilities and, in that regard, the Committee may retain, at the Company's expense, independent counsel or other consultants as necessary to assist in any such surveys or studies.

Guiding Principles

           The goal of the Company's compensation system is to attract, reward, motivate and retain key executives who are capable of achieving the Company's objectives in a highly competitive industry. In discharging the Committee's duties and responsibilities, the Committee's guiding principles in the design and administration of the Company's executive compensation programs are:

•	compensation should be based on the performance of both the individual and the Company;

•	compensation should be designed to support the Company's business strategy and culture;

•	compensation should take into account short-term and long-term objectives and performance; and

•	compensation levels should be appropriate and competitive for the industry in which the Company competes.

Components

           The primary components of the Company's executive compensation program consists of base salaries, annual bonuses and long-term incentives. The Committee does not allocate a fixed percentage of compensation to each of these components, providing flexibility to help drive the Company's achievement of specific objectives.

           In June 2003, when the Company completed its reorganization, it assembled a new senior management team, which consisted of proven industry professionals from outside the Company together with certain highly regarded members of the existing senior management team. In order to attract, retain and integrate this new management team and to ensure their focus on the Company's new business strategy, the Company offered a four-year employment agreement to each member of its senior management team. The terms of these employment agreements are described in more detail in the section entitled "Management – Employment Agreements." These agreements established base salaries, maximum annual bonuses and long-term incentives in the form of initial restricted stock awards. These agreements also contain non-competition and non-solicitation covenants, severance benefits and relocation benefits.

Base Salary

           The annual salary of each of the Company's key executives was established at the time each of their respective employment agreements were entered into. All of the employment agreements provide for the potential increase, but not a decrease, in annual salary, at the discretion of the Board of Directors or the Committee. The base salary of each key executive is reviewed periodically by the Committee. The base salary program is designed to pay for individual performance within a structure that is internally equitable and externally competitive with comparable companies. Base salaries are a function of:

•	the relative value and potential impact of each position on the performance of the Company. Value is measured by, among other things, responsibilities, complexity and scope of markets, sales volume, technological requirements and business strategy. The evaluation process results in the assignment of a position grade;

•	salary ranges, assigned to each pay grade, which establish a competitive position with median salary compensation levels at comparable companies; and

•	individual performance, within established base salary ranges.

Annual Bonuses

           Annual bonuses are designed to support the Company's business strategy and to foster the creation of a unified culture. The goal is to establish at the beginning of the fiscal year the key performance measures that the Committee believes require the special focus of senior management as well as employees generally to insure that all NationsRent personnel are working as a team to drive the Company's business and culture. The Committee then defines a range of possible compensation with respect to each of the key measures that will determine, as the Committee assesses senior management performance at the end of the year, whether and at what level annual bonuses will be available.

           The payment of bonuses to members of senior management under the plan is tied to their individual performance as well as the Company's performance. Individual performance is evaluated based on each senior manager's results against his or her objectives. For 2004, these objectives include financial measures of return on investment as well as a focus on the safety of the Company's employees, customers and equipment, the diversification of its revenue base, team work, and the development of strategic relationships with equipment manufacturers. A target bonus is paid when both financial performance and individual performance objectives are met. If both objectives are not met, the bonus is reduced. If performance falls below the minimum threshold for both objectives, there is no bonus. Similarly, if performance exceeds the objectives, a higher bonus is paid, subject to a cap.

           Pursuant to the terms of their employment agreements, members of senior management are eligible to participate in the above-described senior management incentive program. However, there are no guaranteed annual bonuses and any bonuses paid are subject to the discretion of the Committee in accordance with the objectives and performance measures outlined above, which are modified from year to year.

           Mr. Putman's annual bonus will be determined by the Committee based on the same criteria as summarized in the preceding paragraphs relative to all executive officers.

           In 2003, because the Company completed its reorganization in June and assembled a new management team at that time, no formal incentive compensation program was established. Instead, the Committee assessed the Company's overall performance together with the individual performance of each member of senior management based on position expectations, certain identified individual performance standards, leadership in safety, integrity and commitment to the Company's new strategy and contribution to the success of the Company. On that basis, annual bonuses were made available to all members of senior management, other than Messrs. Putman, Rich and Suliman, each of whom agreed not to be considered for an annual bonus in 2003.

Long Term Incentives

           The long-term component of this executive compensation program is a restricted stock plan which is designed to link the interests of senior management with stockholders and provide such management with an equity interest in the Company. The restricted shares are designed to encourage and enable the acquisition by each executive of a personal proprietary interest in the Company, thereby providing the executives with incentives to put forth maximum efforts for the development and financial success of the Company and strengthen their desire to remain with the Company. Restricted stock also rewards management for long-term strategic direction and enhancement of stockholder value and promotes recruitment and retention of key management personnel by providing meaningful incentives dependent upon successful corporate performance.

           The members of senior management to whom restricted stock awards are granted under the restricted stock plan, the number of shares with respect to which a restricted stock award is granted, and the vesting schedule of such shares is determined by the Board of Directors or the Committee, as the case may be, in its sole discretion.

           In 2003, in connection with assembling a new management team, 124,251 shares of restricted stock (subject to various vesting schedules) were granted to members of senior management as part of their initial compensation package. Mr. Putman was granted 21,406 of those shares of restricted stock, one-third of which vested on the date of grant and the balance of which will vest in two equal installments on the second and third anniversaries of the date of grant.

           In considering the restricted stock awards, the Committee acknowledged that recipients would be taxed annually, in accordance with the respective vesting schedule of their stock, and that because of the illiquidity of the stock, such recipients would likely be unable to sell any of their stock to offset the tax payments. In order to cover these tax liabilities, the Company granted recipients a "gross-up" payment in addition to the restricted stock. The Committee decided to make a full gross-up payment with the grants in 2003 to utilize the 2003 basis of the stock. In accordance with this decision, each recipient receiving a gross-up payment was required to make an 83(b) election as a condition to receiving the gross-up. The total amount of gross-up payments made to the senior executives set forth in the summary compensation table was $3,603,848. Mr. Putman received a gross-up payment of $878,839.

Other Employee Benefits

Retirement Savings Plan

           The Company's 401(k) Retirement Savings Plan (the "401(k) Plan") provides retirement and other benefits to its employees and permits employees a means to save for their retirement. The Company may, at its discretion, make matching contributions under the 401(k) Plan. The 401(k) Plan is intended to be a tax-qualified plan under Section 401(a) of the Internal Revenue Code. The Company also provides welfare benefits to its employees, including health, life and disability. The Company's executive officers participate in these plans, however, the benefits do not exceed 10.0% of their respective salaries. The Company did not make any matching contributions under the 401(k) Plan for the year ended December 31, 2003.

Indemnification of Directors and Officers

           Pursuant to our bylaws, we indemnify all of our directors and officers to the fullest extent permitted or required by the Delaware General Corporation Law. In addition, pursuant to our certificate of incorporation, to the extent not prohibited by law, we will indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, or a proceeding, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was one of our directors or officers, or is or was serving as a director, officer, manager, member, employee or agent or in any other capacity at our request, for any other corporation, company, partnership, joint venture, trust, employee benefit plan or other enterprise (an "other entity") while serving as a director or officer of the Company, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements) actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith and in a manner such person believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We also may indemnify, to the extent described above, any person who is or was an employee or agent of the Company, or is or was serving as a director, officer, manager, member, employee or agent or in any other capacity at our request, for any other entity.

           We also have entered into an indemnification agreement with each of our directors, pursuant to which we will indemnify such director against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any such proceeding (or any claim, issue or matter therein), if the director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

           Pursuant to the terms of their employment agreements described above, the persons covered by such agreements are indemnified and held harmless by the Company to the fullest extent permitted under the law of the State of Delaware. The Company is required to advance payment to such employee for costs and expenses and for all liability incurred by such employee to any third party as a result of the performance of its duties under the employment agreement, subject to the recoupment of such advances by the Company if it is ultimately determined that the employee was not entitled to such indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           The following table sets forth information with respect to the beneficial ownership of NationsRent Companies, Inc. as of March 4, 2004 by:

•	each person who is known by us to beneficially own 5% or more of our outstanding common stock;

•	each member of our board of directors;

•	each of our existing executive officers named in the Summary Compensation Table; and

•	all members of our board of directors and our executive officers as a group.

           Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, each of the holders of shares of common stock listed below has sole voting and investment power as to such shares unless otherwise noted.

                                             Number of Common     Percentage of Total
Name and Address of Beneficial Owner(1)           Shares            Common Shares(2)
-----------------------------------------    ----------------     -------------------

Stockholders of Five Percent or More
Phoenix Rental Partners, LLC                     244,491(3)               14.5%
The Baupost Group, L.L.C.                        969,767(4)               55.4%

Executive Officers and Directors
Thomas M. Putman                                  21,406(5)                1.3%
Bryan T. Rich                                    286,353(6)               17.0%
Douglas M. Suliman, Jr.                          286,354(7)               17.0%
Joseph H. Izhakoff                                 2,250(8)                 **
Thomas J. Hoyer                                    4,500(8)                 **
Thomas W. Blumenthal                                  --(9)                 --
Andrew P. Hines                                    1,366(10)                **
Irving M. Levine                                   1,366(10)                **
Greg A. Rosenbaum                                  1,366(10)                **
All directors and executive officers as
a group (10 persons)                             361,030(11)              21.5%

____________________

(1)	The address for Phoenix Rental Partners, LLC is 800 Hartford Turnpike, Shrewsbury, Massachusetts 01545. The address for The Baupost Group, L.L.C. is 10 St. James Avenue, Suite 2000, Boston, Massachusetts 02116. The address for the NationsRent executive officers and directors named in the above table is NationsRent Companies, Inc., 450 East Las Olas Boulevard, Suite 1400, Fort Lauderdale, Florida, 33301.

(2)	The percentage of total common shares was calculated based on 1,669,028 issued and outstanding shares as of March 4, 2004, plus for each person or entity listed above the number of shares that may be acquired by such person or entity within 60 days upon exercise or conversion of outstanding convertible securities.

(3)	Consists of (i) 232,737 issued and outstanding shares of common stock and (ii) 11,754 shares of common stock which may be acquired upon the conversion of convertible subordinated promissory notes, in each case held by Phoenix Funding I, LLC, which is controlled by Phoenix Rental Partners, LLC.

(4)	Consists of 889,335 issued and outstanding shares of common stock and 80,432 shares of common stock which may be acquired upon the conversion of convertible subordinated promissory notes held by various investment partnerships managed by The Baupost Group, L.L.C., which is a registered investment advisor and which beneficially owns such shares as general partner of such investment partnerships. SAK Corporation, which is wholly owned by Seth A. Klarman, is the managing member of The Baupost Group, L.L.C. Individual investment funds in which 5% or more of the outstanding shares of common stock are held are as follows:

     ------------------------- ---------------- ------------------ -------------------
                                                 Number of Common
                                                Shares Underlying
                               Number of Common     Convertible    Percentage of Total
          Investment Fund            Shares     Subordinated Notes    Common Shares
     ------------------------- ---------------- ------------------ -------------------
     Baupost Limited
     Partnership 1983 A-1           115,570            10,452              7.5%
     ------------------------- ---------------- ------------------ -------------------
     Baupost Value Partners
     L.P. 1983 B-1                   79,055             7,150              5.1%
     ------------------------- ---------------- ------------------ -------------------
     Baupost Limited
     Partnership 1983 C-1           297,983            26,950             19.2%
     ------------------------- ---------------- ------------------ -------------------
     HB Institutional Limited
     Partnership                    138,325            12,510              9.0%
     ------------------------- ---------------- ------------------ -------------------
(5)	Consists of restricted shares of common stock issued pursuant to the Company's 2003 restricted stock plan, 34% of which vested on the date of grant and the balance of which vest in equal installments on the first and second anniversaries of the date of grant.

(6)	Consists of (i) 41,862 restricted shares of common stock issued pursuant to the Company's 2003 restricted stock plan, 50% of which vested on the date of grant and the balance of which vest on the first anniversary of the date of grant and (ii) 244,491 shares of common stock beneficially owned by Phoenix Rental Partners, LLC, for which Mr. Rich is a managing member.

(7)	Consists of (i) 41,863 restricted shares of common stock issued pursuant to the Company's 2003 restricted stock plan, 50% of which vested on the date of grant and the balance of which vest on the first anniversary of the date of grant and (ii) 244,491 shares of common stock beneficially owned by Phoenix Rental Partners, LLC, for which Mr. Suliman is a managing member.

(8)	Consists of restricted shares of common stock issued pursuant to the Company's 2003 restricted stock plan, which vest in equal installments on the first, second, third and fourth anniversaries of the date of grant.

(9)	Mr. Blumenthal is a managing director of The Baupost Group L.L.C. Mr. Blumenthal disclaims beneficial ownership of the shares beneficially owned by The Baupost Group L.L.C.

(10)	Consists of restricted shares of common stock issued pursuant to the Company's 2003 restricted stock plan, all of which vested on the date of grant.

(11)	Consists of (i) 349,276 issued and outstanding shares of common stock, 116,539 of which were issued pursuant to the Company's 2003 restricted stock plan, and (ii) 11,754 shares of common stock which may be acquired upon the conversion of convertible subordinated promissory notes.

**	Less than one percent.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

           With respect to transactions discussed in this section, no independent determination has been made as to the fairness or reasonableness of the terms thereof. We believe however based on our prior experience, that the terms of each transaction were as favorable to us as we could have obtained from an unaffiliated party.

Boston Rental

           Boston Rental, a company of which our largest stockholder was the sole member and our Executive Directors were managing directors, was formed exclusively for the purpose of effecting a program that would facilitate the renting, leasing, purchasing or financing of new and used equipment by us in order to acquire or replace equipment we were leasing prior to the effective date. In this regard, prior to the effective date, Boston Rental purchased certain equipment that was the subject of our then existing operating leases (these leases are referred to collectively as, the "agreements") from the lender or lessor under such agreements. Boston Rental also purchased equipment that was subject to an agreement that we rejected. Finally, Boston Rental also obtained equipment from a third party that was similar to the equipment that was subject to an agreement that we rejected. In each of these cases, Boston Rental then rented the equipment to us at rental rates equal to or less than the fair market value for such equipment (which fair market value was less than the current rates we were obligated to pay under the agreements). This program provided us with the opportunity to refinance the equipment underlying the current operating leases down to the fair market value of such equipment. The program remained in effect until the effective date. On the effective date and shortly thereafter, certain of our subsidiaries collectively acquired certain assets of Boston Rental for $21.7 million and assumed approximately $41.2 million of liabilities. On December 30, 2003, Boston Rental was dissolved. See the section entitled "Plan of Reorganization."

Real Estate Leases

           TREC, LLC, an entity affiliated with Bryan Rich, one of our Co-Chairmen, and certain affiliates of TREC, LLC are currently leasing three locations to the Company, which annual rental payments are approximately $693,000 in the aggregate. In addition, certain immediate family members of Bryan Rich currently lease an additional three locations to the Company, which annual rental payments are approximately $390,000 in the aggregate. We assumed these leases on the effective date. In March 2004, TREC, LLC and the Company agreed to enter into an amendment on one of such leases with the following terms: (i) TREC, LLC will not increase the annual lease payments by $176,875 (as contemplated by the original lease) and instead keep such annual lease payments fixed (subject to an upward adjustment after the initial five-year period, but only if, and to the extent, finance costs under the lease rise more than eight percent), (ii) TREC, LLC will not be required to pay $1.6 million to the Company under the terms of the original lease and (iii) the Company will assume responsibility for all structural repairs to the facility.

Stockholders' Agreement

           Certain of the Company's officers and directors are affiliated with interested stockholders of the Company. Thomas W. Blumenthal, a Company director, is a managing director of Baupost. In addition, the executive directors and co-chairmen of the board of directors of the Company, Bryan T. Rich and Douglas M. Suliman, Jr., are co-founders and managing members of Phoenix and are managing directors of Boston Rental. Pursuant to the terms of a stockholders' agreement among the Company and the holders of its common stock, preferred stock and convertible subordinated notes, the number of directors of the board of directors of the Company is fixed at nine. Under the stockholders' agreement, two of the nine directors are designated by Phoenix and its affiliates for so long as Phoenix holds 5% of the outstanding common stock. If Phoenix holds between 1% and 5% of the outstanding common stock, it designates one director. Baupost and its affiliates are entitled to designate: (i) four of the nine directors for so long as Baupost holds 20% of the outstanding common stock; (ii) three directors if Baupost holds between 15% and 20% of the outstanding common stock; (iii) two directors if Baupost holds between 5% and 15% of the outstanding common stock; or (iv) one director if Baupost holds between 1% and 5% of the outstanding common stock. Notwithstanding the foregoing, Baupost has the right to designate four directors if Baupost holds more shares of common stock than any other holder of common stock and Phoenix has the right to designate two directors if Phoenix holds more shares of common stock than any other holder of common stock (not including Baupost). Baupost has designated Messrs. Blumenthal and Rosenbaum to serve as directors, and Phoenix has designated Messrs. Suliman and Rich to serve as directors. The Company's board of directors currently has seven members and two vacancies. The vacancies are a result of Baupost having designated only two of the four directors it is entitled to select.

Baupost Investment

           In connection with the Baupost Investment, we paid Baupost a commitment fee of $1,600,000 and 33,634 shares of common stock. In addition, we paid the legal fees and disbursements of Baupost's counsel relating to the preparation of definitive documentation with respect to the Baupost Investment, reimbursed Baupost for its reasonable out-of-pocket expenses and agreed to indemnify Baupost and its representatives from all losses, claims, damages, liabilities and expenses arising out of the Baupost Investment (unless resulting from the willful misconduct or gross negligence of Baupost).

Convertible Subordinated Notes

           Baupost owns $19.5 million principal amount of the Company's convertible subordinated notes. Phoenix owns $2.8 million principal amount of the Company's convertible subordinated notes.

Key Employee Housing Assistance Program

           In November 2003, the Company created a limited housing assistance program to attract and retain certain specified individuals to the Company's corporate headquarters in Fort Lauderdale, Florida, and to assist such persons who moved from a materially lower cost of living city with the transition/relocation expenses associated with moving to Fort Lauderdale. The Company's limited housing assistance program consists of two non-interest bearing loans: one is a short-term bridge loan (one year), the other a long-term loan (ten years); neither loan is forgivable and must be repaid in full. Any short-term loan made under the program is no more than the appraised equity value of the employee's existing residence, is secured by such residence and is subject to repayment upon the sale of such residence. Any long-term loan made under the program is limited to 50% of the purchase price of the employee's new South Florida principal residence and is secured by such residence. The sum of the employee's first mortgage and the long-term loan cannot exceed 90% of the purchase price of the employee's new residence. The employee is required to transfer all equity in its existing residence to its new residence in South Florida. If during the term of the long-term loan, the employee is awarded an incentive bonus, the Company shall withhold 30-40% of the gross amount of such bonus and apply it to reduce the outstanding amount of the long-term loan. Notwithstanding such application, the employee shall still be taxed on the gross amount of any such bonus. The Company made available such housing assistance program to certain of its non-executive officers. To date, the Company has made three short-term bridge loans in an aggregate amount of approximately $0.9 million and three long-term loans in an aggregate amount of approximately $2.6 million.

PLAN OF REORGANIZATION

           On June 13, 2003, NationsRent, Inc. and its subsidiaries emerged from bankruptcy protection pursuant to the terms of the plan of reorganization that was confirmed by the Bankruptcy Court on May 14, 2003. The plan of reorganization reorganized our capital structure so that we could continue as a going concern with adequate capitalization. The plan of reorganization organizes the claims against and interests in NationsRent, Inc. into six classes. Under the terms of the plan of reorganization, the classes consisting of allowed bank loan claims and general unsecured claims received 95% and 5%, respectively, of our new securities (not otherwise issued to Baupost as part of the Baupost Investment), which consist of our common stock, preferred stock, and the convertible subordinated notes. All other classes, with the exception of the class consisting of common stock interests and the class consisting of fines, penalties, and punitive damage claims, were either reinstated or paid in full under the plan of reorganization. The class consisting of holders of common stock interests and the class consisting of fines, penalties, and punitive damage claims, did not receive a distribution of either cash or property under the plan of reorganization.

           The disclosure statement that relates to the plan of reorganization was approved by the Bankruptcy Court on February 7, 2003 and distributed to the prepetition creditors and other parties-in-interest shortly thereafter. The disclosure statement contains, among other things, a description of the plan of reorganization and information relating to us, our operating history and future prospects. The disclosure statement also contains projections as to our future operating and financial results. The inclusion of these projections in the disclosure statement is required by the Bankruptcy Court. Such projections are subject to numerous assumptions and qualifications as set forth in the disclosure statement and were prepared in connection with the disclosure statement and not for the purpose of evaluating the original notes offering or this exchange offer. Copies of the disclosure statement are available upon request from Logan & Company, Inc., 546 Valley Road, Upper Montclair, New Jersey 07043, Attention: NationsRent Document Center, Telephone No.: (973) 509-3910. However, because the disclosure statement was prepared for the explicit purpose of providing information to interested parties in the chapter 11 case and not for the purpose of the original notes offering or this exchange offer, you should not rely on any information in the disclosure statement for the purpose of evaluating this exchange offer.

           Pursuant to the plan of reorganization, a number of related corporate reorganization transactions were effected on the effective date so that upon emergence from bankruptcy protection, reorganized NationsRent, Inc., the successor-in-interest to old NationsRent, Inc., became the indirect, wholly-owned subsidiary of NationsRent Companies (then named NR Holdings, Inc.), the issuer of the notes and a Delaware corporation. Prior to the effective date, NR Holdings, Inc. was established and owned all of the capital stock of two intermediary corporations, Las Olas Twelve Corporation and Las Olas Fourteen Corporation, each a Delaware corporation. Each of these corporations owned 50% of the capital stock of Las Olas Thirteen Corporation, a Delaware corporation. On the effective date, old NationsRent, Inc. merged with and into Las Olas Thirteen Corporation, with Las Olas Thirteen Corporation being the surviving corporation (the "merger"). Las Olas Thirteen Corporation then immediately changed its name to "NationsRent, Inc."

           The securities issued as merger consideration to certain claimants under the plan of reorganization and to Baupost pursuant to the Baupost Investment on the effective date were issued by NR Holdings, Inc. However, immediately prior to the merger, NR Holdings, Inc. sold an aggregate principal amount of $30.0 million of the convertible subordinated notes to Las Olas Thirteen Corporation for a note with terms that are substantially identical to those of the convertible subordinated notes. The convertible subordinated notes transferred to Las Olas Thirteen Corporation were issued to claimants as part of the merger consideration.

           On September 29, 2003, NR Holdings, Inc. changed its name to NationsRent Companies, Inc.

           The principal terms of the equity securities issued by NR Holdings, Inc. (now NationsRent Companies) on the effective date are as follows:

           Common Stock: The common stock is the only voting capital stock of NationsRent Companies.

           Preferred Stock: Upon liquidation, dissolution, or winding-up of NationsRent Companies, holders of the preferred stock will be entitled to receive a preferential distribution in the amount of $1,000 per share plus any declared but unpaid dividends before any distributions are made on shares of the common stock and any other class or series of capital stock ranking junior to the preferred stock.

           Holders of the preferred stock are entitled to receive dividends at the rate of 5% per annum on the liquidation preference of the preferred stock, payable only if, as, and when declared by the board of directors. Dividends are non-cumulative, so that no dividend accrues or accretes with respect to any dividend period in which a dividend is not declared. With respect only to the specific dividend period, no dividends may be declared or paid in any dividend period on any common stock or other class or series of capital stock ranking junior to preferred stock unless the full 5% dividend is declared and paid or accreted to the liquidation preference of the preferred stock.

           Shares of the preferred stock do not entitle their holders to any voting rights except with respect to proposed changes to the preferred stock's terms that would adversely affect its rights, preferences, powers, or privileges.

           On December 19, 2003, the Company filed a certificate of amendment to its certificate of designation for its Series A preferred stock to eliminate certain redemption provisions.

DESCRIPTION OF CERTAIN INDEBTEDNESS

           The following summary of certain provisions of the instruments evidencing our material indebtedness does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

Working Capital Facility

           Concurrently with the closing of the original notes offering, we entered into an amended and restated working capital facility with Wachovia Bank, National Association and other lenders. The terms of our working capital facility are set forth below:

Availability. Revolving advances are available up to $75.0 million (with a $30.0 million sublimit for letters of credit), subject to a borrowing base test. As of December 27, 2003, we had no borrowings, and based on our borrowing base, and after taking into account $21.3 million of outstanding letters of credit, we had $35.7 million of availability under the working capital facility.

Term. Our working capital facility has an initial term of approximately 3½ years.

Security. Our working capital facility is secured by a first priority perfected security interest in all of our and our subsidiaries' existing and after-acquired tangible and intangible assets, except for our rental equipment, inventory and real estate, and secured by a first priority pledge of the capital stock of our subsidiaries.

Interest. Interest accrues on borrowings under the working capital facility, at floating rates equivalent to either the prime rate of interest plus a percentage ranging from 1.25% to 1.75%, or at LIBOR plus a percentage ranging from 2.75% to 3.25%.

Fees. Our working capital facility contains certain customary fees, including a closing fee, unused fees, letter of credit fees and servicing fees.

Covenants. Our working capital facility contains various affirmative and negative covenants customary for similar working capital facilities, including a ratio of leverage to cash flow.

Events of Default. Our working capital facility also contains customary events of default.

Convertible Subordinated Notes

           The convertible subordinated notes are due and payable in full on June 13, 2008, subject to acceleration upon default. The convertible subordinated notes bear interest at 6.5% per annum, payable quarterly. At NationsRent Companies' option, interest payments may be deferred for any period of time up to maturity. In September 2003, we notified the holders of the convertible subordinated notes that we were deferring interest payments on such notes until further notice. The convertible subordinated notes are callable at any time at NationsRent Companies' option. Calls within the first two years are at 103.25% of par if in connection with a sale of the Company or other business combination, or otherwise at 106.5%. Calls after the first two years are at par. The principal amounts of convertible subordinated notes are convertible in increments of $1,000 or greater into shares of NationsRent Companies' common stock, at the option of the note holder, and if and after the common stock is publicly traded, at the option of NationsRent Companies. Voluntary conversions by holders are at a conversion price of $242.00 per share, with accrued interest being forfeited. Forced conversions are at a conversion price equal to the average closing price of a share of common stock on the New York Stock Exchange (or other exchange or national quotation system on which the common stock is then listed or quoted) over the 20 trading days ending immediately prior to the date of NationsRent Companies' written notice to payee to convert the convertible subordinated notes (subject to a maximum of $242.00 per share) plus accrued interest payable in cash. The convertible subordinated notes are subordinated to any indebtedness for borrowed money owing by NationsRent Companies from time to time. Absent any default in respect of senior indebtedness, NationsRent Companies may make scheduled payments of principal, premium, and interest in respect of the convertible subordinated notes. No payments shall be made in respect of the convertible subordinated notes following the occurrence and during the continuation of a payment default in respect of senior indebtedness, or for a period of up to 270 days following the occurrence and during the continuance of any other default in respect of senior indebtedness. The convertible subordinated notes cannot be transferred without the express written consent of the Company.

DESCRIPTION OF THE NEW NOTES

           We issued the original notes on October 23, 2003 under an indenture (the "indenture") among us, the Guarantors and Wilmington Trust Company, as trustee (the "trustee"). The terms of the new notes are identical in all material respects to the terms of the original notes, except for the transfer restrictions and registration rights relating to the original notes. The following is a summary of the material provisions of the indenture. It does not include all of the provisions of the indenture. We urge you to read the indenture because it defines your rights. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. A copy of the indenture may be obtained from the Company. You can find definitions of certain capitalized terms used in this description under "—Certain Definitions." In this Description of the New Notes, references to the "Company," "we" and "us" include only NationsRent Companies and not its Subsidiaries. References to the "notes" in this section of the prospectus refer to both the "original notes" and the "new notes," unless the context otherwise requires.

           The notes will be our senior obligations and will rank equally in right of payment with all of our other senior obligations and senior in right of payment with all Indebtedness which by its terms is subordinated to the notes. The notes will be guaranteed, jointly and severally, on a senior secured basis by the Guarantors, as set forth under "guarantees" below. The notes and guarantees will be effectively subordinated to our other secured Indebtedness (including Capitalized Lease Obligations, Purchase Money Indebtedness, the working capital facility and Indebtedness secured by assets released from the Collateral) to the extent of the assets securing such Indebtedness. The notes and guarantees will be secured ratably with any Ratable Obligations.

Form, Denominations, Registrar and Paying Agents

           We will issue the new notes in fully registered form in denominations of $1,000 and integral multiples thereof. The trustee will initially act as paying agent and registrar for the new notes. The new notes may be presented for registration of transfer and exchange at the offices of the registrar, which will initially be the trustee's corporate office. Registration of transfers of the new notes will be effected without charge by or on behalf of the Company but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. We may change any paying agent and registrar without notice to holders of the notes. We will pay principal (and premium, if any) on the new notes at the trustee's corporate office in Wilmington, Delaware. At our option, interest may be paid at the trustee's corporate trust office, by check mailed to the registered address of holders, or by wire sent to the accounts designated by the holders.

Principal

           The notes will initially be issued in a $250.0 million aggregate principal amount in the new notes offering. An unlimited amount of additional notes and an unlimited amount of additional obligations in other series may be issued under the indenture, subject to the limitations on incurrence of Indebtedness and Liens described below. The notes and any additional notes will be substantially identical other than the issuance dates and the dates from which interest will accrue. Unless the context otherwise requires, for all purposes of the indenture and this "Description of the New Notes," references to the notes include any additional notes actually issued. Any original notes that remain outstanding after the completion of the exchange offer, together with the new notes issued in connection with the exchange offer, will be treated as a single class of securities under the indenture. Because, however, any additional notes may not be fungible with other notes for federal income tax purposes, they may have a different CUSIP number or numbers, be represented by a different Global Note or notes, and otherwise be treated as a separate class or classes of notes for other purposes.

Maturity

           Any original notes that remain outstanding after the completion of the exchange offer, together with the new notes issued in connection with the exchange offer, will be treated as a single class of securities under the indenture. The notes will mature on October 15, 2010.

Interest

           Interest on the notes will accrue at the rate of 9½ % per annum and will be payable semiannually in cash on each October 15 and April 15, commencing on April 15, 2004, to the persons who are registered holders at the close of business on the April 1 and October 1 immediately preceding the applicable interest payment date. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Additional interest may accrue on the notes in certain circumstances pursuant to the Registration Rights Agreement.

Security

           Pursuant to the terms of the Security Agreement, all of the obligations under the notes, the Ratable Obligations, the guarantees and the indenture will be secured by a security interest in the Collateral, which is rental equipment of the Company and the Guarantors. The security interest securing the notes may be subject to Permitted Liens.

           While according to the Rouse report, the Collateral had a Collateral Value of approximately $504.7 million at January 31, 2004, there can be no assurance that, upon an Event of Default (as defined below in—"Events of Default"), the proceeds from the sale of Collateral securing the notes will be sufficient to satisfy our obligations under the notes and the Ratable Obligations. The amount to be received upon such a sale would be dependent upon numerous factors, including the condition, age and useful life of the Collateral at the time of such sale, as well as the timing and manner of such sale.

           To the extent third parties hold Permitted Liens with respect to the Collateral, such third parties may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral. The ability of the holders of notes to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "—Certain Bankruptcy Limitations."

           We are permitted to form new Restricted Subsidiaries and to transfer all or a portion of the Collateral to one or more of our Restricted Subsidiaries. However, any such Restricted Subsidiary will be required to execute a guarantee in respect of our obligations under the notes and the indenture and a security agreement granting to the Collateral Agent a security interest in all of the assets of such Restricted Subsidiary of the type constituting Collateral.

           Subject to the restrictions on incurring Indebtedness set forth herein, we and our Restricted Subsidiaries may permit Liens securing Purchase Money Indebtedness, Capitalized Lease Obligations, the working capital facility and other Indebtedness secured by assets that are not Collateral. We and our Restricted Subsidiaries also will have the right to acquire any such assets subject to such Liens. The notes will not be secured by assets subject to any Lien securing those obligations.

           In addition, we may incur other secured Indebtedness, subject to compliance with "—Certain Covenants— Limitation on Incurrence of Additional Indebtedness". The additional Indebtedness may be Ratable Obligations if the Collateral Value Coverage Ratio exceeds 2.0 to 1.0 after such additional Indebtedness is incurred.

           The Collateral release provisions of the indenture permit the release of specifically identified Collateral without substitution of Collateral under certain circumstances, including asset sales made in compliance with the indenture.

           Upon the full and final payment and performance of all of our obligations under the indenture and the notes, or upon legal defeasance or covenant defeasance of the notes, the notes will no longer be entitled to the benefit of the Security Agreement and the Collateral.

Certain Bankruptcy Limitations

           The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against us or any of our Restricted Subsidiaries prior to the Collateral Agent having repossessed and disposed of the Collateral or otherwise completed the realization of the Collateral securing the notes. Under the Bankruptcy Code, a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments; provided that, under the Bankruptcy Code, the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral securing the obligations owed to it and may include cash payments or the granting of additional security, if and at such times as the bankruptcy court in its discretion determines, for any diminution in the value of such collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

Guarantees

           The full and prompt payment of our payment obligations under the notes and the indenture is guaranteed, jointly and severally, by all present and future, direct and indirect, Restricted Subsidiaries. Each Guarantor has fully and unconditionally guaranteed on a senior secured basis, jointly and severally, to each holder and the trustee, the full and prompt performance of our obligations under the indenture, the notes, including the payment of principal of, interest on and premium, if any, on the notes.

           The guarantee of each Guarantor will rank senior in right of payment to all existing and future subordinated Indebtedness of such Guarantor and equally in right of payment with all other existing and future senior Indebtedness of such Guarantor.

           The guarantees will be effectively subordinated to our Capitalized Lease Obligations, Purchase Money Indebtedness and the working capital facility, in each case, to the extent of the assets securing such Indebtedness. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its guarantee or pursuant to its contribution obligations under the indenture, will result in the obligations of such Guarantor under the guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

           Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation. See "Certain Covenants—Mergers, Consolidation and Sale of Assets" and "—Limitation on Asset Sales."

Optional Redemption

           Optional Redemption after October 15, 2007. Except as described below, the notes are not redeemable before October 15, 2007. We may redeem the notes at our option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on October 15 of the year set forth below:

                        Year                    Percentage
               ----------------------           ----------
               2007..................            104.750%
               2008..................            102.375%
               2009 and thereafter...            100.000%

           In addition, we must pay accrued interest on the notes redeemed.

           Optional Redemption Upon Equity Offerings. At any time, or from time to time, on or prior to October 15, 2006, we may, at our option, use part or all of the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the aggregate principal amount of the notes originally issued under the indenture at a redemption price of 109.500% of the aggregate principal amount thereof, plus accrued interest thereon to the date of redemption; provided that:

(1) at least 65% of the original principal amount of notes remains outstanding immediately after any such redemption; and

(2) we make such redemption not more than 120 days after the consummation of any such Equity Offering.

           "Equity Offering" means any private or public offering of Qualified Capital Stock of the Company.

           We are not obligated to use any proceeds from any equity offering to repurchase any notes.

Selection and Notice of Redemption

           In the event that we choose to redeem less than all of the notes, selection of the notes for redemption will be made by the trustee either:

(1) in compliance with the requirements of the principal national securities exchange, if any, on which the notes may be then listed; or

(2) on a pro rata basis, by lot or by such method as the trustee may reasonably determine is fair and appropriate.

           No notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, the trustee will select the notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as we have deposited with the paying agent funds in satisfaction of the applicable redemption price.

           Notwithstanding the foregoing, we do not have any obligation, nor any current intention, to list the notes on any securities exchange.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

           We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase the notes as described under the captions "—Repurchase upon Change of Control," "—Repurchase upon Collateral Value Triggering Event," and "—Certain Covenants—Limitation on Asset Sales." We may at any time and from time to time purchase notes in the open market or otherwise.

Repurchase Upon Change of Control

           Upon the occurrence of a Change of Control, the Company shall make an offer to purchase all or a portion of such holder's notes using immediately available funds pursuant to the offer described below (the "Change of Control Offer"), at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued interest to the date of purchase.

           Within 30 days following the date upon which the Change of Control occurred, we must send, by registered first-class mail, an offer to each holder, with a copy to the trustee, which offer shall govern the terms of the Change of Control Offer. Such offer shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

           We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

           If a Change of Control Offer is made, there can be no assurance that we will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event we are required to purchase outstanding notes pursuant to a Change of Control Offer, we expect that we would seek third party financing to the extent we do not have available funds to meet our purchase obligations. However, there can be no assurance that we would be able to obtain such financing and the terms of our Indebtedness, including the indenture, may restrict our ability to obtain such financing.

           The trustee may not waive the covenant to offer to purchase the notes upon a Change of Control. Restrictions in the indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its property, to make restricted payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management or the Board of Directors of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger, recapitalization or similar transaction.

           We will comply with applicable securities laws in connection with the repurchase of notes pursuant to a Change of Control Offer. If any applicable securities laws or regulations conflict with the indenture, we will comply with the applicable securities laws and will not be deemed to have breached our obligations under the indenture.

Repurchase upon Collateral Value Triggering Event

           Within the 30 days prior to each December 31 and June 30 of each year, beginning December 31, 2003, we must deliver to the trustee an Appraisal as of a date (an "appraisal date") not more than 60 days before the date the Appraisal is delivered. If the Appraisal shows a Collateral Value Coverage Ratio of less than 2.0 to 1.0 (a "Collateral Value Triggering Event"), we must make an offer (the "Collateral Offer") to purchase on a pro rata basis a principal amount of notes (and any Ratable Obligations with a similar repurchase-offer requirement) equal to the lesser of:

(1) 20% of the aggregate original principal amount of the notes and all Ratable Obligations; or

(2) the aggregate principal amount of the notes and Ratable Obligations outstanding necessary to achieve a Collateral Value Coverage Ratio of at least 2.0 to 1.0.

           The purchase price in the Collateral Offer will be equal to 100% of the aggregate principal amount of the notes and Ratable Obligations, plus accrued interest to the purchase date.

           If we are required to make a Collateral Offer, within 30 days following the delivery of the Appraisal, we must send, by registered first-class mail, an offer to each holder, with a copy to the trustee, which offer shall govern the terms of the Collateral Offer. Such offer shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Collateral Offer Payment Date"). Holders electing to have a note purchased pursuant to a Collateral Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Collateral Offer Payment Date.

           If a Collateral Offer is made, there can be no assurance that we will have available funds sufficient to pay the Collateral Offer purchase price for all the notes that might be delivered by holders seeking to accept the Collateral Offer. In the event we are required to purchase outstanding notes pursuant to a Collateral Offer, we expect that we would seek third party financing to the extent we do not have available funds to meet our purchase obligations. However, there can be no assurance that we would be able to obtain such financing and the terms of our Indebtedness, including the indenture, may restrict our ability to obtain such financing.

           We will comply with applicable securities laws in connection with the repurchase of notes pursuant to a Collateral Offer. If any applicable securities laws or regulations conflict with the indenture, we will comply with the applicable securities laws and will not be deemed to have breached our obligations under the indenture.

Certain Covenants

           The indenture will contain, among others, the following covenants:

           Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness other than Permitted Indebtedness and Indebtedness permitted by the following paragraph.

           The Company or any of its Restricted Subsidiaries that is (or, upon such incurrence, becomes) a Guarantor may incur Indebtedness if:

           (1) the Consolidated Fixed Charge Coverage Ratio of the Company, after giving effect to the incurrence of such Indebtedness, is greater than:

                     (a) 2.25 to 1.0 prior to July 1, 2004, and

                     (b) 2.5 to 1.0 on and after July 1, 2004; and

           (2) no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of such Indebtedness.

           Limitation on Sale and Leaseback Transaction. The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any property unless (1) the Company or such Restricted Subsidiary would be entitled to (a) incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sales and Leaseback Transaction pursuant to the covenant described under "—Limitation on Incurrence of Additional Indebtedness" and (b) create a Lien on such property securing such Attributable Debt pursuant to the covenant described under "—Limitation on Liens," and, (2) if the sale pursuant to the Sale and Leaseback Transaction is an Asset Sale, the Company applies the proceeds of such transaction in compliance with the covenant described under "—Limitation on Asset Sales."

           Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

           (1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company and dividends and distributions payable to the Company or another Restricted Subsidiary of the Company) on or in respect of shares of Capital Stock of the Company or its Restricted Subsidiaries to holders of such Capital Stock;

           (2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or its Restricted Subsidiaries or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

           (3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, any Indebtedness of the Company or any Guarantor that is subordinate or junior in right of payment to the notes or a guarantee; or

           (4) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "restricted payment")

           if at the time of such restricted payment or immediately after giving effect thereto,

(i) a Default or an Event of Default shall have occurred and be continuing or would result therefrom; or

(ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "--Limitation on Incurrence of Additional Indebtedness;" or

(iii) the aggregate amount of restricted payments (including such proposed restricted payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property as determined in good faith by the Board of Directors of the Company at the time of the making thereof) shall exceed the sum of:

(w) 50% of the cumulative Consolidated Distributable Income (or if cumulative Consolidated Distributable Income is a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and ending on the last day of the Company's last fiscal quarter ending prior to the date the restricted payment occurs for which financial statements are available (the "reference date") (treating such period as a single accounting period); plus

(x) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the reference date of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company; plus

(y) 100% of the aggregate net cash proceeds received from the issuance of Indebtedness or shares of Disqualified Capital Stock of the Company that have been converted into or exchanged for Qualified Capital Stock of the Company subsequent to the Issue Date and on or prior to the reference date; plus

(z) without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock subsequent to the Issue Date and on or prior to the reference date; (excluding, in the case of clauses (iii)(x) and (y), any net cash proceeds from issuances and sales of Qualified Capital Stock of the Company financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company, until and to the extent such borrowing is repaid).

           Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

           (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

           (2) if no Default or Event of Default shall have occurred and be continuing or would result therefrom, the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

           (3) if no Default or Event of Default shall have occurred and be continuing or would result therefrom, the acquisition of any Indebtedness of the Company or the Guarantors that is subordinate or junior in right of payment to the notes and guarantees either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (a) shares of Qualified Capital Stock of the Company or (b) Refinancing Indebtedness;

           (4) if no Default or Event of Default shall have occurred and be continuing or would result therefrom, an Investment through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

           (5) if no Default or Event of Default shall have occurred and be continuing or would result therefrom, the repurchase or other acquisition of, shares of Capital Stock of the Company or any of the Company's convertible subordinated notes from (a) employees, former employees, directors or former directors of the Company (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements and restricted stock agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock or such notes; (b) stockholders of the Company pursuant to the terms of the agreements (including stockholders agreements) or plans (or amendments thereto) under which the Company has the option or the obligation to purchase shares of such Capital Stock or such notes; and (c) the NationsRent Unsecured Creditor's Liquidating Trust, at any time after June 13, 2004, pursuant to that certain Call Agreement dated as of June 13, 2003 by and between the Company and Perry Mandarino, as trustee on behalf of the NationsRent Unsecured Creditor's Liquidating Trust, a Delaware business trust; provided, however, that (i) the aggregate amount of such repurchases and other acquisition under subsections (a) and (b) shall not exceed $2.0 million in any fiscal year, and (ii) the aggregate amount of such repurchases and other acquisition under subsection (c) shall not exceed $5.0 million in the aggregate; and

           (6) if no Default or Event of Default shall have occurred and be continuing or would result therefrom, restricted payments in an aggregate amount not to exceed $5.0 million subsequent to the Issue Date.

           In determining the aggregate amount of restricted payments made subsequent to the Issue Date in accordance with clause (iii) of the second preceding paragraph, amounts expended pursuant to clauses (1), (2)(ii), 3(ii)(a), (4), (5) and (6) shall be included in such calculation.

           Not later than the date of making any restricted payment, the Company shall deliver to the trustee an officers' certificate stating that such restricted payment complies with the indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available internal quarterly financial statements.

           Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

           (1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors);

           (2) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; provided, however, that the amount of any liabilities (as shown on the most recent applicable balance sheet) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets shall be deemed to be cash for purposes of this provision so long as the documents governing such liabilities provide that there is no further recourse to the Company or any of its Subsidiaries with respect to such liabilities; and

           (3) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 180 days of receipt thereof either to:

(a) repay Indebtedness secured by the assets that are the subject of such Asset Sale (and permanently reduce the commitments thereunder) (provided that if such assets constitute Collateral no such Indebtedness shall be repaid unless the Company or such Restricted Subsidiary shall concurrently make an offer to purchase notes and any Ratable Obligations with a similar repurchase-offer requirement pursuant to the immediately succeeding sentence as if the net proceeds offer trigger date was the date that such other Indebtedness was repaid);

(b) make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto; or

(c) make a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

           On the 180th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), 3(b) or 3(c) of the preceding paragraph (each, a "net proceeds offer trigger date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such net proceeds offer trigger date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each a "net proceeds offer amount") we must make an offer (the "net proceeds offer") to purchase on a pro rata basis an aggregate principal amount of notes (and Ratable Obligations with a similar repurchase-offer requirement) equal to the net proceeds offer amount.

           The purchase price in the net proceeds offer will be equal to 100% of the aggregate principal amount of the notes and Ratable Obligations, plus accrued interest to the purchase date.

           If at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder on the date of such conversion or disposition and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

           Unless Net Cash Proceeds are being applied to the repayment of Ratable Obligations or are to be applied pursuant to an irrevocable offer to purchase Ratable Obligations, the Company may defer any net proceeds offer until there is an aggregate unutilized net proceeds offer amount equal to or in excess of $10.0 million resulting from one or more Asset Sales in which case the accumulation of such amount shall constitute a net proceeds offer trigger date (at which time, the entire unutilized net proceeds offer amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to the immediately preceding paragraph).

           In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "—Merger, Consolidation and Sale of Assets," which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it constituted an Asset Sale. In addition, the Fair Market Value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

           If we are required to make a net proceeds offer, within 25 days following the net proceeds offer trigger date, we must send a notice of a net proceeds offer to each of the record holders shown on the register of holders, with a copy to the trustee, and we shall comply with the procedures set forth in the indenture. Holders electing to have a note purchased pursuant to a net proceeds offer will be required to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender notes in an amount exceeding the net proceeds offer amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A net proceeds offer shall remain open for a period of 20 business days or such longer period as may be required by law.

           We will comply with applicable securities laws in connection with the repurchase of notes pursuant to a net proceeds offer. If any applicable securities laws or regulations conflict with the indenture, we will comply with the applicable securities laws and will not be deemed to have breached our obligations under the indenture.

           Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

           (1) pay dividends or make any other distributions on or in respect of its Capital Stock;

           (2) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

           (3) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

except for such encumbrances or restrictions existing under or by reason of:

(a) applicable law;

(b) the indenture and the Security Agreement;

(c) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company;

(d) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e) any Credit Agreement;

(f) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; or

(g) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d) or (e) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d) or (e).

           Limitation on Issuances and Sales of Capital Stock of Subsidiaries. The Company will not permit or cause any of its Restricted Subsidiaries to issue or sell any Capital Stock (other than to the Company or to a Guarantor) or permit any Person (other than the Company or a Guarantor) to own or hold any Capital Stock of any Restricted Subsidiary of the Company or any Lien or security interest therein; provided, however, that this provision shall not prohibit the sale of all of the Capital Stock of a Restricted Subsidiary in compliance with the provisions of the "—Limitations on Asset Sales" covenant.

           Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (other than Permitted Liens) of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom.

           Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

           (1) either:

(a) the Company shall be the surviving or continuing corporation; or

(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition, the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "surviving entity"):

(x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y) shall expressly assume (i) by supplemental indenture (in form and substance satisfactory to the trustee), executed and delivered to the trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance of every covenant of the notes, the indenture and the registration rights agreement on the part of the Company to be performed or observed thereunder and (ii) by amendment, supplement or other instrument (in form and substance satisfactory to the trustee), executed and delivered to the trustee, all obligations of the Company under the Security Agreement, and shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens on the Collateral owned by or transferred to the surviving entity, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;

           (2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such surviving entity, as the case may be, (a) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (b) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "--Limitation on Incurrence of Additional Indebtedness" covenant;

           (3) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

           (4) the Company or the surviving entity shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

           For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

           The indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture and the notes with the same effect as if such surviving entity had been named as such. Upon such substitution, the Company and any Guarantors that remain Subsidiaries of the Company shall be released.

           Each Guarantor (other than any Guarantor whose guarantee is to be released in accordance with the terms of the guarantee and the indenture in connection with any transaction complying with the provisions of "—Limitation on Asset Sales") will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

           (1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

           (2) such entity assumes (a) by supplemental indenture (in form and substance satisfactory to the trustee), executed and delivered to the trustee, all of the obligations of the Guarantor under the guarantee and (b) by amendment, supplement or other instrument (in form and substance satisfactory to the trustee, executed and delivered to the trustee, all obligations of the Guarantor under the Security Agreement; and shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the surviving entity, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;

           (3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

           (4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant.

           Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly-Owned Subsidiary of the Company need only comply with clause (4) of the first paragraph of this covenant.

           Limitations on Transactions with Affiliates. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "affiliate transaction"), other than (x) affiliate transactions permitted under paragraph (b) below and (y) affiliate transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

           All affiliate transactions (and each series of related affiliate transactions which are similar or part of a common plan), other than those described in paragraph (b) below, involving aggregate payments or other property with a Fair Market Value in excess of $3.0 million shall be approved by a majority of the disinterested members of the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions and file the same with the trustee. If the Company or any Restricted Subsidiary of the Company enters into an affiliate transaction (or a series of related affiliate transactions related to a common plan), other than those described in paragraph (b) below, that involves an aggregate Fair Market Value of more than $10.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the trustee.

           (b) The restrictions set forth in the clause (a) above shall not apply to:

(1) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management;

(2) transactions exclusively between or among the Company and any of its Wholly-Owned Subsidiaries or exclusively between or among such Wholly-Owned Subsidiaries, provided such transactions are not otherwise prohibited by the indenture;

(3) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto and any extension of the maturity thereof) and any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Issue Date;

(4) restricted payments permitted by the indenture; and

(5) any payments set forth on a schedule to an officer's certificate at the closing of the notes, not to exceed $5.0 million in the aggregate since the Issue Date.

           Additional Restricted Subsidiary Guarantees. If the Company or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Restricted Subsidiary (or other Person that thereupon becomes a Restricted Subsidiary) that is not a Guarantor, or if the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise make an Investment in another Restricted Subsidiary (or other Person that thereupon becomes a Restricted Subsidiary) that is not a Guarantor, then such transferee or acquired or other Restricted Subsidiary shall:

(1) execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee on a senior secured basis all of the Company's obligations under the notes and the indenture on the terms set forth in the indenture;

(2) execute and deliver to the Collateral Agent and the trustee such amendments to the Security Agreement as the Collateral Agent deems necessary or advisable in order to grant to Collateral Agent, for the benefit of the holders, a perfected first priority security interest in any assets owned by such Restricted Subsidiary that would be Collateral if owned by the Company;

(3) take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the holders and the trustee a perfected first priority security interest in such assets of such Restricted Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be reasonably requested by the Collateral Agent;

(4) take such further action and execute and deliver such other documents specified in the indenture or otherwise reasonably requested by the trustee or the Collateral Agent to effectuate the foregoing; and

(5) deliver to the trustee an opinion of counsel that such supplemental indenture and any other documents required to be delivered have been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation (subject to normal and customary exceptions) of such Restricted Subsidiary and such other opinions regarding the perfection of such Liens in the Collateral of such Restricted Subsidiary as provided for in the indenture.

           Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the indenture.

           Impairment of Security Interest. Neither the Company nor any of its Restricted Subsidiaries will take or omit to take any action which would adversely affect or impair the Liens in favor of the Collateral Agent, on behalf of itself, the trustee and the holders of the notes, with respect to the Collateral. Neither the Company nor any of its Restricted Subsidiaries shall grant to any Person, or permit any Person to retain (other than the Collateral Agent), any interest whatsoever in the Collateral other than Permitted Liens. Neither the Company nor any of its Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by the indenture, the notes, and the Security Agreement. The Company shall, and shall cause each Guarantor to, at its sole cost and expense, execute and deliver all such agreements and instruments as the Collateral Agent or the trustee shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Security Agreement. The Company shall, and shall cause each Restricted Subsidiary to, at their sole cost and expense, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Security Agreement at such times and at such places as the Collateral Agent or the trustee may reasonably request.

           Conduct of Business. The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar or reasonably related to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

           Reports to Holders. The indenture will provide that, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will furnish the trustee and, upon request, to the holders of notes:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K as if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company's certified independent accounts; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K as if the Company were required to file such reports, in each case within the time periods specified in the SEC's rules and regulations.

           In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the rules and regulations of the SEC, the Company will file a copy of such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing). In addition, the Company has agreed that, prior to the consummation of the exchange offer, for so long as any notes remain outstanding, it will furnish to the holders upon their request, the information required to be delivered pursuant to Rule 144(A)(d)(4) under the Securities Act.

Possession, Use and Release of Collateral

           Unless an Event of Default shall have occurred and be continuing, the Company and the Restricted Subsidiaries shall have the right to remain in possession and retain exclusive control of the Collateral securing the notes (other than as set forth in the Security Agreement), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

           Release of Collateral. Upon compliance by the Company and the Restricted Subsidiaries with the conditions set forth below in respect of any release of items of Collateral, the Collateral Agent will terminate and release the Lien of the Security Agreement on the applicable released interests, and the Collateral Agent shall, at the sole cost and expense of the Company or such Restricted Subsidiary, execute and deliver to the Company or such Restricted Subsidiary such documents, without any representation, warranty or recourse of any kind whatsoever, as the Company or such Restricted Subsidiary shall reasonably request to evidence such termination.

           Asset Sale Release. The Company and the Restricted Subsidiaries have the right to obtain a release of items of Collateral (the "released interests") subject to an Asset Sale permitted hereunder if the Company delivers to the Collateral Agent the following:

(1) a notice from the Company requesting the release of released interests: (i) describing the proposed released interests; (ii) specifying the value of such released interests as of the most recent appraisal date (or if any such released interests were not owned by the Company or any Restricted Subsidiary as of the most recent appraisal date then as of a date within 60 days of such notice) (the "valuation date"); (iii) stating that the purchase price received is at least equal to the appraised value of the released interests as of such valuation date; and (iv) certifying that such Asset Sale complies with the terms and conditions of the indenture with respect thereto; and

(2) an officers' certificate of the Company stating that: (i) such Asset Sale covers only the released interests and complies with the terms and conditions of the indenture with respect to Asset Sales; (ii) there is no Default or Event of Default in effect or continuing on the date thereof, the valuation date or the date of such Asset Sale; (iii) the release of the Collateral will not result in a Default or Event of Default under the indenture; and (iv) all conditions precedent in the indenture relating to the release in question have been or will be complied with.

           Excess Collateral Value Coverage Ratio Release. The Company and the Restricted Subsidiaries have the right to obtain a release of items of specifically identified Collateral if the Company delivers to the Collateral Agent the following:

(1) an Appraisal as of a date within 30 days of the proposed release; and

(2) an officers' certificate of the Company (i) calculating the Collateral Value Coverage Ratio (based on such Appraisal) after the release, which shows a Collateral Value Coverage Ratio of at least 2.0 to 1.0 after the release, (ii) stating that there is no Default or Event of Default in effect or continuing on the date of the release and (iii) stating that the release will not result in a Default or Event of Default under the indenture.

           Automatic Releases of Collateral. If the Company or any Restricted Subsidiary engages in any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer of any Collateral of a type that is excluded from the definition of "Asset Sale" either by the parenthetical to clause (2) of that definition or by the proviso to that definition (other than as a result of clause (f) of such proviso), the Liens of the Collateral Agent on such Collateral shall automatically terminate and be released without any action by the Collateral Agent, and the Collateral Agent shall, at the sole cost and expense of the Company or such Restricted Subsidiary, execute and deliver to the Company or such Restricted Subsidiary such documents, without any representation, warranty or recourse of any kind whatsoever, as the Company or such Restricted Subsidiary shall reasonably request to evidence such termination.

           Trustee Confirmation. The trustee, at the Company's expense, will take any action that the Company requests to confirm that property is not included in Collateral or has been released from the Collateral.

Events of Default

           The following events are defined in the indenture as "Events of Default":

(1) the failure to pay premium, if any, interest on any notes or any other amount (other than principal for the notes) when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer, a Collateral offer or a net proceeds offer);

(3) a default in the observance or performance of any other covenant or agreement contained in the indenture (other than the payment of the principal of, or premium, if any, or interest on any Note) which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days from the date of acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $10.0 million or more at any time;

(5) one or more judgments in an aggregate amount in excess of $10.0 million (which are not covered by a reputable and solvent third party insurer as to which such insurer has not disclaimed coverage) shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(6) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries;

(7) the Security Agreement at any time for any reason shall cease to be in full force and effect, or ceases to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby, superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to no other Liens except as expressly permitted by the Security Agreement, or any judgment creditor having a Lien against any Collateral commences legal action to foreclose such Lien or otherwise exercise its remedies against any Collateral;

(8) the Company or any of the Subsidiaries, directly or indirectly, contests in any manner the effectiveness, validity, binding nature or enforceability of the Security Agreement; or

(9) any guarantee of a Significant Subsidiary ceases to be in full force and effect or any guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its guarantee (other than by reason of release of a Guarantor in accordance with the terms of the indenture).

           If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing and has not been waived, the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to the Company and the trustee specifying the respective Event of Default and that it is a "notice of acceleration," and the same shall become immediately due and payable.

           If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

           The indenture will provide that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes then outstanding may rescind and cancel such declaration and its consequences if:

(1) the rescission would not conflict with any judgment or decree;

(2) all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal and premium, if any, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) the Company has paid the trustee its reasonable compensation and reimbursed the trustee for its reasonable expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

           No such rescission shall affect any subsequent Default or impair any right consequent thereto.

           The holders of a majority in principal amount of the notes then outstanding may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

           Holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the Trust Indenture Act. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to the provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

           No past, present or future director, officer, employee, incorporator, or stockholder of the Company, as such, shall have any liability for any obligations of the Company or the Guarantors under the notes, the guarantees or the indenture or for any claim based on, in respect of, such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

           Under the indenture, the Company is required to provide an officers' certificate to the trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

           The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding notes ("legal defeasance"). Such legal defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

(1) the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

(2) the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

(3) the rights, powers, trust, duties and immunities of the trustee and the Company's obligations in connection therewith; and

(4) legal defeasance provisions of the indenture.

           In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the indenture ("covenant defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

           Upon legal defeasance or covenant defeasance, the notes will cease to be secured by the Collateral and will cease to be entitled to the benefit of the Security Agreement or any Liens created thereunder.

           In order to exercise either legal defeasance or covenant defeasance:

(1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts and at such times as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of legal defeasance, the Company shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

           (3) in the case of covenant defeasance, the Company shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

           (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

           (5) such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under the indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

           (6) the Company shall have delivered to the trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

           (7) the Company shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the legal defeasance or the covenant defeasance have been complied with;

           (8) the Company shall have delivered to the trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

           (9) certain other customary conditions precedent are satisfied.

           Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a legal defeasance need not be delivered if all notes not theretofore delivered to the trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

           The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when:

           (1) either:

(a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the trustee for cancellation; or

(b) all notes not theretofore delivered to the trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangement satisfactory to the trustee, and the Company has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Company directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

           (2) the Company has paid all other sums payable under the indenture by the Company; and

           (3) the Company has delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

           Subject to any limitations in any Ratable Obligations, the Security Agreement shall thereupon terminate and the Collateral shall be released from the Liens created thereunder.

Modification of the Indenture

           From time to time, the Company, the Guarantors and the trustee, without the consent of the holders, may amend the indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the trustee, adversely affect the rights of any of the holders in any material respect. In formulating its opinion on such matters, the trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture, except that, without the consent of each holder affected thereby, no amendment may:

           (1) reduce the amount of notes whose holders must consent to an amendment, supplement or waiver of any provision of the indenture or the notes;

           (2) reduce the rate of, or change or have the effect of changing, the time for payment of interest, including defaulted interest, on any notes;

           (3) the principal of, or change or have the effect of changing, the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor;

           (4) make any notes payable in money other than that stated in the notes;

           (5) make any change in provisions of the indenture protecting the right of each holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of notes to waive Defaults or Events of Default;

           (6) after the Company's obligation to purchase notes arises thereunder following a Change of Control, Asset Sale or Collateral Value Triggering Event, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a net proceeds offer with respect to any Asset Sale that has been consummated, or make and consummate a Collateral Offer in the event of a Collateral Value Triggering Event or, after such Change of Control has occurred, such Asset Sale has been consummated, or such Collateral Value Triggering Event has occurred, modify any of the provisions or definitions with respect thereto;

           (7) modify or change any provision of the indenture or the related definitions affecting the ranking of the notes or any guarantee in a manner which adversely affects the holders;

           (8) release any Guarantor that is a Significant Subsidiary from any of its obligations under its guarantee or the indenture otherwise than in accordance with the terms of the indenture; or

           (9) release all or substantially all of the Collateral.

Governing Law

           The indenture will provide that it, the notes and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

           Following the exchange offer and the qualification of the indenture under the Trust Indenture Act, the trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of notes, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. The indenture will provide that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

           The indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions; provided that if the trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

Certain Definitions

           Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

           "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation and which Indebtedness is without recourse to the Company or any of its Subsidiaries or to any of their respective properties or assets other than the Person or the assets to which such Indebtedness related prior to the time such Person becomes a Restricted Subsidiary of the Company or the time of such acquisition, merger or consolidation.

           "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

           "Appraisal" means an appraisal prepared by an Independent Financial Advisor determining the orderly liquidation value of the Collateral of the type described in clauses (1) and (2) thereof.

           "Asset Acquisition" means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

           "Asset Sale" means any transfer by the Company or any of its Restricted Subsidiaries to any Person other than the Company or a Guarantor of: (1) any Capital Stock of any Restricted Subsidiary of the Company; or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company (other than in the ordinary course of business); provided, however, that "Asset Sale" does not include: (a) any transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $10.0 million; (b) any transfer of all or substantially all of the assets of the Company as permitted under "—Merger, Consolidation and Sale of Assets;" (c) any restricted payment permitted by the "—Limitation on Restricted Payments" covenant or that constitutes a Permitted Investment; (d) any transfer of Cash Equivalents, (e) any transfer of used, worn out, obsolete or surplus equipment or vehicles and (f) any creation or enforcement of a Permitted Lien. In this definition, "transfer" includes any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer for value, and includes Sale and Leaseback Transactions.

           "Attributable Debt" in respect of a Sale and Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

           "Board of Directors" means, as to any Person, (1) the board of directors of such Person or (2) any duly authorized committee thereof.

           "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the secretary or an assistant secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

           "Capital Stock" means:

           (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

           (2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

           "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

           "Cash Equivalents" means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's");

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

(4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

           "Change of Control" means the occurrence of one or more of the following events:

(1) the Permitted Holders, in the aggregate, cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of at least 35% of the total voting power of the Voting Stock of the Company; provided that in calculating such percentage, there shall be excluded from such calculation the dilution resulting from the issuance by the Company of their respective Voting Stock; and

(a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1) above, except that for purposes of this clause (1)(a) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; or

(b) individuals who on the Issue Date constituted the Board of Directors (of the type described in clause (1) of the definition thereof) of the Company (together with any new directors whose election by such Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

(2) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person (other than, in all such cases, a Person that is controlled by the Permitted Holders), other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the notes and a Subsidiary of the transferor of such assets.

           "Collateral" shall mean all right, title and interest of the Company and its Restricted Subsidiaries in the following property of such person, whether tangible or intangible, whether now or hereafter existing, owned or acquired by such person, and wherever located:

(1) all rental equipment;

(2) any tangible property that the Company or Restricted Subsidiaries add to the Collateral;

(3) all casualty insurance policies (but not liability insurance policies) relating to any of the foregoing, whether or not the Collateral Agent (as defined in the section entitled "Description of the New Notes--Certain Definitions") is named an insured or loss payee; and

(4) all proceeds of any of the foregoing, in each case, as more fully described, and provided for, in the Security Agreement.

           Notwithstanding anything to the contrary in this definition, "Collateral" shall not include (a) receivables arising from the rental of equipment in the ordinary course of business by the Company or any of its Restricted Subsidiaries, (b) the proceeds (other than proceeds constituting rental equipment) of such receivables, (c) any deposit, securities or similar account into which any such proceeds are deposited, (d) any certificate of title and any vehicle or equipment subject to a certificate of title or other title record (and any proceeds of such vehicles or equipment), (e) any property subject to a Permitted Lien securing a Capitalized Lease Obligation or Purchase Money Indebtedness (and any proceeds of such property), (f) rental contracts, (g) chattel paper and (h) any property released from the Collateral in accordance with the indenture (and any proceeds of such property).

           "Collateral Agent" means the Collateral agent under the Security Agreement, which shall initially be the trustee.

           "Collateral Value" as of any date of determination, means the orderly liquidation value of the Collateral of the type described in clauses (1) and (2) of the definition of Collateral thereof as determined by an Independent Financial Advisor within 60 days of such date and specified in an Appraisal delivered to the trustee. If any item of Collateral is subject to a Lien securing Indebtedness of the type described in clause (1), (2), (3), (5), (6) and (8) of the definition of Indebtedness prior to the Lien for the benefit of the notes, the value of such item of such Collateral shall be reduced (but not below zero) by the amount of the obligation secured by such prior Lien.

           "Collateral Value Coverage Ratio" on any date means the ratio of (x) Collateral Value as of the most recent appraisal to (y) (i) the aggregate principal amount of the notes and Ratable Obligations outstanding on that date less (ii) the amount of Net Cash.

           "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

           "Consolidated Distributable Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:

(1) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(2) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly-Owned Subsidiary of the referent Person by such Person;

(3) any restoration to income of any material contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(4) all gains and losses realized on or because of the purchase or other acquisition by such Person or any of its Restricted Subsidiaries of any securities of such Person or any of its Restricted Subsidiaries; and

(5) in the case of an Asset Acquisition, any earnings prior to such Asset Acquisition attributable to the assets acquired in such Asset Acquisition.

           "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

(1) Consolidated Net Income;

(2) to the extent Consolidated Net Income has been reduced thereby:

(a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued (except to the extent included in Consolidated EBITDA in a previous period) in accordance with GAAP for such period (other than consolidation of Unrestricted Subsidiaries);

(b) Consolidated Interest Expense for such period; and

(c) the aggregate depreciation, amortization and non-cash expenses of such Person and its Restricted Subsidiaries for such period (excluding any such charges constituting an extraordinary item or loss or any such charge to the extent such charge requires an accrual of or a reserve for cash charges for any future period) less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP (other than consolidation of Unrestricted Subsidiaries); and

(3) one-third of Consolidated Rental Payments for such period.

           "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of (x) Consolidated EBITDA of such Person for the four full fiscal quarters (the "four quarter period") most recently ending on or prior to the date of the transaction or event giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "transaction date") to (y) Consolidated Fixed Charges of such Person for the four quarter period. For purposes of this definition, "Consolidated EBITDA" for the fiscal quarters ended September 30, 2002, December 31, 2002, March 31, 2003 and June 30, 2003 shall be deemed to be $37.9 million, $8.0 million, $13.6 million and $24.9 million, respectively. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the four quarter period or at any time subsequent to the last day of the four quarter period and on or prior to the transaction date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the four quarter period; and

(2) any Asset Sale and any Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of any such Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness during the four quarter period or at any time subsequent to the last day of the four quarter period and on or prior to the transaction date), as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the four quarter period; provided that the Consolidated EBITDA of any Person acquired shall be included whether or not includible pursuant to the definition of "Consolidated Net Income." If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

           Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the transaction date (including Indebtedness actually incurred on the transaction date) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the average rate of interest on such Indebtedness during the four quarter period ending on or prior to the transaction date; and

(2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

           If the Company or any Restricted Subsidiary shall enter into a Credit Agreement with a commitment to provide financing, then the Company or Restricted Subsidiary shall treat the commitment as the incurrence of Indebtedness in an amount equal to the amount of such commitment from the date such commitment was obtained until the date such commitment was terminated, and any incurrence of Indebtedness pursuant to such commitment shall be permitted to the extent such incurrence would have been permitted on the date of the commitment.

           "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs and debt issuance costs of such Person and its consolidated Restricted Subsidiaries during such period and any premium or penalty paid in connection with redeeming or retiring Indebtedness of such Person and its consolidated Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness); plus

(2) the product of (x) the amount of all dividend payments on any series of preferred stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal; plus

(3) one-third of Consolidated Rental Payments for such period.

           "Consolidated Interest Expense" means, with respect to any Person for any period, the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP (other than consolidation of Unrestricted Subsidiaries), and including, without duplication, (a) all amortization of original issue discount; (b) the interest component of Capitalized Lease Obligations; and (c) net cash costs under all Interest Swap Obligations (including amortization of fees).

           "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP (other than consolidation of Unrestricted Subsidiaries); provided, however, that there shall be excluded therefrom:

(1) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

(2) after-tax items classified as extraordinary or nonrecurring gains;

(3) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(4) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly-Owned Subsidiary of the referent Person by such Person;

(5) any restoration to income of any material contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(7) all gains and losses realized on or because of the purchase or other acquisition by such Person or any of its Restricted Subsidiaries of any securities of such Person or any of its Restricted Subsidiaries; and

(8) in the case of an Asset Acquisition, any earnings prior to such Asset Acquisition attributable to the assets acquired in such Asset Acquisition (other than in a pro forma amount in a calculation of the Consolidated Fixed Charge Coverage Ratio).

           "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

           "Consolidated Rental Payments" of any Person means, for any period, the aggregate rental obligations of such Person and its Restricted Subsidiaries (not including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of the relevant leases), determined on a consolidated basis in accordance with GAAP (other than consolidation of Unrestricted Subsidiaries), payable in respect of such period (net of income from subleases thereof, not including taxes, insurance, maintenance and similar expenses that the sublessee is obligated to pay under the terms of such sublease), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such Person and its Restricted Subsidiaries or in the notes thereto, excluding, however, in any event any obligations and payments under Capitalized Lease Obligations.

           "Credit Agreement" means any agreement providing for revolving credit loans, term loans, receivables financing or letters of credit, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended, supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

           "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

           "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

           "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except in each case, upon the occurrence of a Change of Control) on or prior to the first anniversary of the final maturity date of the notes for cash or is convertible into or exchangeable for debt securities of the Company or its Subsidiaries at any time prior to such anniversary.

           "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

           "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

           "GAAP" means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

           "Guarantor" means (1) all Subsidiaries of the Company existing on the Issue Date and (2) each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the indenture as a Guarantor; provided, that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective guarantee is released in accordance with the terms of the indenture.

           "Holder" means the Person in whose name a note is registered on the registrar's books.

           "Indebtedness" means with respect to any Person, without duplication:

(1) all obligations of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and any deferred purchase price represented by earn outs consistent with the Company's past practice);

(5) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, whether or not then due;

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the obligation so secured;

(8) all Interest Swap Obligations and all obligations under Currency Agreements of such Person; and

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

           For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

           "Independent Financial Advisor" means Rouse or any other nationally-recognized accounting, appraisal or investment banking firm: (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

           "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements. The principal amount of Indebtedness of a Person on any date represented by an Interest Swap Obligation of such Person shall be the amount that would be payable by such Person if the Interest Swap Obligation was terminated on such date.

           "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the "—Limitation on Restricted Payments" covenant, (i) "Investment" shall include and be valued at the Fair Market Value (as determined in good faith by the Board of Directors) of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the Fair Market Value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

           "Issue Date" means the date of original issuance of the original notes.

           "Lenders" means, with respect to any Credit Agreement, the lenders party to such Credit Agreement.

           "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest) but not a consignment in the ordinary course of business.

           "Net Cash" means, as of any date, the aggregate amount of cash and Cash Equivalents of the Company and its Restricted Subsidiaries less the aggregate amount of borrowings of such Persons outstanding under each revolving credit facility with a Lien on such cash and Cash Equivalents.

           "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2) all taxes and other costs and expenses actually paid or estimated by the Company (in good faith) to be payable in cash in connection with such Asset Sale;

(3) repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and is required to be repaid in connection with such Asset Sale; and

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale;

provided, however, that if, after the payment of all taxes with respect to such Asset Sale, the amount of estimated taxes, if any, pursuant to clause (2) above exceeded the tax amount actually paid in cash in respect of such Asset Sale, the aggregate amount of such excess shall, at such time, constitute Net Cash Proceeds.

           "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

           "Permitted Holders" means The Baupost Group, L.L.C., Phoenix Rental Partners, LLC or any of their respective Affiliates.

           "Permitted Indebtedness" means, without duplication, each of the following:

(1) Indebtedness under the notes issued in the original notes offering or in the exchange offer in an aggregate outstanding principal amount not to exceed $250.0 million and the related guarantees;

(2) Indebtedness represented by Capitalized Lease Obligations, Purchase Money Indebtedness and Indebtedness incurred pursuant to a Credit Agreement, in an aggregate principal amount at any time outstanding not to exceed $50.0 million;

(3) insurance premium financing, in an aggregate principal amount at any time outstanding not to exceed $5.0 million;

(4) other Indebtedness of the Company and its Restricted Subsidiaries issued or outstanding on the Issue Date;

(5) Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into for the purpose of fixing or hedging interest rates with respect to any fixed or variable rate Indebtedness that is permitted by the indenture to be outstanding to the extent that the notional amount of any such Interest Swap Obligation does not exceed at the time of the incurrence thereof the principal amount of Indebtedness to which such Interest Swap Obligation relates;

(6) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(7) Indebtedness of a Guarantor to the Company or to another Guarantor for so long as such Indebtedness is held by the Company or a Guarantor, subject to no Lien for the benefit of a Person other than the Company or a Guarantor; provided that (a) any such Indebtedness is subordinated, pursuant to a written agreement, to such Guarantor's Obligations under the indenture and its guarantee and (b) if as of any date any Person other than the Company or a Guarantor owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

(8) Indebtedness of the Company to a Guarantor for so long as such Indebtedness is held by a Guarantor, in each case subject to no Lien; provided that (a) any such Indebtedness is subordinated, pursuant to a written agreement, to the Company's obligations under the indenture and the notes and (b) if as of any date any Person other than a Guarantor owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

(9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

(10) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements incurred in the ordinary course of business;

(11) Refinancing Indebtedness;

(12) guarantees by the Company or a Restricted Subsidiary of Indebtedness incurred by the Company or a Restricted Subsidiary so long as the incurrence of such Indebtedness by the Company or any such Restricted Subsidiary is otherwise permitted by the terms of the indenture;

(13) Indebtedness arising from agreements of the Company or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Subsidiary in connection with such disposition; and

(14) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $2.0 million at any time outstanding.

           For purposes of determining compliance with the "—Limitation on Incurrence of Additional Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (14) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "—Limitations on Incurrence of Additional Indebtedness" covenant.

           "Permitted Investments" means:

(1) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Guarantor or that will merge or consolidate into the Company or a Guarantor;

(2) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company's Obligations under the notes and the indenture;

(3) Investments in cash and Cash Equivalents;

(4) loans and advances to employees, officers and directors of the Company and its Restricted Subsidiaries in the ordinary course of business not in excess of $2.5 million at any time outstanding;

(5) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the indenture;

(6) Investments in the notes;

(7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(8) Investments made by the Company or its Restricted Subsidiaries as a result of an Asset Sale made in compliance with the "--Limitation on Asset Sales" covenant;

(9) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "--Limitation on Asset Sales" covenant; and

(10) additional Investments not to exceed $10.0 million at any time outstanding.

           "Permitted Liens" means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or pursuant to customary reservations or retentions of title incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(6) any interest or title of a lessor under any Capitalized Lease Obligation permitted pursuant to clause (2) of the definition of "Permitted Indebtedness;" provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation and proceeds thereof;

(7) Liens securing Capitalized Lease Obligations and Purchase Money Indebtedness permitted pursuant to clause (2) of the definition of "Permitted Indebtedness;" provided, however, that in the case of Purchase Money Indebtedness (a) such Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired or constructed and proceeds thereof and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;

(8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(11) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the indenture;

(12) Liens securing Indebtedness under Currency Agreements that are permitted under the indenture;

(13) Liens securing insurance premium financing permitted pursuant to clause (3) of the definition of "Permitted Indebtedness;" provided that such Liens do not extend to any property or assets other than the insurance policies and proceeds thereof;

(14) Liens securing Acquired Indebtedness incurred in accordance with the "--Limitation on Incurrence of Additional Indebtedness" covenant; provided that:

(a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

(b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and proceeds thereof and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(15) Liens existing as of the Issue Date and securing Indebtedness permitted to be outstanding under clause (4) of the definition of the term "Permitted Indebtedness" to the extent and in the manner such Liens are in effect on the Issue Date;

(16) Liens securing the notes and the guarantees;

(17) Liens securing Indebtedness under the Credit Agreement to the extent such Indebtedness is permitted under clause (2) of the definition of the term "Permitted Indebtedness" and any such Lien on any Collateral is not prior to the Lien securing the notes;

(18) Liens of the Company or a Wholly-Owned Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;

(19) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this paragraph and which has been incurred in accordance with the "--Limitation on Incurrence of Additional Indebtedness" provisions of the indenture; provided, however, that such Liens: (i) are no less favorable to the holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

(20) Liens securing Indebtedness incurred pursuant to "Certain Covenants--Limitation on Incurrence of Additional Indebtedness" (other than Permitted Indebtedness) so long as immediately after giving effect to the incurrence of such Indebtedness and such Liens:

(a) no Default or Event of Default shall have occurred and be continuing or would result therefrom; and,

(b) if any such Indebtedness is secured by a Lien on Collateral, the Collateral Value Coverage Ratio is at least 2.0 to 1.0, based on Collateral Value determined by an Independent Financial Advisor, and no such Lien on the Collateral is prior to the Lien securing the notes.

           "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

           "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

           "Purchase Money Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

           "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

           "Ratable Obligations" means any obligations (including any additional obligations issued under the indenture) secured by the Collateral ratably with the notes.

           "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

           "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the "—Limitation on Incurrence of Additional Indebtedness" covenant or clauses (1), (4) or (11) of the definition of Permitted Indebtedness, in each case that does not:

(1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and the amount of reasonable expenses incurred by the Company and its Restricted Subsidiaries in connection with such Refinancing);

(2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

(3) change any of the respective obligors on such Refinancing Indebtedness;

(4) affect the security, if any, for such Refinancing Indebtedness (except to the extent that less security is granted to holders of such Refinancing Indebtedness); or

(5) afford the holders of such Refinancing Indebtedness covenants, defaults, rights or remedies materially more burdensome to the obligors than those contained in the Indebtedness being refinanced.

           If the Indebtedness being Refinanced is subordinate or junior to the notes, then such Refinancing Indebtedness shall remain subordinate to the notes.

           "Registration Rights Agreement" means the registration rights agreement, dated as of the Issue Date, among the Company, the Guarantors and the initial purchasers, as the same may be amended or modified from time to time in accordance with the terms thereof.

           "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

           "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

           "Security Agreement" means the Security Agreement, dated as of the Issue Date, made by the Company and the Guarantors in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

           "Significant Subsidiary" with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

           "Subsidiary" with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or one or more Subsidiaries of such Person (or any combination thereof); or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person or one or more Subsidiaries of such Person (or any combination thereof).

           "Unrestricted Subsidiary" of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

           The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated, provided that:

(1) the Company certifies to the trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

(2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

           The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; and

(2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

           Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

           "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

           "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

           "Wholly-Owned Subsidiary" of any Person means any Restricted Subsidiary of such Person of which all the outstanding Capital Stock (other than in the case of a foreign Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly-Owned Subsidiary of such Person.

THE EXCHANGE OFFER

General

           We sold the original notes on October 16, 2003 in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers of the original notes subsequently resold them to qualified institutional buyers in reliance on Rule 144A, to persons outside of the United States in reliance on Regulation S and to institutional accredited investors within the meaning of Rule 501(a)(1), (2), (3) or (7), in each case under the Securities Act.

           In connection with the sale of original notes to the initial purchasers, the holders of the original notes became entitled to the benefits of an exchange registration rights agreement dated October 23, 2003 among the Company, the Guarantors (as defined in the "Description of the New Notes—Certain Definitions") and the initial purchasers.

           Under the registration rights agreement, we became obligated to file a registration statement in connection with an exchange offer within 180 days after the original issue date of the original notes, or the Issue Date, and use our reasonable best efforts to cause the exchange offer registration statement to become effective within 270 days after the Issue Date. The exchange offer being made by this prospectus, if consummated within these required time periods, will satisfy our obligations under the registration rights agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders known to us.

Terms of the Exchange Offer

           Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all original notes properly tendered and not withdrawn on or prior to the expiration date. We will issue $1,000 principal amount at maturity of new notes in exchange for each $1,000 principal amount at maturity of outstanding original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer.

           Based on no-action letters issued by the staff of the SEC to third parties, we believe that holders of the new notes may offer for resale, resell and otherwise transfer the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act. This is true as long as the new notes are acquired in the ordinary course of the holder's business, the holder has no arrangement or understanding with any person to participate in the distribution of the new notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes. Neither an affiliate of ours within the meaning of Rule 405 under the Securities Act nor a broker-dealer that acquired original notes directly from us may exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer with the intention or for the purpose of participating in a distribution of the new notes, does not acquire new notes in the ordinary course of its business or is an affiliate of ours within the meaning of Rule 405 under the Securities Act cannot rely on the no-action letters of the staff of the SEC and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

           Each broker-dealer that receives new notes for its own account in exchange for original notes, where original notes were acquired by the broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. See "Plan of Distribution" for additional information.

           We will be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice of the acceptance of those notes to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving the new notes from us and delivering new notes to those holders. Pursuant to Rule 14e-1(c) of the Exchange Act, we will promptly deliver the new notes upon consummation of the exchange offer or return the original notes if the exchange offer is withdrawn.

           If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under "—Conditions to the Exchange Offer" without waiver by us, certificates for any of those unaccepted original notes will be returned, without expense, to the tendering holder of any of those original notes promptly after the expiration date.

           Holders of original notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, in accordance with the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes, pursuant to the exchange offer. We will pay all charges and expenses, other than taxes applicable to holders in connection with the exchange offer. See "—Fees and Expenses."

Shelf Registration Statement

           If:

•	because of any change in law or in currently prevailing interpretations of the SEC staff, we are not permitted to effect an exchange offer;

•	the exchange offer is not consummated within 60 days from the date the exchange offer registration statement was required to be declared effective;

•	in certain circumstances, certain holders of unregistered new notes so request; or

•	in the case of any holder that participates in the exchange offer, such holder does not receive new notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours or within the meaning of the Securities Act);

then in each case, we will (x) promptly deliver to the holders and the trustee written notice thereof and (y) at our sole expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the original notes, or the shelf registration statement, and (b) use our reasonable best efforts to keep effective the shelf registration statement until the earlier of two years after the Issue Date or such time as all of the applicable original notes have been sold thereunder.

           We will, in the event that a shelf registration statement is filed, provide to each holder copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the original notes has become effective and take certain other actions as are required to permit unrestricted resales of the original notes. A holder that sells original notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder, including certain indemnification rights and obligations. In addition, each holder of the notes must deliver requested information to be used in connection with the shelf registration statement in order to have its notes included in the shelf registration statement and benefit from the provision regarding any liquidated damages in the registration rights agreement.

           Notwithstanding anything to the contrary in the registration rights agreement, upon notice to the holders of the original notes, we may suspend use of the prospectus included in any shelf registration statement for a period of time (a "blackout period") not to exceed an aggregate of 60 days in any 365-day period (1) our board of directors (also referred to in this prospectus as "board") determines, in good faith, that the disclosure of an event, occurrence or other item at such time could reasonably be expected to have a material adverse effect on the business, operations or prospects of the Company, or (2) the disclosure otherwise relates to a material business transaction which has not been publicly disclosed and our board of directors determines, in good faith, that any such disclosure would jeopardize the success of the transaction or that disclosure of the transaction is prohibited pursuant to the terms thereof.

           If we fail to meet the targets listed above, then additional interest, or the additional interest, shall become payable in respect of the original notes as follows:

(1) if (A) neither the exchange offer registration statement nor the shelf registration statement is filed with the SEC on or prior to 180 days after the Issue Date or (B) notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a shelf registration statement and such shelf registration statement is not filed on or prior to the date required by the registration rights agreement, then commencing on the day after either such required filing date, additional interest shall accrue on the principal amount at maturity of the original notes at a rate of 0.25% per annum for the first 90 days immediately following each such filing date, such additional interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

(2) if (A) neither the exchange offer registration statement nor a shelf registration statement is declared effective by the SEC on or prior to 270 days after the Issue Date or (B) notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a shelf registration statement and such shelf registration statement is not declared effective by the SEC on or prior to the 180th day following the date such shelf registration statement was filed, then, commencing on the day after either such required effective date, additional interest shall accrue on the principal amount at maturity of the original notes at a rate of 0.25% per annum for the first 90 days immediately following such date, such additional interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

(3) if (A) the Company has not exchanged new notes for all original notes validly tendered in accordance with the terms of the exchange offer on or prior to the date that is 60 business days from the date the exchange offer registration statement was required to be declared effective or (B) if applicable, the shelf registration statement has been declared effective and such shelf registration statement ceases to be effective at any time prior to the second anniversary of the Issue Date (other than during any blackout period relating to such shelf registration statement, or after such time as all original notes have been disposed of thereunder) and is not declared effective again within 30 days, then additional interest shall accrue on the principal amount at maturity of the original notes at a rate of 0.25% per annum for the first 90 days commencing on (x) the 31st business day after such effective date, in the case of (A) above, or (y) the day such shelf registration statement ceases to be effective, in the case of (B) above, such additional interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period;

provided, however, that additional interest will not accrue under more than one of the foregoing clauses (1) to (3) at any one time; provided further, however, that the amount of additional interest accruing will not exceed 1.0% per annum; provided further, however, that (a) upon the filing of the exchange offer registration statement or a shelf registration statement (in the case of clause (1) above), (b) upon the effectiveness of the exchange offer registration statement or a shelf registration statement (in the case of clause (2) above), or (c) upon the exchange of new notes for all original notes tendered (in the case of clause (3)(A) above), or upon the effectiveness of the shelf registration statement which had ceased to remain effective (in the case of clause (3)(B) above), additional interest on the original notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue. Notwithstanding the foregoing, no additional interest will accrue with respect to original notes that are not "registrable notes" within the meaning of the registration rights agreement.

           Any amounts of additional interest due pursuant to clause (1), (2) or (3) above will be payable in cash on the same original interest payment dates as the original notes.

           The sole remedy available to holders of the original notes will be that described above.

           The registration rights agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a form of which is available upon request to the Company. In addition, the information set forth above concerning certain interpretations of and positions taken by the staff of the SEC is not intended to constitute legal advice, and prospective investors should consult their own legal advisors with respect to such matters.

Expiration Date; Extensions; Amendment

           The term "expiration date" means 12:00 midnight, New York City time, on ______ 2004, which is 30 days after the commencement of the exchange offer, unless we extend the exchange offer, in which case the term "expiration date" means the latest date to which the exchange offer is extended.

           In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will issue a public announcement of the extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

           We reserve the right:

(a)	to extend the exchange offer or to terminate the exchange offer and not accept original notes not previously accepted if any of the conditions set forth under "--Conditions to the Exchange Offer" have occurred and have not been waived by us, if permitted to be waived by us, by giving oral or written notice of the extension or termination to the exchange agent, or

(b)	to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the original notes.

           We will notify you as promptly as practicable of any extension, termination or amendment. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner intended to inform the holders of the original notes of the amendment. Depending upon the significance of the amendment, we may extend the exchange offer if it otherwise would expire during the extension period. Any such extension will be made in compliance with Rule 14d-4(d) of the Exchange Act.

           Without limiting the manner in which we may choose to publicly announce any extension, termination or amendment of the exchange offer, we will not be obligated to publish, advertise or otherwise communicate that announcement, other than by making a timely release to an appropriate news agency.

Conditions to the Exchange Offer

           Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any new notes for, any original notes, and we may terminate the exchange offer as provided in this prospectus before accepting any original notes for exchange if in our reasonable judgment:

•	the new notes to be received will not be tradable by the holder, without restriction under the Securities Act, the Securities Exchange Act of 1934 and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making any exchange by a holder of original notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

           In addition, we will not be obligated to accept for exchange the original notes of any holder that has not made to us:

•	the representations described under "--General," "--Procedures for Tendering" and "Plan of Distribution;" and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to an appropriate form for registration of the new notes under the Securities Act.

           These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

           In addition, we will not accept for exchange any original notes tendered, and will not issue new notes in exchange for any such original notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

Procedures for Tendering

           To tender its original notes for new notes in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•	have the signatures on the letter of transmittal guaranteed if required by instruction 3 of the letter of transmittal; and

•	mail or otherwise deliver the letter of transmittal or the facsimile in connection with a book-entry transfer, together with the original notes and any other required documents.

           To be validly tendered, the documents must reach the exchange agent by 12:00 midnight, New York City time, on the expiration date. Delivery of the original notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent by the expiration date.

           The tender by a holder of original notes will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

           Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their brokers, dealers, commercial banks, trust companies or nominees to effect the tender for them.

           The method of delivery of original notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent by 12:00 midnight, New York City time, on the expiration date. No letter of transmittal or original notes should be sent to us.

           Only a holder of original notes may tender original notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name original notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

           Any beneficial holder whose original notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on its behalf. If the beneficial holder wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its original notes, either make appropriate arrangements to register ownership of the original notes in the holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

           Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, referred to as an "eligible institution," unless the original notes are tendered: (a) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or (b) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by an eligible institution.

           If the letter of transmittal is signed by a person other than the registered holder of any original notes listed therein, those original notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes that person to tender the original notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the original notes.

           If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should indicate that when signing, and unless waived by us, submit evidence satisfactory to us of their authority to act with the letter of transmittal.

           All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered original notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any original notes not properly tendered or any original notes our acceptance of which, in the opinion of counsel for us, would be unlawful. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within the time we determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor shall any of them incur any liability for failure to give notification. Tenders of original notes will not be deemed to have been made until irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holders of original notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

           In addition, we reserve the right in our sole discretion to:

(i) purchase or make offers for any original notes that remain outstanding subsequent to the expiration date or, as set forth under "--Conditions to the Exchange Offer," to terminate the exchange offer in accordance with the terms of the registration rights agreement; and

(ii) to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

           By tendering original notes pursuant to the exchange offer, each holder will represent to us that, among other things,

(i) the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder;

(ii) the holder is not engaged in and does not intend to engage in a distribution of the new notes;

(iii) the holder has no arrangement or understanding with any person to participate in the distribution of such new notes; and

(iv) the holder is not our "affiliate," as defined under Rule 405 of the Securities Act, or, if the holder is an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Book-Entry Transfer

           We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at DTC, for the purpose of facilitating the exchange offer, and upon the establishment of those accounts, any financial institution that is a participant in DTC's system may make book-entry delivery of original notes by causing DTC to transfer the original notes into the exchange agent's account with respect to the original notes in accordance with DTC's procedures for transfers. Although delivery of the original notes may be effected through book-entry transfer into the exchange agent's account at the DTC, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below by the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under those procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

           Holders who wish to tender their original notes and

(a) whose original notes are not immediately available or

(b) who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent on or prior to the expiration date, may effect a tender if:

(1)	the tender is made through an eligible institution;

(2)	on or prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed Notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the original notes, the certificate number or numbers of the original notes and the principal amount of original notes tendered stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof, together with the certificate(s) representing the original notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(3)	the properly completed and executed letter of transmittal, or facsimile thereof, together with the certificate(s) representing all tendered original notes in proper form for transfer and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Withdrawal of Tenders

           Except as otherwise provided in this prospectus, tenders of original notes may be withdrawn at any time by or prior to 12:00 midnight, New York City time, on the expiration date, unless previously accepted for exchange.

           To withdraw a tender of original notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus by 12:00 midnight, New York City time, on the expiration date. Any such notice of withdrawal must:

(a)	specify the name of the depositor, who is the person having deposited the original notes to be withdrawn;

(b)	identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of the original notes or, in the case of original notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

(c)	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the original notes register the transfer of the original notes into the name of the depositor withdrawing the tender; and

(d)	specify the name in which the original notes are being registered if different from that of the depositor.

           All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us, and our determination will be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to the original notes withdrawn unless the original notes so withdrawn are validly retendered. Any original notes that have been tendered but that are not accepted for exchange will be returned to their holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time on or prior to the expiration date.

Exchange Agent

           The Wilmington Trust Company has been appointed as exchange agent for the exchange offer, and is also the trustee under the indenture under which the new notes will be issued. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to Wilmington Trust Company, addressed as follows:

By Certified or Registered Mail: Wilmington Trust Company DC-1615 PO Box 8861 Wilmington, DE 19899-8861	By Hand or Overnight Delivery Service: Wilmington Trust Company 1100 North Market St Wilmington, DE 19890-1615

By Facsimile Transmission: (302) 636-4145
Telephone Confirmation: (302) 636-6469

Fees and Expenses

           We have agreed to bear the expenses of the exchange offer pursuant to the registration rights agreement. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.

           We will pay the cash expenses to be incurred in connection with the exchange offer. These expenses include fees and expenses of the Wilmington Trust Company as exchange agent, accounting and legal fees and printing costs, among others.

Accounting Treatment

           The new notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the original notes will be amortized over the term of the new notes.

Consequences of Failure to Exchange

           Holders of original notes who are eligible to participate in the exchange offer but who do not tender their original notes will not have any further registration rights, and their original notes will continue to be restricted for transfer. Accordingly, these original notes may be resold only:

(a)	to us, upon redemption of the original notes or otherwise;

(b)	so long as the original notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A, in a transaction meeting the requirements of Rule 144A;

(c)	in accordance with Rule 144 under the Securities Act, or under another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to us;

(d)	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(e)	under an effective registration statement under the Securities Act;

           in each case in accordance with any applicable securities laws of any state of the United States.

Regulatory Approvals

           We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

Other

           Participation in the exchange offer is voluntary and holders of original notes should carefully consider whether to accept the terms and condition of the exchange offer. Holders of the original notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

MATERIAL UNITED STATES FEDERAL INCOME AND
ESTATE TAX CONSEQUENCES

U.S. Federal Income Tax Consequences of the Exchange Offer

Exchange of Notes

           The following summary describes the material U.S. federal income tax consequences of the exchange offer. The exchange of outstanding original notes for new notes in the exchange offer will not constitute a taxable event to holders. Consequently, no gain or loss will be recognized by a holder upon receipt of a new note, the holding period of the new note will include the holding period of the original note exchanged therefore and the basis of the new note will be the same as the basis of the outstanding original note immediately before the exchange.

           In any event, persons considering the exchange of original notes for new notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION

           Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of 90 days from the date on which the exchange offer is consummated, or such shorter period as will terminate when all original notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for new notes and such new notes have been resold by such broker-dealers. In addition, dealers effecting transactions in the new notes may be required to deliver a prospectus.

           We will not receive any proceeds from any sale of new notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

           For a period of 90 days from the date on which the exchange offer is consummated, or such shorter period as will terminate when all original notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for new notes and such new notes have been resold by such broker-dealers, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and the fees of any counsel or other advisors or experts retained by the holders of original notes, except as expressly set forth in the registration rights agreement, and will indemnify the holders of original notes, including any broker-dealers, against specified liabilities, including liabilities under the Securities Act. We note, however, that in the opinion of the SEC, indemnification against liabilities arising under federal securities laws is against public policy and may be unenforceable. In the event of a shelf registration, we have agreed to pay the expenses of one firm of counsel designated by the holders of notes covered by the shelf registration.

           If you are an affiliate of ours or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the new notes, you cannot rely on the applicable interpretations of the SEC and you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

LEGAL MATTERS

           Our counsel, Stroock & Stroock & Lavan LLP, New York, New York, will issue an opinion regarding the validity of the new notes and the new guarantees.

EXPERTS

           The consolidated financial statements for NationsRent, Inc. as of December 31, 2000 and 2001 have been included in this prospectus and in the registration statement of which this prospectus is a part in reliance upon the report of Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and upon the authority of said firm as experts in accounting and auditing. As described in the section entitled "Risk Factors," we were unable to obtain Arthur Andersen's consent with respect to the use of its report in this prospectus. Accordingly, in the event any false and misleading statements and omissions were contained in those audited financial statements you will have no effective remedy against Arthur Andersen.

           The consolidated financial statements and schedule audited by Ernst & Young LLP have been included in reliance on their reports given on their authorization as experts in accounting and auditing for the years ended December 31, 2003 and 2002 have been included in this prospectus and in the registration statement of which this prospectus is a part in reliance upon the report of Ernst & Young LLP, independent certified public accountants, as stated in their report, and upon the authority of said firm as experts in accounting and auditing.

INDEX TO FINANCIAL INFORMATION

Audited Financial Statements	Page

Independent Auditors' Report	F-1
Consolidated Balance Sheets of NationsRent Companies, Inc. as of December 31, 2003 and 2002	F-3
Consolidated Statements of Operations of NationsRent Companies, Inc. for the Seven Months Ended December 31, 2003, Five Months Ended May 31, 2003 and the Years Ended December 31, 2002 and 2001	F-4
Consolidated Statements of Stockholders' Equity (Deficit) of NationsRent Companies, Inc. as of December 31, 2001 and 2002, May 31, 2003 and December 31, 2003	F-5
Consolidated Statements of Cash Flows of NationsRent Companies, Inc. for the Seven Months Ended December 31, 2003, Five Months Ended May 31, 2003 and the Years Ended December 31, 2002 and 2001	F-6
Notes to Consolidated Financial Statements	F-8
Schedule II: Valuation and Qualifying Accounts	F-32

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders
NationsRent Companies, Inc.

We have audited the accompanying consolidated balance sheets of NationsRent Companies, Inc. (formerly known as NationsRent, Inc., the "Company'') as of December 31, 2003 and 2002, and the related consolidated statements of operations, cash flows and stockholders' equity (deficit) for the seven-month period ended December 31, 2003, the five-month period ended May 31, 2003, and the year ended December 31, 2002. Our audits also include the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of NationsRent, Inc. for the year ended December 31, 2001, were audited by other auditors who have ceased operations and whose report dated May 21, 2002, expressed an unqualified opinion on those statements and included an explanatory paragraph that described substantial doubt about the Company's ability to continue as a going concern.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NationsRent Companies, Inc. at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for the seven-month period ended December 31, 2003, the five-month period ended May 31, 2003, and the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed above, the financial statements of NationsRent Companies, Inc. for the year ended December 31, 2001 were audited by other auditors who have ceased operations. As described in Note 2, these financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. Our audit procedures with respect to the disclosures in Note 8 with respect to 2001 included (a) agreeing the previously reported net loss to the previously issued financial statements and the adjustments to reported net loss representing amortization expense recognized in those periods related to goodwill to the Company's underlying records obtained from management, and (b) testing the mathematical accuracy of the reconciliation of adjusted net loss to reported net loss, and the related loss-per-share amounts.

In our opinion, the disclosures for 2001 in Note 8 are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 financial statements of the Company other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 financial statements taken as a whole.

/s/ ERNST & YOUNG LLP

Fort Lauderdale, Florida,
March 26, 2004

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To NationsRent, Inc.:

           We have audited the accompanying consolidated balance sheets of NationsRent, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2001. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

           We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NationsRent, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

           The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has experienced significant losses over the last two years and has a stockholders' deficit of approximately $501.6 million as of December 31, 2001. In addition, as discussed in Note 2 to the accompanying financial statements, on December 17, 2001, the Company and its subsidiaries filed voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code. These matters, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters, including its intent to file a plan of reorganization that will be acceptable to the Bankruptcy Court and the Company's creditors, are also described in Note 2. In the event a plan of reorganization is accepted, continuation of the business thereafter is dependent on the Company's ability to achieve successful future operations. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

           As explained in Note 10 to the consolidated financial statements, effective January 1, 2001, the Company changed its method of accounting for derivative financial instruments.

           Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to consolidated financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

/s/ ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
May 21, 2002.

Note: The report of Arthur Andersen LLP presented above is a copy of a previously issued Arthur Andersen LLP report. This report has not been reissued by Arthur Andersen LLP nor has Arthur Andersen LLP provided a consent to the inclusion of its report in this registration statement.

NATIONSRENT COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

                                                                                     Successor      Predecessor
                                                                                      Company         Company
                                                                                   ------------     ------------
                                                                                   December 31,     December 31,
                                                                                       2003             2002
                                                                                   ------------     ------------
ASSETS
Cash and cash equivalents.....................................................     $    48,644      $     6,940
Accounts receivable, net of allowance
   for doubtful accounts of $10,960 and
   $16,826 at December 31, 2003 and 2002, respectively........................          72,926            69,376
Inventories...................................................................          21,802            20,196
Prepaid expenses and other assets.............................................          11,605            20,577
Debt issuance costs, net......................................................           7,155            15,582
Rental equipment, net.........................................................         347,076           348,852
Property and equipment, net...................................................          60,948            80,146
Intangible assets, net........................................................           8,479                --
                                                                                   ------------     ------------
     Total assets.............................................................     $   578,635      $    561,669
                                                                                   ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Liabilities not subject to compromise:
Accounts payable..............................................................     $    56,319      $     20,853
Accrued compensation and related taxes........................................           9,297             5,257
Accrued expenses and other liabilities........................................          28,561            29,024
Accrued insurance claims......................................................          14,500             7,209
Debt (Note 5).................................................................         288,286            14,228
Income taxes payable..........................................................             504                66
                                                                                   ------------     ------------
     Total liabilities not subject to compromise..............................         397,467            76,637
Liabilities subject to compromise (Note 6)....................................              --         1,147,292
                                                                                   ------------     ------------
     Total liabilities........................................................         397,467         1,223,929
                                                                                   ------------     ------------
Commitments and contingencies
Stockholders' equity (deficit):
   Successor preferred stock—$0.01 par value, 1,000,000
     shares authorized; Series A, $72,002 liquidation
     preference, 72,002 shares issued and outstanding at
     December 31, 2003........................................................               1                --
   Predecessor preferred stock--$0.01 par value, 5,000,000
     shares authorized:
     Series A convertible, $100,000 liquidation preference,
        100,000 shares issued and outstanding at December 31,
        2002..................................................................              --                 1
     Series B convertible, $100,000 liquidation preference,
        100,000 shares issued and outstanding at December 31,
        2002..................................................................              --                 1
   Successor common stock--$0.01 par value, 3,000,000
     shares authorized, 1,666,296 shares issued and
     outstanding at December 31, 2003.........................................              17                --
   Predecessor common stock--$0.01 par value, 250,000,000
     shares authorized, 57,364,437 shares issued and
     outstanding at December 31, 2002.........................................              --               584
Additional paid-in capital....................................................         200,724           471,172
Deferred stock compensation, net..............................................          (4,560)               --
Accumulated deficit...........................................................         (15,014)       (1,131,138)
Treasury stock, at cost, 1,065,200 shares at December 31, 2002................              --            (2,880)
                                                                                   ------------     ------------
   Total stockholders' equity (deficit).......................................         181,168          (662,260)
                                                                                   ------------     ------------
   Total liabilities and stockholders' equity
      (deficit)...............................................................     $   578,635      $    561,669
                                                                                   ============     ============

The accompanying notes to consolidated financial statements are an integral part of these statements.

NATIONSRENT COMPANIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

                                                                  Successor
                                                                   Company                  Predecessor Company
                                                                 ------------  --------------------------------------------
                                                                 Seven Months  Five Months
                                                                     Ended        Ended         Year Ended December 31,
                                                                 December 31,    May 31,    -------------------------------
                                                                     2003          2003          2002            2001
                                                                 ------------  -----------  --------------  --------------
Revenue:
Equipment rentals..............................................  $  268,704    $  155,567   $    419,057    $    499,040
Sales of equipment, merchandise, service, parts and
   supplies....................................................      42,137        20,507         43,084          95,619
                                                                 ------------  -----------  --------------  --------------
Total revenue..................................................     310,841       176,074        462,141         594,659
                                                                 ------------  -----------  --------------  --------------
Cost of revenue:
Cost of equipment rentals......................................     146,521       103,367        240,324         241,959
Rental equipment depreciation and lease expense................      53,679        56,145        149,736         140,895
Cost of sales of equipment, merchandise, service, parts and
  supplies.....................................................      30,870        18,780         38,057         100,653
Impairment of rental equipment.................................          --            --         16,923              --
                                                                 ------------  -----------  --------------  --------------
Total cost of revenue..........................................     231,070       178,292        445,040         483,507
                                                                 ------------  -----------  --------------  --------------
Gross profit (loss)............................................      79,771        (2,218)        17,101         111,152
Operating expenses:
Selling, general and administrative expenses...................      66,362        37,173         95,998         124,374
Restructuring charge...........................................          --            --             --           9,653
Impairment of intangible assets................................          --            --             --         770,833
Non-rental equipment depreciation and amortization.............      14,762         7,099         15,606          36,792
                                                                 ------------  -----------  --------------  --------------
Operating loss.................................................      (1,353)      (46,490)       (94,503)       (830,500)
                                                                 ------------  -----------  --------------  --------------
Other (income)/expense:
Interest expense...............................................      15,790         3,164         34,389         110,467
Interest income................................................         (88)           --             --            (716)
Other, net.....................................................      (2,041)          (90)          (324)           (731)
                                                                 ------------  -----------  --------------  --------------
                                                                     13,661         3,074         34,065         109,020
                                                                 ------------  -----------  --------------  --------------
Loss before reorganization items, benefit for income taxes and
  cumulative effect of change in accounting principle..........     (15,014)      (49,564)      (128,568)       (939,520)
Reorganization items, net......................................          --    (1,401,121)        32,061          11,333
                                                                 ------------  -----------  --------------  --------------
Income (loss) before benefit for income taxes and cumulative
  effect of change in accounting principle.....................     (15,014)    1,351,557       (160,629)       (950,853)
Benefit for income taxes.......................................          --            --             --          (9,815)
                                                                 ------------  -----------  --------------  --------------
Income (loss) before cumulative effect of change in accounting
  principle....................................................     (15,014)    1,351,557       (160,629)       (941,038)

Cumulative effect of change in accounting principle net of
  income tax benefit...........................................          --            --             --           1,359
                                                                 ------------  -----------  --------------  --------------
Net income (loss)..............................................  $  (15,014)   $1,351,557   $   (160,629)   $   (942,397)
                                                                 ============  ===========  ==============  ==============
Net income (loss) per share:
Basic..........................................................                $    23.56   $      (2.80)   $     (16.43)
                                                                               ===========  ==============  ==============
Diluted........................................................                $    23.56   $      (2.80)   $     (16.43)
                                                                               ===========  ==============  ==============
Weighted average common shares outstanding:
Basic..........................................................                    57,364         57,364          57,364
                                                                               ===========  ==============  ==============
Diluted........................................................                    57,364         57,364          57,364
                                                                               ===========  ==============  ==============

The accompanying notes to consolidated financial statements are an integral part of these statements.

NATIONSRENT COMPANIES, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                     Common Stock in
                            Preferred Stock    Common Stock                                             Treasury
                           ----------------  -----------------  Additional               Retained  ------------------
                           Number of         Number of           Paid-in     Deferred    Earnings  Number of
                             Shares  Amount    Shares   Amount   Capital   Compensation (Deficit)   Shares     Amount    Total
                           --------- ------  ---------  ------  ---------- ------------ ---------  ---------   ------  ---------
                                                             (in thousands, except share data)
Predecessor Company
Balance, December 31, 2000  200,000  $   2   58,424,481  $ 584  $  471,172   $     --   $(28,112)   (919,000) $(2,675) $ 440,971
Purchase of treasury stock       --     --           --     --          --         --         --    (146,200)    (205)      (205)
Options exercised.........       --     --        5,156     --          --         --         --          --       --         --
Net loss..................       --     --           --     --          --         --   (942,397)         --       --   (942,397)
                           --------  ------  ---------- ------  ----------   --------   --------   ---------   ------  ---------
Balance, December 31, 2001  200,000      2   58,429,637    584     471,172         --   (970,509) (1,065,200)  (2,880)  (501,631)
Net loss...............          --     --           --     --          --         --   (160,629)         --       --   (160,629)
                           --------  ------  ---------- ------  ----------   --------   --------   ---------   ------  ---------
Balance, December 31, 2002  200,000      2   58,429,637    584     471,172         -- (1,131,138) (1,065,200)  (2,880)  (662,260)
                           --------  ------  ---------- ------  ----------   --------   --------   ---------   ------  ---------
Net income including gain
 on extinguishment of debt       --     --           --     --          --         --  1,351,557          --       --  1,351,557
Balance, May 31, 2003       200,000      2   58,429,637    584     471,172         --    220,419  (1,065,200)  (2,880)   689,297
                           --------  ------  ---------- ------  ----------   --------   --------   ---------   ------  ---------
Fresh-start adjustments... (200,000)    (2) (58,429,637)  (584)   (471,172)        --   (220,419)  1,065,200    2,880   (689,297)
Distribution of Successor
  Company preferred
  stock...................   47,777      1           --     --      47,776         --         --          --       --     47,777
Distribution of Successor
  Company common stock....       --     --    1,000,000     10      79,990         --         --          --       --     80,000
                           --------  ------  ---------- ------  ----------   --------   --------   ---------   ------  ---------
Successor Company
Balance, June 1, 2003.....   47,777      1    1,000,000     10     127,766         --         --          --       --    127,777
Baupost Investment
  preferred stock.........   24,225     --           --     --      23,745         --         --          --       --     23,745
Baupost Investment
  common stock............       --     --      540,679      5      40,222         --         --          --       --     40,227
Restricted stock awards...       --     --      125,617      2       8,991      (8991)        --          --       --          2
Amortization of deferred
  compensation............       --     --           --     --          --      4,431         --          --       --      4,431
Net loss..................       --     --           --     --          --         --    (15,014)         --       --    (15,014)
                           --------  ------  ---------- ------  ----------   --------   --------   ---------   ------  ---------
Balance, December 31, 2003  72,002   $   1    1,666,296 $   17  $  200,724   $ (4,560)  $(15,014)         --   $   --  $ 181,168
                           ========  ======  ========== ======  ==========   ========   ========   =========   ======  =========

The accompanying notes to consolidated financial statements are an integral part of this statement.

NATIONSRENT COMPANIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     Successor
                                                                      Company                       Predecessor Company
                                                                    Seven Months   Five Months
                                                                       Ended         Ended
                                                                    December 31,     May 31,         Year Ended December 31,
                                                                        2003          2003           2002           2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)................................................. $ (15,014)     $ 1,351,557    $ (160,629)    $ (942,397)
Adjustments to reconcile net income (loss) to net cash
   provided by/(used in) operating activities:
Depreciation and amortization.....................................    69,611           43,878        94,054        106,545
Provision for allowance for doubtful accounts.....................     5,392            3,211        11,645         24,245
Non-cash reorganization items.....................................        --       (1,424,231)        2,019          6,231
Gain on extinguishment of debt....................................    (2,427)              --            --             --
Non-cash interest charge..........................................     4,180               --            --             --
Provision for impairment of intangible assets.....................        --               --            --        770,833
Provision for impairment of rental equipment......................        --               --        16,923             --
Non-cash restructuring charge.....................................        --               --            --          8,891
Loss (gain) on sale of non-rental equipment.......................       559               35             2           (342)
Loss (gain) on sale of rental equipment...........................    (5,804)           1,101         2,185          6,426
Gain on sale of businesses........................................        --               --            --           (486)
Deferred income tax benefit.......................................        --               --            --        (10,906)
Changes in operating assets and liabilities:
Accounts receivable...............................................    (6,876)          (4,771)       12,563         11,559
Inventories.......................................................       135           (1,569)        6,279         12,600
Prepaid expenses and other assets.................................      (421)           8,418         1,521          6,589
Accounts payable..................................................    17,169           10,557        15,868        (62,288)
Accrued expenses and other liabilities............................      (946)          17,919        22,847          1,792
Liabilities subject to compromise.................................        --           (1,960)       (7,708)            --
Income taxes payable..............................................       (59)              (3)          (34)            --
                                                                      ------           -------       ------       --------
Net cash provided by/(used in) operating activities...............    65,499            4,142        17,535        (60,708)
                                                                      ------           -------       ------       --------
CASH FLOWS FROM INVESTING ACTIVITIES, NET OF ACQUISITIONS:
Proceeds from sale of businesses..................................        --               --            --            900
Purchases of rental equipment.....................................  (139,031)         (15,793)      (39,005)       (17,363)
Purchases of property and equipment...............................   (13,438)          (4,953)       (6,380)       (11,377)
Proceeds from sale of rental equipment............................    20,009            8,855        10,780         66,630
Investment in affiliate...........................................        --               --            --          2,000
Proceeds from sale of non-rental equipment........................       107               12            10          4,159
                                                                      ------           -------       ------       --------
Net cash (used in)/provided by in investing activities............  (132,353)         (11,879)      (34,595)        44,949
                                                                      ------           -------       ------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debtor-in-possession financing facility.............        --           24,608       172,300             --
Proceeds from debt................................................   399,711               --            --        179,900
Proceeds from issuance of common stock, net.......................    40,227               --            --             --
Proceeds from issuance of preferred stock, net....................    23,745               --            --             --
Payment of debt issuance costs....................................   (19,610)              --            --         (5,337)
Repayments of debt................................................  (305,168)          (8,449)         (216)      (202,625)
Repayments of debt subject to compromise..........................        --           (1,909)      (11,823)            --
Repayments of debtor-in-possession financing facility.............   (36,860)              --      (160,048)            --
Purchase of treasury stock........................................        --               --            --           (205)
                                                                      ------           -------       ------       --------
Net cash provided by/(used in) financing activities...............   102,045           14,250           213        (28,267)
Net increase/(decrease) in cash and cash equivalents..............    35,191            6,513       (16,847)       (44,026)
Cash and cash equivalents, beginning of period....................    13,453            6,940        23,787         67,813
                                                                      ------           -------       ------       --------
Cash and cash equivalents, end of period..........................  $ 48,644        $  13,453      $  6,940       $ 23,787
                                                                      ======           =======       ======       ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest............................................  $  6,294        $   1,740      $ 38,701       $ 93,798
                                                                      ======           =======       ======       ========
Cash paid for income taxes........................................  $     23        $       3      $     34       $    790
                                                                      ======           =======       ======       ========
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
ACTIVITIES:
Fixed assets acquired under financial obligations.................  $ 68,084        $  73,165      $     --       $  4,363
                                                                      ======           =======       ======       ========
Issuance of restricted stock......................................  $  8,991        $       --     $     --       $     --
                                                                      ======           =======       ======       ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

NATIONSRENT COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003

1.     Description of the Business

Reporting Entity

          NationsRent Companies, Inc. together with its subsidiaries (the "Successor Company") is one of the largest full-service equipment rental companies in the United States. The Company (as defined below) offers a comprehensive line of equipment for rent to a broad range of construction, industrial and homeowner customers. The Company also sells new and used equipment, parts, merchandise and supplies, and provides maintenance and repair services.

Reorganization Under Chapter 11

          On June 13, 2003 (the "Effective Date"), NationsRent, Inc., a Delaware corporation, together with its subsidiaries (the "Predecessor Company" or the "Debtors") emerged from proceedings under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") pursuant to the terms of the First Amended Joint Plan of Reorganization of NationsRent, Inc. and its debtor subsidiaries dated February 7, 2003, as modified (the "Plan"). On the Effective Date, the Predecessor Company merged into an indirect subsidiary of the Successor Company. See "-Note 3- Reorganization Under Chapter 11 of the Bankruptcy Code" for more information about the Predecessor Company's bankruptcy proceedings.

2.     Accounting Policies

Basis of Presentation

          The Company operates in one industry segment consisting of the rental and sales of equipment, sales of merchandise and parts and maintenance and repair services. The Company's operations are managed as one segment, or strategic unit, because it offers similar products and services in similar markets and the factors underlying strategic decisions are comparable for all products and services.

          The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying consolidated balance sheets are presented on an unclassified basis.

          The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

          The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

          In connection with its emergence from bankruptcy, the Company reflected the terms of the Plan in its consolidated financial statements by adopting the principles of fresh-start reporting in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." For accounting purposes, the effects of the consummation of the Plan, as well as adjustments for fresh-start reporting, have been recorded in the accompanying consolidated financial statements as of June 1, 2003. Therefore, the term "Company" as used in these financial statements refers to the Predecessor Company and its operations for periods prior to June 13, 2003 (and for accounting purposes prior to June 1, 2003) and refers to the Successor Company for periods after June 13, 2003 (and for accounting purposes on or after June 1, 2003). Under fresh-start reporting, a new entity is deemed to be created for financial reporting purposes and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. Since fresh-start reporting materially changed the amounts previously recorded in the Company's consolidated financial statements, a black line separates the financial data pertaining to the periods after the adoption of fresh-start reporting to signify the difference in the basis of preparation of financial information for each respective entity. The Successor Company's post-emergence financial statements are not comparable to the Predecessor Company's pre-emergence financial statements.

          Between the date the Company filed for protection under the Bankruptcy Code on December 17, 2001 (the "Petition Date") and its emergence from bankruptcy on the Effective Date, the Company operated its business as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court. Accordingly, the Company's consolidated financial statements for periods prior to its emergence from bankruptcy were presented in conformity with SOP 90-7 and were prepared on a going concern basis which assumes continuity of operations and realization of assets and settlement of liabilities and commitments in the normal course of business. Pursuant to SOP 90-7, revenue and expenses, realized gains and losses and provisions for losses resulting from the reorganization of the business were reported in the consolidated statements of operations separately as reorganization items. Professional fees related to the reorganization were expensed as incurred and interest expense was reported only to the extent that it was to be paid or was an allowed claim. See "-Note 7- Reorganization Items, Net."

          The Successor Company adopted the accounting policies of the Predecessor Company upon emergence from bankruptcy. In accordance with the fresh-start reporting provisions of SOP 90-7, the Company also adopted changes in accounting principles that were required in the consolidated financial statements of the Successor Company within the twelve month period subsequent to the Effective Date. See "- Impact of Recently Issued Accounting Standards."

Cash and Cash Equivalents

          The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents.

Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates include the useful lives and salvage value of rental equipment, the useful lives and salvage value of property and equipment, the allowance for doubtful accounts, the valuation allowance related to the Company's deferred tax assets and the accruals related to the Company's insurance programs. Accruals related to the Company's restructuring plan were also a significant estimate for the Predecessor Company.

Inventories

          Inventories, which consist of equipment, tools, parts and related merchandise supply items, are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Provision is made to reduce excess or obsolete inventories to their estimated net realizable value.

Debt Issuance Costs

          Costs relating to borrowings are deferred and amortized to interest expense using the straight-line method which is not materially different from the effective interest method over the terms of the related borrowings. As of December 31, 2003 and 2002, debt issuance costs of $15,430,000 and $15,582,000 were recorded, net of accumulated amortization of $1,171,000 and $7,090,000, respectively. The amortization of debt issuance costs was $1,171,000, zero, $102,000 and $3,254,000, for the seven months ended December 31, 2003, for the five months ended May 31, 2003 and for the years ended December 31, 2002 and 2001, respectively.

          In October 2003, the Company wrote-off $3,009,000 of debt issuance costs related to the amendment and restatement of its senior secured revolving credit facilities to reduce the aggregate commitments from $150,000,000 to $75,000,000. See " – Note 5 – Debt Not Subject to Compromise – Credit Facility." At the Effective Date, in accordance with fresh-start reporting, the Company wrote-off $15,540,000 in debt issuance costs associated with the prepetition senior secured credit facilities and operating leases being cancelled as part of the Plan. See " – Note 4 – Fresh-Start Reporting." During the first quarter of 2001, the Company wrote-off $3,600,000 of debt issuance costs related to the reduction of the capacity of the prepetition senior credit facility by $75,000,000.

Rental Equipment

          Rental equipment purchased by the Company is recorded at cost and includes fresh-start reporting adjustments for equipment in service at the Effective Date. See "-Note 4- Fresh-Start Reporting." Depreciation is calculated over the estimated useful lives of the equipment using the straight-line method. The range of useful lives estimated by management is 18 to 96 months. Rental equipment is depreciated to a salvage value of ten percent of cost. Depreciation expense of rental equipment was $50,417,000, $36,779,000, $78,447,000 and $66,499,000 for the seven months ended December 31, 2003, for the five months ended May 31, 2003 and for the years ended December 31, 2002 and 2001, respectively. Ordinary maintenance and repair costs are charged to operations as incurred. Expenditures that extend the useful life or increase the capacity, efficiency or safety of rental equipment are capitalized.

          At the Effective Date, the Company changed the useful lives and salvage values for certain of its rental assets to reflect the new management's change in fleet strategy and therefore to better allocate depreciation expense over the time such assets are in its rental fleet. This change increased the estimated useful lives and decreased the salvage values for certain rental assets. The change in estimate resulted in an increase in rental equipment depreciation expense of approximately $15,900,000 for the seven months ended December 31, 2003.

Property and Equipment

          Property and equipment purchased in the ordinary course of business by the Company is recorded at cost and property and equipment obtained through the acquisition of a business is recorded at the estimated fair market value at the time of acquisition. Property and equipment of the Successor Company includes fresh-start adjustments for property and equipment in service at the Effective Date. See "-Note 4 Fresh-Start Reporting." Depreciation and amortization are recorded on a straight-line basis using an estimated residual value of zero to 10.0% over the following estimated useful lives:

Buildings and improvements.....................       5-39 years, not to exceed lease term
Furniture, fixtures and office equipment.......       3-7 years
Vehicles, delivery and shop equipment..........       5-10 years

          Depreciation expense of property and equipment was $14,637,000, $7,068,000, $15,203,000 and $16,816,000 for the seven months ended December 31, 2003, for the five months ended May 31, 2003 and for the years ended December 31, 2002 and 2001, respectively. Ordinary maintenance and repair costs are charged to operations as incurred.

Long-Lived Assets

          The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of a long-lived asset may not be recoverable. The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful lives of its long-lived assets or whether the remaining balance of long-lived assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining lives of the long-lived assets to determine whether impairment has occurred. If impairment has occurred, the carrying value of the long-lived assets will be reduced by the amount by which fair value, which is determined by appraisal or discounted cash flow analysis, exceeds carrying value.

          As a result of this review process, the Company recognized an impairment charge of $16,923,000 related to assets within its rental fleet that were held for sale in the third quarter of 2002. See "– Note 9 - Impairment of Rental Equipment" for further discussion.

Capitalized Interest

          Interest cost incurred on capital expenditures for assets constructed by the Company is capitalized and included in the cost of such assets. Total interest capitalized was zero for the years ended December 31, 2003, 2002 and 2001.

Intangible Assets

          Successor Company

          The intangible assets of the Successor Company represent assets identified during fresh-start reporting in conjunction with the Company's allocation of reorganization value to the Company's assets in conformity with the procedures of SFAS No. 141, "Business Combinations." As a result of this process the Company identified two intangible assets, brand and customer relationships. The Company recorded the assets at fair value as determined by an independent appraiser less the assets' allocated portion of negative goodwill. See "- Note 4 - Fresh-Start Reporting" and "- Note 8 - Intangible Assets" for further discussion. Brand has an indefinite life. The Company follows the guidance of SFAS No. 142, "Goodwill and Other Intangible Assets," which requires goodwill and indefinite-lived assets to be tested annually or when circumstances warrant for impairment. This asset will be reviewed annually for impairment at June 30 or more frequently when events or circumstances indicate that an impairment may have occurred. Customers relationships is a finite life asset with a life of 15 years. This asset is being amortized on a straight-line basis over its estimated useful life. This asset will be reviewed for impairment using the guidance of SFAS No. 144. See "- Long-Lived Assets."

          Predecessor Company

          The Company adopted SFAS No. 142 on January 1, 2002. See "- Note 8 - Intangible Assets" for the pro forma disclosure requirements of SFAS No. 142.

          Prior to January 1, 2002, the Company recorded intangible assets related to acquired businesses at cost and amortized them using the straight-line method over their estimated useful lives of five years for covenants not to compete and 40 years for goodwill. When an intangible asset's carrying value exceeded associated expected operating cash flows, the Company considered it to be impaired and wrote it down to fair value which was determined based on undiscounted future cash flows.

          In the quarter ended December 31, 2001, as a result of significant historical and projected cash flow losses and the uncertainty surrounding the Company's ability to restructure its capital structure in a satisfactory manner under the Chapter 11 Cases (as defined below), the Company determined that the carrying value of its net assets exceeded the projected future undiscounted cash flows and, accordingly, the Company recognized an operating charge for the permanent impairment of the entire unamortized balance of intangible assets related to acquired businesses of approximately $770,833,000.

Fair Value of Financial Instruments

          The carrying amounts reported in the accompanying consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other liabilities approximate fair value due to the short-term nature of these accounts.

          The following table sets forth the carrying amounts and fair values of the Company's financial instruments, except for those noted above for which carrying amount approximates fair value (in thousands):

                                                           Successor Company      |       Predecessor Company
                                                           December 31, 2003      |        December 31, 2002                                                        Carrying         Fair     |        Carrying       Fair
Liabilities:                                             Amount          Value    |         Amount        Value
-----------                                             --------         -----    |       ---------       ------
Senior secured notes payable, net of unamortized                                  |
  debt issuance costs of $8,275.................      $     241,725  $ 260,000(a) | $           --    $        --
Debtor-in-possession financing facility.........                 --          --   |         12,252         12,252
Postpetition notes payable......................              1,350           (b) |          1,976            (b)
Convertible subordinated notes payable..........             45,211           (b) |             --             --
Liabilities subject to compromise...............                 --          --   |      1,147,292            (c)

__________

(a)	Fair value is based on market quotes for such instruments.

(b)	There are no established trading markets for these notes.

(c)	The fair value was not practical to estimate as the fair value only became known subsequently on the Effective Date.

Revenue Recognition

          Rental revenue is recognized on a straight-line basis as earned during the rental contract period. Equipment rentals in the consolidated statements of operations include revenue earned on equipment rentals, rental equipment delivery and pick-up fees and fuel sales. Revenue from the sales of equipment, parts and supplies and retail merchandise is recognized at the time of delivery to, or pick-up by, the customer. When used rental equipment is sold, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the sale and the related book value of the equipment sold are reported as revenue from sales of equipment, merchandise, service, parts and supplies and cost of sales of equipment, merchandise, service, parts and supplies, respectively, in the accompanying consolidated statements of operations.

Advertising

          Advertising costs are charged to expense as incurred. The Company incurred advertising costs of $3,458,000, $1,441,000, $5,070,000 and $10,462,000 for the seven months ended December 31, 2003, the five months ended May 31, 2003 and for the years ended December 31, 2002 and 2001, respectively.

Income Taxes

          The Company accounts for income taxes under the liability method pursuant to SFAS No. 109, "Accounting for Income Taxes." Under the liability method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not with respect to realization of those assets in future periods. The Company and its wholly-owned subsidiaries file a consolidated federal income tax return.

Concentrations of Credit Risk

          Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash and cash equivalents with high quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited because a large number of diverse customers make up the Company's customer base. No single customer represents greater than 10.0% of total accounts receivable. The Company mitigates customer credit risk through credit approvals, credit limits, and monitoring procedures.

Stock-Based Compensation

           Successor Company Restricted Stock

          Restricted stock is issued in exchange for consideration that is less than fair market value and results in the recognition of compensation as the restricted stock vests. Deferred compensation is shown as a reduction of shareholders' equity and is amortized to operating expenses over the vesting period of the stock award. The Company amortizes deferred compensation for each vesting layer of a stock award using the straight-line method. See "- Note 16 - Restricted Stock."

           Predecessor Company Stock Options

          Prior to emergence from bankruptcy, the Company accounted for stock compensation arrangements in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations and accordingly, recognized no compensation expense for the stock compensation arrangements with employees or directors since the stock options were granted at exercise prices at or greater than the fair market value of the shares at the date of grant. The Company followed the disclosure requirements of SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure."

          Pro forma information regarding net income (loss) and income (loss) per share is required by SFAS No. 123, "Accounting for Stock Based Compensation," as amended by SFAS No. 148, as if the Company had accounted for its granted employee stock options under the fair value method of SFAS No. 123. The Company granted no options in 2003 and 2002. Upon the Effective Date of the Plan, all options under the Predecessor Company's stock option plans were canceled and such plans terminated. Had compensation cost for all options previously granted been determined based on the fair value at the grant date consistent with SFAS No. 123, the Company's net income (loss) and income (loss) per share would have been as follows:

                                                                                 Predecessor Company
                                                           ----------------------------------------------------------------
                                                                 Five Months
                                                                    Ended            Year Ended            Year Ended
                                                                May 31, 2003      December 31, 2002     December 31, 2001
                                                                ------------      -----------------     -----------------
                                                                        (in thousands, except per share data)
Reported net income (loss).............................       $  1,351,557         $  (160,629)         $   (942,397)
   Less: Stock-based compensation expense
   determined using the fair value method, net of tax..              (608)              (2,486)               (5,346)
                                                                      ---                -----                 -----
Pro forma net income (loss)............................       $  1,350,949         $  (163,115)         $   (947,743)
                                                                 =========             =======               =======
Basic and diluted income (loss) per share
As reported............................................       $      23.56         $     (2.80)         $     (16.43)
                                                                     =====                ====                 =====
Pro forma..............................................       $      23.55         $     (2.84)         $     (16.52)
                                                                     =====                ====                 =====

          The Company used the Black-Scholes model to determine the fair value of options on the date of grant. The Black-Scholes option pricing model uses subjective assumptions which can materially affect fair value estimates and, therefore, does not necessarily provide a single measure of the fair value of options. For purposes of pro forma disclosures of net income (loss) and income (loss) per share, the estimated fair value of the options is amortized to expense over the options vesting period. The following weighted-average assumptions were used:

                                                                                 Predecessor Company
                                                           ----------------------------------------------------------------
                                                                 Five Months
                                                                    Ended            Year Ended            Year Ended
                                                                May 31, 2003      December 31, 2002     December 31, 2001
                                                                ------------      -----------------     -----------------
Dividend yield.........................................                 --                   --                 0.00%
Expected volatility....................................                 --                   --               155.28%
Risk-free interest rate................................                 --                   --                 4.88%
Expected life in years.................................                 --                   --                     7
Weighted-average fair value............................       $         --        $          --         $          --

Reclassifications

           Certain prior year amounts have been reclassified to conform to the current year presentation.

Impact of Recently Issued Accounting Standards

          In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). FIN 46 requires an investor with a majority of the variable interests in a variable interest entity to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A variable interest entity is an entity in which the equity investors do not have a controlling interest or the equity investment at risk is insufficient to finance the entity's activities without receiving additional subordinated financial support from the other parties. It applies to the first fiscal year or interim period beginning after June 15, 2003. The disclosure requirements are effective for all financial statements issued after January 31, 2003. The Company adopted FIN 46, as of the Effective Date, due to the above-mentioned provisions of SOP 90-7. There was no impact to the Company's consolidated financial statements upon the adoption of the provisions of FIN 46.

          In May 2003, FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. In accordance with SFAS No. 150, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted SFAS No. 150 early due to the above mentioned provisions of SOP 90-7. There was no impact to the Company's consolidated financial statements upon the adoption of the provisions of SFAS No. 150.

Proposed Accounting Standards

          In September 2003, the Accounting Standards Executive Committee of the AICPA voted to approve a SOP "Accounting for Certain Costs and Activities Related to Property, Plant, and Equipment" ("Proposed SOP"). The Proposed SOP is expected to be presented for approval by the FASB in the second quarter of 2004. The Proposed SOP was undertaken to clarify the diversity in practice that exists in accounting for costs related to property, plant and equipment. The Company will continue to monitor the progress related to the potential new rules and their impact on its consolidated financial statements.

3.     Reorganization Under Chapter 11 of the Bankruptcy Code

          On the Effective Date, the Predecessor Company emerged from the proceedings under Chapter 11 of the Bankruptcy Code pursuant to the terms of the Plan. On the Effective Date, pursuant to the Plan, the Predecessor Company merged into an indirect subsidiary of the Successor Company.

          On December 17, 2001 (the "Petition Date"), the Predecessor Company and its subsidiaries filed voluntary petitions for reorganization under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, which Chapter 11 cases were jointly administered for procedural purposes (the "Chapter 11 Cases"). In June 2002, the Debtors filed their proposed Joint Plan of Reorganization and related disclosure statement with the Bankruptcy Court. In December 2002, after negotiating with several parties in interest, the Debtors filed their First Amended Joint Plan of Reorganization (as modified, the "Proposed Plan") and related disclosure statement (the "Disclosure Statement"). The Proposed Plan was jointly proposed by the Debtors, the official committee of unsecured creditors and the holders of a majority of the bank debt under the Debtors' prepetition senior secured credit facility. In March 2003, the Debtor's creditors who voted on such plan overwhelmingly approved the Proposed Plan. The Bankruptcy Court confirmed the Plan on May 14, 2003.

          Under the terms of the Plan, on the Effective Date (i) the holders of allowed claims under the Debtors' prepetition senior secured credit facility received 63.3% of the new common stock, new preferred stock and new subordinated notes of the Successor Company, (ii) a creditors' trust for the benefit of the holders of allowed general unsecured claims received 3.3% of the new securities and $300,000 in cash and (iii) a new investor group purchased 33.3% of the new common stock, new preferred stock and new subordinated notes of the Successor Company for $80,000,000. The Plan did not provide for any value or distribution to the equity holders of the Predecessor Company.

4.     Fresh-Start Reporting

          As previously discussed, in accordance with SOP 90-7, the Company adopted the provisions of fresh-start reporting as of June 1, 2003. The adoption of fresh start reporting results in the Company revaluing its balance sheet to fair value based on the reorganization value of the Company. The reorganization value of an entity approximates the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets immediately after restructuring. Independent financial advisers were engaged to assist in the determination of the reorganization value. The independent financial advisers determined the estimated reorganization value to be $157,700,000. The estimate was based on recent prices established for bank loan claims in inter-bank trading. The reorganization value of the entity was allocated to the assets in conformity with procedures specified by SFAS No. 141, "Business Combinations."

          The following reconciliation of the Predecessor Company's consolidated balance sheet as of May 31, 2003 to that of the Successor Company was prepared to present the adjustments that give effect to the reorganization and fresh-start reporting.

          The adjustments entitled "Reorganization" reflect the consummation of the Plan, including the elimination of existing liabilities subject to compromise, and consolidated shareholders' deficit, and to reflect the aforementioned $157,700,000 reorganization value.

          The adjustments entitled "Fresh-Start Adjustments" reflect the adoption of fresh-start reporting, including the adjustments to record rental equipment and property and equipment at their fair values. The assets and liabilities have been recorded at their fair values. Liabilities were stated at the present value of amounts to be paid. Independent appraisers determined the fair values of rental equipment, property and equipment and intangible assets. The excess of the specific tangible net assets over the reorganization value or negative goodwill has been allocated to non-current, non-monetary assets on a pro-rata basis.

          A reconciliation of fresh-start reporting recorded follows (in thousands):

                                                              Predecessor                        Fresh-Start     Successor
                                                                Company      Reorganization     Adjustments      Company
                                                              -----------    --------------     ------------     ----------
ASSETS
Cash and cash equivalents.................................   $   13,453      $  78,400(a)       $       --       $  91,853
Accounts receivable, net..................................       70,936             --                  --          70,936
Inventories...............................................       21,590             --                  --          21,590
Prepaid expenses and other assets.........................       27,709        (14,756)(b)            (480)(i)      12,473
Rental equipment, net.....................................      394,909             --            (169,528)(j)     225,381
Property and equipment, net...............................       78,146             --             (34,940)(j)      43,206
Intangible assets, net....................................           --             --               8,604(i)        8,604
                                                             ----------      ---------          ----------       ---------
    Total assets.........................................    $  606,743      $  63,644          $ (196,344)      $ 474,043
                                                             ==========      =========          ==========       =========

LIABILITIES AND STOCKHOLDERS'
  EQUITY
Liabilities not subject to compromise:
  Accounts payable.......................................    $   39,386      $      --          $       --        $ 39,386
  Accrued compensation....................................        5,068             --                  --           5,068
  Accrued expenses and other liabilities..................       51,172         (1,431)(c)          (1,795)(k)      47,946
  Debt....................................................      144,120         45,211(d)               --         189,331
  Income taxes payable....................................           63            500(e)               --             563
                                                             ----------      ---------          ----------       ---------
   Total liabilities not subject to
    compromise............................................      239,809         44,280              (1,795)        282,294
                                                             ----------      ---------          ----------       ---------
Liabilities subject to compromise.........................    1,103,269     (1,103,269)(f)              --              --
                                                             ----------      ---------          ----------       ---------
   Total liabilities......................................    1,343,078     (1,058,989)             (1,795)        282,294
                                                             ----------      ---------          ----------       ---------
Stockholders' equity
  Preferred stock.........................................            2              1(g)               (2)(l)           1
  Common stock............................................          584             15(g)             (584)(l)          15
  Additional paid-in-capital..............................      471,172        191,733(g)         (471,172)(l)     191,733
  Retained earnings (deficit).............................   (1,205,213)       930,884(h)          274,329(m)(n)        --
Treasury stock............................................       (2,880)            --               2,880(l)           --
                                                             ----------      ---------          ----------       ---------
   Total stockholders' equity.............................     (736,335)     1,122,633            (194,549)        191,749
                                                             ----------      ---------          ----------       ---------
   Total liabilities and stockholders'
     equity...............................................  $   606,743     $   63,644         $  (196,344)       $474,043
                                                             ==========      =========          ==========       =========

__________

(a)	To reflect net cash proceeds from the investment by The Baupost Group, L.L.C. ("Baupost") of an additional $80.0 million in the Company (the "Baupost Investment").

(b)	To record the elimination of $15,540 of debt issuance costs associated with the senior secured credit facilities and operating leases being cancelled as part of the Plan and to record $784 of debt issuance costs associated with the Baupost Investment.

(c)	To record the settlement of postpetition operating leases and debt and to record a liability for the settlement of unpaid priority tax claims previously accrued for as liabilities subject to compromise according to the terms of the Plan.

(d)	To record the issuance of convertible subordinated notes according to the terms of the Plan.

(e)	To record a liability for income taxes.

(f)	To record the discharge or settlement of liabilities subject to compromise according to the terms of the Plan as follows:

           Prepetition senior credit facility and term loan..    $     749,279
           Prepetition unsecured notes.......................          274,423
           Prepetition secured notes.........................           20,759
           Accrued interest..................................           11,007
           Priority tax claims...............................            4,946
           Accounts payable..................................           16,500
           Accrued expenses..................................           26,355
                Total liabilities subject to compromise......    $   1,103,269
(g)	To record the issuance of the Successor Company equity.

(h)	To record the gain on extinguishment of debt.

(i)	To record the establishment of intangible assets related to the Company's brand and its customer relationships at fair value, less allocated portion of negative goodwill. See "-Note 8 - Intangible Assets."

(j)	To record at fair value, less allocated portion of negative goodwill.

(k)	To record the elimination of accruals for rent abatement and unfavorable leases.

(l)	To record the elimination of the Predecessor Company equity.

(m)	To record the gain on fresh-start adjustments of $494,748.

(n)	To record the elimination of the Predecessor Company's retained earnings of $220,419.

5.     Debt Not Subject to Compromise

          Debt not subject to compromise consists of the following (in thousands):

                                                                                       Successor  |  Predecessor
                                                                                        Company   |    Company
                                                                                        -------   |    -------
                                                                                     December 31, | December 31,
                                                                                         2003     |     2002
                                                                                     ------------ | ------------
                 Senior secured notes payable, net of unamortized debt issuance                   |
                   costs of $8,275, bearing interest at 9.5%, interest payable                    |
                   semi-annually and principal payable in October 2010.............  $   241,725  | $        --
                 Debtor-in-possession financing facility (the "DIP Financing                      |
                   Facility")......................................................           --  |      12,252
                 Postpetition notes payable, bearing interest at 7.0%, interest                   |
                   payable quarterly and maturities through January 2007, secured                 |
                   by equipment....................................................           --  |       1,976
                 Postpetition notes payable, bearing interest at prime, interest                  |
                   and principal payable in January 2007...........................        1,350  |          --
                 Convertible subordinated notes payable, bearing interest at 6.5%,                |
                   interest payable quarterly and principal payable in June 2008...       45,211  |          --
                   Total debt not subject to compromise............................  $   288,286  |   $  14,228

Senior Secured Notes

          In October 2003, the Company completed the sale of $250,000,000 aggregate principal amount of 9.5% senior secured notes (the "Offering") due 2010. The net proceeds from the Offering were used to repay amounts outstanding under the Credit Facility (as defined below), purchase money obligations, equipment leases and for other general corporate purchases. The notes are secured by substantially all of the Company's equipment rental fleet other than titled vehicles. The indenture governing the notes imposes covenants that limit, among other things, indebtedness, liens, and investments. The Company may redeem the senior secured notes on or after October 15, 2007, except that the Company may redeem up to 35% of the notes prior to October 15, 2006 with the net proceeds of an equity offering at 109.50% of their principal amount, plus accrued interest. However, at least 65% of the aggregate principal amount of the notes issued must remain outstanding after such a redemption.

          The senior secured notes are issued by NationsRent Companies, Inc. and are guaranteed by all of its direct and indirect subsidiaries. NationsRent Companies, Inc. has no independent assets or operations, the guarantees are full and unconditional and joint and several, and there are no other subsidiaries other than the guarantors. There are no restrictions on the ability of NationsRent Companies, Inc. to obtain funds from its subsidiaries.

Credit Facility

          On the Effective Date, the Company entered into a senior secured revolving credit facility (the "Credit Facility") with an aggregate commitment of up to $150,000,000 with a syndicate of lenders. The Credit Facility was used to provide the exit financing for the Company pursuant to the Plan, to pay transaction expenses incurred in connection therewith and was used to refinance then existing indebtedness. In October 2003, the Company amended and restated the Credit Facility to reduce the aggregate commitments to up to $75,000,000 (including a $30,000,000 sublimit for letters of credit) with Wachovia Bank as agent (the "Amended Credit Facility") and repaid all amounts outstanding under the Amended Credit Facility with the proceeds of the Offering. The Amended Credit Facility can be used to make capital expenditures, enter into standby letters of credit, or for working capital and other general corporate purposes. The Amended Credit Facility is scheduled to expire in June 2007. Under the terms of the Amended Credit Facility, availability is subject to a borrowing base test based upon eligible trade accounts receivable and titled vehicles. Borrowings under the amended revolver bear interest at either the Wachovia Bank base rate plus a percentage ranging from 1.25% to 1.75% or at the Company's option, the London Interbank Offered Rate ("LIBOR") rate plus a percentage ranging from 2.75% to 3.25%. Letters of credit bear interest at the LIBOR rate plus a percentage ranging from 2.75% to 3.25%. There is an unused commitment fee of 0.375% to 0.50% and a letter of credit fronting fee of 0.125%. The Amended Credit Facility is secured by a first priority perfected security interest in all of the Company's existing and after-acquired tangible and intangible assets, except for its rental equipment, inventory and real estate. The Amended Credit Facility imposes, among other covenants, a leverage ratio covenant, as well as other covenants that limit, among other things, indebtedness, liens, and investments. As of December 31, 2003, the Company had made no cash borrowings under the Amended Credit Facility and had $21,339,000 in outstanding letters of credit.

DIP Financing Facility

          In December 2002, the Predecessor Company amended and restated the DIP Financing Facility to increase availability up to $75,000,000 (including up to $30,000,000 of letters of credit) and to extend its term until June 30, 2003. Under the terms of the DIP Financing Facility, availability was subject to a borrowing base based upon eligible rental equipment and trade accounts receivable. Amounts borrowed under the DIP Financing Facility bear interest per annum equal to the agent's capital index rate plus 2.00%. In addition to a $500,000 commitment fee and a $750,000 syndication fee, there was an unused commitment fee of 0.50%, a letter of credit fee of 3.25%, and a letter of credit fronting fee of up to 0.25%. The DIP Financing Facility was secured by super-priority claims and liens on the real and personal assets of the Predecessor Company that also secured the prepetition senior credit facility. The DIP Financing Facility contained financial covenants requiring a minimum operating cash flow, as well as other covenants that limit, among other things, indebtedness, liens, sales of assets, capital expenditures, investments, and prohibit dividend payments. In connection with the DIP Financing Facility, the Company's prepetition senior credit facility was amended to provide for subordination of the liens (to the liens under the DIP Financing Facility) and use of cash collateral. The DIP Financing Facility was paid off and terminated at the Effective Date.

Postpetition Secured Notes Payable

          The Company renegotiated certain equipment leases as part of the Chapter 11 Cases. The Company entered into settlement agreements with respect to certain equipment leases. As part of such settlements, the Company acquired the equipment underlying such leases and issued notes payable to the lessors secured by the acquired equipment.

Convertible Subordinated Notes Payable

          The Successor Company issued $45,211,000 aggregate principal amount of 6.5% convertible subordinated promissory notes on the Effective Date in accordance with the terms of the Plan. The convertible subordinated notes have features that allow the holder to convert the principal of the note, or a portion thereof, into common stock at a conversion price of $242 per share. The convertible subordinated notes are callable at any time at the Company's option. Calls within the first two years are at 103.25% of par if in connection with a sale of the Company or other business combination, or otherwise at 106.5%. Calls after the first two years are at par. In September 2003, the Company gave notice to the note holders that it was deferring interest payments on the notes until further notice in accordance with their terms.

Aggregate Contractually Stated Maturities of Debt

          The aggregate contractually stated maturities of debt is zero, zero, zero, $1,350,000 and $45,211,000 for the five years ending December 31, 2004, 2005, 2006, 2007 and 2008 respectively, and $250,000,000 thereafter.

6.     Liabilities Subject to Compromise

          Liabilities subject to compromise were either settled or extinguished at the Effective Date per the terms of the Plan. The creditor trust established pursuant to the Plan will settle general unsecured claims on account of accounts payable subject to compromise, the 10.375% senior subordinated notes, the subordinated promissory notes and subordinated convertible promissory notes as part of the allowed general unsecured claims pool. Accrued expenses were extinguished. Personal property, real estate and other non-income taxes were settled as part of the Plan and a liability has been set up to record the amounts due. The holders of the term loan and revolving credit facility received new common stock, new preferred stock and new subordinated notes of the Successor Company pursuant to the Plan. Rental equipment financing obligations and notes secured by equipment were settled via arms-length negotiations.

           Liabilities subject to compromise consists of the following (in thousands):

                                                                Successor  |  Predecessor
                                                                 Company   |    Company
                                                              ------------ | ------------
                                                              December 31, | December 31,
                                                                  2003     |     2002
                                                              ------------ | ------------
Debt subject to compromise...................................   $  --      | $   1,086,729
Accounts payable.............................................      --      |        16,276
Accrued expenses.............................................      --      |        39,341
Personal property, real estate and other non-income taxes....      --      |         4,946
     Total liabilities subject to compromise.................   $  --      | $   1,147,292

          Debt subject to compromise consists of the following (in thousands):

                                                                     Successor   |   Predecessor
                                                                      Company    |     Company
                                                                   ------------  |   ------------
                                                                     December    |   December 31,
                                                                     31, 2003    |       2002
                                                                   ------------  |   ------------
Notes payable to financial institutions:                                         |
  Term loan due July 2006....................................           --       |   $  393,798
  Revolving credit facility due July 2004....................           --       |      355,481
10.375% Senior Subordinated Notes due December 15,                               |
  2008 with  interest due semi-annually each June 15 and                         |
  December 15................................................           --       |      175,000
Subordinated promissory notes, bearing interest at 6.0% to                       |
  8.5%, interest payable quarterly and maturities through                        |
  November 2002..............................................           --       |          625
Subordinated convertible promissory notes, bearing interest                      |
  at 6.0% to 8.5%, interest payable quarterly and maturities                     |
  through December 2006......................................           --       |       98,798
Rental equipment financing obligations, secured by                               |
  equipment, payable in monthly installments, through                            |
  January 2005...............................................           --       |       18,965
Note payable, with interest at the commercial paper rate                         |
  plus 2.05% to 2.25%, payable in monthly installments                           |
  through September 2004, secured by equipment................          --       |        6,773
Note payable, with interest at LIBOR plus 2.75%,                                 |
  payable in monthly installments secured by equipment........          --       |        7,824
Equipment notes, bearing interest at 6.2% to 9.25% or at the                     |
  Prime Rate less 0.25%, payable in various monthly                              |
  installments through April 2003, secured by equipment.......          --       |       29,454
Other.........................................................          --       |           11
     Total debt subject to compromise.........................       $  --       |   $1,086,729

Rental Equipment Financing Obligations

          Rental equipment financing obligations consist of leases which meet the criteria for treatment as capital leases under accounting principles generally accepted in the United States. The total amount of assets recorded under these leases is zero and $30,501,000 and the accumulated depreciation related to these assets is zero and $7,711,000 at December 31, 2003 and 2002, respectively. Amortization relating to these rental assets was included in rental equipment depreciation.

7.     Reorganization Items, Net

          Expenses and income directly incurred as a result of the Chapter 11 Cases have been segregated from normal operations and are disclosed separately. The major components are as follows:

                                                         Predecessor Company
                                                         -------------------
                                          Five Months            Year               Year
                                             Ended               Ended              Ended
                                            May 31,          December 31,       December 31,
                                              2003               2002               2001
                                          -----------        ------------       ------------
                                                            (in thousands)
Gain on extinguishment of debt.....    $     (930,884)     $           --     $          --
Fresh-start valuation
  adjustments......................          (494,748)                 --                --
Professional fees..................            15,207              23,230             4,102
Employee expenses..................             7,212               5,229             2,000
Facility closures..................               114               2,095             5,231
Interest income....................                (5)               (240)               --
Other..............................             1,983               1,747                --
  Total reorganization items.......    $   (1,401,121)     $       32,061     $      11,333

          Gains on extinguishment of debt represent the settlement of certain equipment operating leases and debt for amounts less than the Predecessor Company's recorded obligations. Professional fees consist of costs for financial advisors, legal counsel, consulting and other costs related to professional services incurred. Employee expenses primarily consist of retention bonuses paid under a retention program approved by the Bankruptcy Court to ensure the retention of certain key employees and severance payments made to certain employees who were terminated. Facility closure costs consist of miscellaneous charges related to the closing of the stores identified for closure in the reorganization. Interest income consists of interest earned on excess cash balances. Reorganization items excluding the gains on extinguishment of debt and fresh-start valuation adjustments were cash charges.

8.     Intangible Assets

          As per the guidance of SFAS No. 141, the Company identified all assets and liabilities, including intangible assets that meet the recognition criteria of SFAS No. 141, regardless of whether they had been recorded in the financial statements of the Predecessor Company. As part of this process the Company identified the following intangible assets (in thousands):

                                           Successor  |  Predecessor
                                            Company   |    Company
                                           ---------  |  ------------
                                            December  | December 31,
                                            31, 2003  |     2002
                                           ---------  |  ------------
Brand-- indefinite-lived............      $   5,378   | $      --
Customer relationships..............          3,226   |        --
Less:  accumulated amortization.....           (125)  |        --
Intangible assets, net..............      $   8,479   | $      --

          The Company has developed a nationally recognized brand supported by a highly distinctive logo and a uniform clean storefront image and owns a number of registered service marks that include the name "NationsRent." The Company also has developed ongoing relationships with its customer base. The Company amortizes the gross carrying amount of customer relationships over its estimated useful life of 15 years. The Company recorded the assets at the fair value as determined by the appraisal less their allocated portion of negative goodwill.

          As of December 31, 2003, estimated amortization expense of finite-lived intangible assets is $215,000, $215,000, $215,000, $215,000 and $215,000 for the years ended December 31, 2004, 2005, 2006, 2007 and 2008 and $2,026,000 thereafter.

Pro Forma Disclosure under SFAS No. 142

          The following table compares actual results of operations for the seven months ended December 31, 2003, the five months ended May 31, 2003 and the year ended December 31, 2002 with pro forma results of operations for the year ended December 31, 2001, assuming that the Company did not amortize intangible assets related to acquired businesses in the year ended December 31, 2001 applying the provisions of SFAS No. 142 to such year:

                                               Successor
                                                Company                   Predecessor Company
                                               ---------       -----------------------------------------
                                             Seven Months      Five Months
                                                 Ended            Ended
                                             December 31,        May 31,         Year Ended December 31,
                                             ------------      ------------      -----------------------
                                                 2003              2003            2002          2001
                                                 ----              ----            ----          ----
                                                        (in thousands, except per share data)
Reported net income (loss)..............    $   (15,014)     $  1,351,557      $   (160,629)  $  (942,397)

Amortization of intangible assets related
  to acquired businesses................              -                 -                 -        19,903
                                            -----------      ------------      ------------   -----------
Net income (loss) excluding amortization
  of intangible assets .................    $   (15,014)     $  1,351,557      $   (160,629)  $  (922,494)
                                            ===========      ============      ============   ===========
Reported income (loss) per share, basic
  and diluted...........................                     $      23.56      $      (2.80)  $    (16.43)
                                                             ============      ============   ===========
Income (loss) per share excluding
  amortization of intangible assets
  related to acquired businesses, basic
  and diluted...........................                     $      23.56      $      (2.80)  $    (16.08)
                                                             ============      ============   ===========

9.     Impairment of Rental Equipment

          During 2002, the Company performed a review of its rental equipment fleet identifying equipment with low utilization and deployment. Based on this review, the Company decided to sell certain assets within its rental fleet with a carrying value of $28,746,000. In conjunction with this sale, the Company performed a review for impairment in accordance with SFAS No. 144.

          Accordingly, a portion of the equipment with a carrying value of $28,036,000 was adjusted to its fair value less cost to sell, which was determined based on a third-party appraisal. The resulting $16,923,000 impairment loss was recorded as a separate line item in the accompanying statement of operations for the year ended December 31, 2002.

10.     Stockholders' Equity

Preferred Stock

          The Company has authorized 1,000,000 shares of $.01 par value preferred stock. At the Effective Date, the Company issued an aggregate of 47,777 shares of Series A Preferred Stock ("Preferred Stock") with a value of $47,777,000 to prepetition bank lenders and the creditors' trust in accordance with the Plan. Certain funds managed by Baupost Capital LLC purchased an additional 24,225 shares for an aggregate purchase price of $24,225,000. The Preferred Stock has a liquidation preference of $1,000 per share. The holders of the Preferred Stock have no voting rights. Dividends are payable as and if declared at an annual rate of 5.0% of the value per share. The Preferred Stock is non-cumulative and no dividends have been declared to date. All shares of authorized preferred stock of the Predecessor Company were cancelled as of the Effective Date.

Common Stock

          The Company has authorized 3,000,000 shares of $.01 par value common stock. At the Effective Date, the Company issued an aggregate of 1,000,000 shares of common stock to prepetition bank lenders and the creditors trust in accordance with the Plan. Certain funds managed by Baupost Capital LLC purchased an additional 540,679 shares for an aggregate purchase price of $40,227,000. The Company also issued 125,617 shares under the 2003 Restricted Stock Plan. See "-Note 16-Restricted Stock." All shares of authorized common stock of the Predecessor Company were cancelled as of the Effective Date.

11.     2000 Restructuring Plan

          During the fourth quarter of 2000, the Company recorded a pre-tax restructuring charge of approximately $72,005,000 and during 2001, the Company recorded an additional net pre-tax restructuring charge of approximately $9,653,000.

          The Company took charges against the reserve in the amount of $26,215,000 and $53,304,000 for the years ended December 31, 2001 and 2000, respectively. The restructuring plan was comprised of the following major components:

•	the sale of excess rental equipment, which primarily relates to a portion of the Company's heavy earthmoving equipment that has the highest unit cost, requires the most expensive support infrastructure and has the lowest return on investment;

•	the abandonment of certain information system projects that were under development;

•	the elimination of jobs company-wide and the consolidation of various departments within the organization; and

•	the closure of certain rental and office locations.

          The Company took charges against the reserve in the amount of $26,215,000 and $53,304,000 for the years ended December 31, 2001 and 2000, respectively. There has been no activity in this account since the Petition Date. The remaining reserve balance of $2,139,000 which related to employee termination severance costs and facility closures was eliminated on the Effective Date.

12.     Commitments and Contingencies

Operating Leases

          The Company leases real estate and certain office equipment under operating leases. Certain real estate leases require the Company to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rentals. Contractually stated future minimum lease payments under noncancelable operating leases at December 31, 2003 total $18,868,000, $16,002,000, $15,078,000, $13,311,000 and $9,932,000 for the years ending December 31, 2004, 2005, 2006, 2007 and 2008, respectively and $20,104,000, thereafter. Lease expense under noncancelable operating leases was $19,856,000, $35,931,000, $113,285,000 and $117,746,000 for the seven months ended December 31, 2003, for the five months ended May 31, 2003 and for the years ended December 31, 2002 and 2001, respectively.

Insurance

          In addition to group medical coverage, effective September 1, 2000, the Company's primary auto liability, commercial general liability, and, in most states, its workers' compensation liability insurance coverages were issued under an arrangement with an insurance carrier pursuant to which the Company effectively self-insures such primary coverage. Above the respective primary coverages, the Company has obtained commercial excess/umbrella and excess workers' compensation liability stop loss coverages on a fully insured basis. The Company's exposure to losses for the primary coverages are accrued based on a third-party actuarial analysis of the fully-developed liability for reported claims incurred and fully-developed estimate for claims incurred but not reported. These liabilities are not discounted.

Legal Matters

          On December 17, 2001, NationsRent, Inc. and its subsidiaries filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The cases were consolidated for procedural purposes and designated as Case No. 01-11628 (PJW). On May 20, 2002, the Bankruptcy Court established a bar date of August 5, 2002, as the last date to file a proof of claim. In connection with the chapter 11 case, proofs of claim were filed against the Company with the Bankruptcy Court or with its claims and noticing agent, Logan & Company, Inc.

          On December 23, 2002, NationsRent, Inc. filed the plan of reorganization with the Bankruptcy Court. On February 7, 2003, the Bankruptcy Court approved the Disclosure Statement which, together with the plan of reorganization, was subsequently sent to all of the Company's creditors for their approval.

          After notice and a hearing, on May 14, 2003, the Bankruptcy Court entered a final order to confirm the plan of reorganization, as modified. Thereafter, on the Effective Date, distributions were made to creditors and the Company emerged from bankruptcy protection. On the Effective Date, a creditors' trust for the benefit of holders of general unsecured claims was formed. Pursuant to the plan of reorganization, the Company assigned to the creditors' trust the right to object to all general unsecured claims, which the creditors' trust was required to interpose by March 9, 2004, as well as the right to pursue all preference actions and other claims or causes of action under sections 544 through 550 of the Bankruptcy Code that were not resolved or released pursuant to the plan of reorganization. Pursuant to the plan of reorganization, the Company must administer priority and secured claims and, to the extent that any such claims are objectionable, the Company was required to interpose such objections no later than March 9, 2004.

          NationsRent, Inc. was party to various legal proceedings that arose in the ordinary course of business prior to the chapter 11 case, none of which were material to the Company's financial condition or results of operations. All such proceedings were stayed as of the Petition Date and shall be resolved pursuant to the terms of the plan of reorganization.

          The Company also has become party to legal proceedings arising in the ordinary course of business after December 17, 2001, the commencement date of the NationsRent, Inc. bankruptcy proceedings, none of which are material to the Company's financial condition or results of operations.

Environmental Matters

          The Company and its operations are subject to various laws and related regulations governing environmental matters. Under such laws, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as investigation of property damage. As part of the Company's acquisition due diligence and prior to leasing any new facilities, the Company performs extensive environmental analyses on the sites to be operated by the Company. Any required remediation has typically been the responsibility of the prior owner or landlord. The Company does not believe there are currently any environmental liabilities which should be recorded or disclosed in the accompanying consolidated financial statements. The Company believes the possibility is remote that its compliance with various laws and regulations relating to the protection of the environment will have a material effect on its capital expenditures, future earnings or financial position.

13.     Cumulative Effect of Change in Accounting Principle

          The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended effective January 1, 2001. In accordance with the transition provisions of SFAS No. 133, the Company recorded a $1,359,000 charge net of $968,000 of income tax benefits, or $0.02 per share, which was recorded in the consolidated statement of operations for the year ended December 31, 2001. All of the Company's interest rate swap agreements had terminated or expired as of April 30, 2002.

14.     Income Taxes

          The components of the provision (benefit) for federal and state income taxes are summarized as follows:

                                 Successor
                                  Company           Predecessor Company
                                  -------      -----------------------------
                                               Five
                               Seven Months    Months
                                   Ended       Ended
                               December 31,    May 31,    Year Ended December 31,
                               ------------    -------    -----------------------
                                   2003         2003        2002         2001
                                   ----         ----        ----         ----
     Current.................  $    100        $--         $  100     $    123
     Deferred................      (100)        --           (100)     (10,906)
                               --------        ---         ------     --------
                               $     --        $--         $   --     $(10,783)
     Federal.................  $     --        $--         $   --     $ (8,967)
     State...................        --         --             --       (1,816)
                               $     --        $--         $   --     $(10,783)
                               =========       ======      =======    =========

A reconciliation of the statutory federal income tax rate to the effective income tax rate is as follows:

                                 Successor
                                  Company              Predecessor Company
                               -------------    -------------------------------
                                                 Five
                               Seven Months     Months
                                   Ended        Ended
                               December 31,     May 31,   Year Ended December 31,
                                   2003          2003       2002          2001
                               -------------   ---------  -----------------------
     Federal statutory
       income tax rate.......      35.0%         35.0%       35.0%        35.0%
     Non-taxable
       reorganization gain...       --          (36.9)        --            --
     Non-deductible goodwill.       --            --          --          (9.6)
     Non-deductible
       reorganization costs..       --            0.3        (3.6)          --
     State income taxes, net
       of federal tax benefit       9.3          (0.2)        3.6          2.9
     Change in valuation
       allowance.............     (42.9)          1.8       (34.8)       (27.1)
     Other, net..............      (1.4)           --        (0.2)        (0.1)
                                  -------        ------    --------    --------
                                    --%            --%        --%          1.1%
                                  =======        ======    =========   =========

          The benefit for income taxes for the year ended December 31, 2001 was $10,783,000, of which $968,000 is included in the cumulative effect of change in accounting principle, net of income tax benefit.

          Deferred income taxes reflect the tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of deferred income tax assets and liabilities are as follows:

                                                      Successor      Predecessor
                                                       Company         Company
                                                   --------------   -------------
                                                     December 31,   December 31,
                                                         2003           2002
                                                   --------------   -------------
                                                           (in thousands)
Deferred income tax assets, net:
Accrued liabilities and other reserves..........    $      7,346    $      2,019
Restructuring reserve...........................              --             834
Bad debt reserve................................           2,103           6,562
Net operating loss carryforwards................          12,311         245,460
Intangible assets...............................              --         148,673
Alternative minimum tax and other credits.......              --           1,714
Other...........................................             221             358
Valuation allowance.............................          (6,427)       (318,821)
                                                   --------------   -------------
                                                          15,554          86,799
Deferred income tax liabilities:
Depreciable assets..............................         (15,554)        (86,799)
                                                   --------------   -------------
Net deferred income tax liabilities.............    $         --    $        --
                                                   ==============   =============

          At December 31, 2003, the Company had Net Operating Loss ("NOL") carryforwards for federal income tax purposes of $29,464,000 that will expire in the year 2024. At December 31, 2002, the Company had NOL carryforwards for federal and state income tax purposes of $629,385,000 and alternative minimum tax credit and general business credit carryforwards of $1,714,000. The credits at December 31, 2002 were available to offset future regular income tax that is in excess of the alternative minimum tax in such year. As a result of the reorganization, the NOL carryforwards at December 31, 2002 are no longer available.

          During 2001, a large number of shares of common stock of the Company were exchanged on the open market. If it is determined that these transactions result in an "ownership change" as defined under Internal Revenue Code ("IRC") §382, the Company's ability to utilize its NOL carryforwards and other tax attributes including tax credit carryforwards may be limited in accordance with the IRC §382.

          The Company has recorded a valuation allowance for deferred tax assets of $6,427,000 and $318,821,000 at December 31, 2003 and 2002, respectively, as management believes it is likely that those deferred tax assets will not be realized.

15.      Income (loss) per Share

           The following table sets forth the computation of basic and diluted income (loss) per share (in thousands, except per share data):

                                                                        Predecessor Company
                                                              Five Months
                                                                 Ended
                                                                May 31,           Year Ended December 31,
                                                                 2003            2002             2001
                                                            ----------------   ---------        ---------
Numerator:
Net income (loss).......................................    $   1,351,557    $ (160,629)      $ (942,397)
Interest expense on convertible subordinated debt,
   net of income taxes..................................               --           --               --
                                                            ---------------- -----------        ---------
Numerator--diluted income (loss) per share..............    $   1,351,557    $ (160,629)      $ (942,397)
                                                            ================ ===========      ===========
Denominator:
Denominator for basic income (loss) per share--
   weighted-average shares..............................           57,364        57,364           57,364
Effect of dilutive securities:
Convertible subordinated debt...........................               --           --               --
Convertible preferred stock.............................               --           --               --
Employee stock options..................................               --           --               --
Denominator for diluted income (loss) per
   share--adjusted weighted-average shares..............           57,364        57,364           57,364
                                                            ================ ===========      ===========
Basic income (loss) per share...........................    $       23.56    $    (2.80)    $     (16.43)
                                                            ================ ===========      ===========
Diluted income (loss) per share.........................    $       23.56    $    (2.80)    $     (16.43)
                                                            ================ ===========      ===========

           Options and warrants to purchase zero, 5,243,940 and 8,988,488 shares of common stock were outstanding at May 31, 2003, and the years ended December 31, 2002 and 2001, respectively, but were not included in the computation of diluted earnings per share because the exercise prices of such options and warrants were greater than the average fair value of the common shares and, therefore, the effect would be antidilutive.

           Weighted average shares of preferred stock convertible into 36,507,937 shares of common stock were outstanding at May 31, 2003, December 31, 2002 and 2001, respectively, but were not included in the computation of diluted earnings per share since their effect would be antidilutive.

           Weighted average shares of subordinated debt convertible into 10,841,961, 10,841,961 and 10,948,231 shares of common stock were outstanding at May 31, 2003, December 31, 2002 and 2001, respectively, but were not included in the computation of diluted earnings per share since their effect would be antidilutive.

16.      Restricted Stock

           On the Effective Date, the Company adopted a 2003 restricted stock plan, pursuant to which directors, officers, management and key employees of the Company are eligible to receive grants of restricted shares of common stock (the "Restricted Stock Plan"). Under the Restricted Stock Plan, the Company may grant up to an aggregate of 141,000 shares of common stock. Such restricted shares are not transferable (except under limited circumstances) and subject to forfeiture upon such terms and conditions as the Company's Board of Directors or any Committee thereof (if so delegated by the Board) shall determine.

           During the fourth quarter of 2003, the Company issued 125,617 shares of common stock valued at $71.59 per share to certain of its officers and directors under the Restricted Stock Plan. Deferred compensation of $8,991,000 was charged for the difference between the market value of the restricted shares and the sales price of the shares and was recorded as a reduction of shareholders' equity in the consolidated balance sheet. Deferred compensation is amortized as compensation expense over the vesting period. The vesting period for these shares was upon issuance for 50,365 shares, after one year for 53,776 shares, after two years for 11,914 shares, after three years for 4,779 shares and after four years for 4,783 shares. The Company recognizes compensation expense for these shares as they vest and accordingly recognized expense of $4,431,000 for the seven months ended December 31, 2003. Additionally the Company made "gross-up" payments in the amount of $4,448,000 for the seven months ended December 31, 2003, related to the restricted shares for those employees who made an 83(b) election. Compensation expense is included in selling, general and administrative expenses in the consolidated statement of operations.

17.      Predecessor Company Stock Option Plans

The Predecessor Company had stock option plans for employees and directors (employee and non-employee) which authorized the granting of stock options to purchase up to approximately 13.1 million shares of the Predecessor Company's common stock. The exercise price per share for all options granted was based on the estimated fair value of the Company's common stock at the date of grant. Generally, options granted had ten-year terms and vested in equal installments over a three or four-year period commencing on the first anniversary of the date of grant, except for options granted to non-employee directors of the Company which were fully exercisable on the date of grant. The Predecessor Company's stock option plans and all options outstanding were canceled on the Effective Date. A summary of the Company's outstanding stock option activity and related information for the years ended December 31, 2001 and 2002 and for the five months ended May 31, 2003 is as follows:

                                                      Outstanding       Weighted Average
                                                        Options          Exercise Price
                                                      -----------       ----------------
    Balance at December 31, 2000................        9,588,167       $    4.58
         Granted................................        3,030,000            0.62
         Canceled...............................      (3,724,523)            4.40
         Exercised..............................          (5,156)            0.58
                                                     -----------       --------------
    Balance at December 31, 2001................        8,888,488            3.31
                                                     -----------       --------------
         Granted................................               --              --
         Canceled...............................      (3,744,548)            3.24
         Exercised..............................               --              --
                                                     -----------       --------------
    Balance at December 31, 2002................        5,143,940            3.36
                                                     -----------       --------------
         Granted................................               --              --
         Canceled...............................      (5,143,940)            3.36
         Exercised..............................               --              --
    Balance at May 31, 2003.....................               --       $      --
                                                     ============      ==============

18.      Rental Equipment

           Rental equipment, net consists of the following:

                                                 Successor           Predecessor
                                                  Company              Company
                                                ------------         ------------
                                                December 31,         December 31,
                                                    2003                 2002
                                                ------------         ------------
                                                          (in thousands)

Rental equipment............................    $   396,009            $  562,714
Less:  accumulated depreciation.............        (48,933)             (213,862)
                                                ------------         ------------
Rental equipment, net.......................    $   347,076            $  348,852
                                                ============         ============

19.      Property and Equipment

           Property and equipment, net consists of the following:

                                                      Successor Company   Predecessor Company
                                                      -----------------   ------------------
                                                         December 31,         December 31,
                                                             2003                 2002
                                                      -----------------   ------------------
                                                                  (in thousands)

     Buildings and improvements...................... $   38,576           $    64,359
     Furniture, fixtures and office equipment........      6,293                33,488
     Vehicles, delivery and shop equipment...........     30,263                22,346
     Construction in progress........................        342                 2,740
                                                       -----------------   ------------------
                                                          75,474               122,933
     Less: accumulated depreciation and amortization.    (14,526)              (42,787)
                                                      -----------------   ------------------
     Property and equipment, net..................... $   60,948           $    80,146
                                                      =================   ==================

20.      Related Party Transactions

Successor Company

           Boston Rental Partners, LLC ("Boston Rental"), a company of which our largest stockholder was the sole member and our executive directors and co-chairmen of the board of directors of the Company were managing directors, was formed exclusively for the purpose of effecting a program that would facilitate the renting, leasing, purchasing or financing of new and used equipment by us in order to acquire or replace equipment we were leasing prior to the Effective Date. In this regard, prior to the Effective Date, Boston Rental purchased certain equipment that was the subject of our then existing operating leases (these leases are referred to collectively as, the "agreements") from the lender or lessor under such agreements. Boston Rental also purchased equipment that was subject to an agreement that we rejected. Finally, Boston Rental also obtained equipment from a third party that was similar to the equipment that was subject to an agreement that we rejected. In each of these cases, Boston Rental then rented the equipment to us at rental rates equal to or less than the fair market value for such equipment (which fair market value was less than the current rates we were obligated to pay under the agreements). Rental payments under this program totaled approximately $415,000 for the seven months ended December 31, 2003. This program provided us with the opportunity to refinance the equipment underlying the current operating leases down to the fair market value of such equipment. The program remained in effect until the Effective Date. On the Effective Date and shortly thereafter, certain of our subsidiaries collectively acquired certain assets of Boston Rental for approximately $21,700,000 and assumed approximately $41,200,000 of liabilities. On December 30, 2003, Boston Rental was dissolved.

           TREC, LLC, an entity affiliated with Bryan Rich, one of our Co-Chairmen, and certain affiliates of TREC, LLC, is currently leasing three locations to the Company. The Company assumed these leases on the Effective Date. Payments for such locations totaled approximately $416,000 for the seven months ended December 31, 2003.

           The Company leases certain facilities from the brother of one of our Co-Chairmen. Payments for such leases totaled approximately $160,000 for the seven months ended December 31, 2003.

           The Company leases a facility from the parents of one of our Co-Chairmen. Payments for such lease totaled approximately $67,000 for the seven months ended December 31, 2003.

           Certain of the Company's officers and directors are affiliated with interested stockholders of the Company. Thomas W. Blumenthal, a Company director, is a managing director of Baupost. In addition, the executive directors and co-chairmen of the board of directors of the Company, Bryan T. Rich and Douglas M. Suliman, Jr., are co-founders and managing members of Phoenix Rental Partners, LLC and certain of its affiliates, and are managing directors of Boston Rental. Pursuant to the terms of a stockholders' agreement among the Company and the stockholders party thereto, the number of directors of the board of directors of the Company is fixed at nine. Under the stockholders' agreement, two of the nine directors are designated by Phoenix and its affiliates, for so long as Phoenix holds 5% of the outstanding common stock. If Phoenix holds between 1% and 5% of the outstanding common stock, it designates one director. Baupost and its affiliates are entitled to designate: (i) four of the nine directors for so long as Baupost holds 20% of the outstanding common stock; (ii) three directors if Baupost holds between 15% and 20% of the outstanding common stock; (iii) two directors if Baupost holds between 5% and 15% of the outstanding common stock; or (iv) one director if Baupost holds between 1% and 5% of the outstanding common stock. Notwithstanding the foregoing, Baupost has the right to designate four directors if Baupost holds more shares of common stock than any other holder of common stock and Phoenix has the right to designate two directors if Phoenix holds more shares of common stock than any other holder of common stock (not including Baupost). Baupost has designated Messrs. Blumenthal and Rosenbaum to serve as directors, and Phoenix has designated Messrs. Suliman and Rich to serve as directors. The Company's board of directors currently has seven members and two vacancies. The vacancies are a result of Baupost having designated only two of the four directors it is entitled to select.

           In connection with the Baupost Investment, we paid Baupost a commitment fee of $1,600,000 and 33,634 shares of common stock. In addition, we paid the legal fees and disbursements of Baupost's counsel relating to the preparation of definitive documentation with respect to the Baupost Investment, reimbursed Baupost for its reasonable out-of-pocket expenses and agreed to indemnify Baupost and its representatives from all losses, claims, damages, liabilities and expenses arising out of the Baupost Investment (unless resulting from the willful misconduct or gross negligence of Baupost).

           Baupost owns approximately $19,500,000 principal amount of the Company's convertible subordinated notes. Phoenix owns approximately $2,844,000 principal amount of the Company's convertible subordinated notes.

           In November 2003, the Company created a limited housing assistance program to attract and retain certain specified individuals to the Company's corporate headquarters in Fort Lauderdale, Florida, and to assist such persons who moved from a materially lower cost of living city with the transition/relocation expenses associated with moving to Fort Lauderdale. The Company's limited housing assistance program consists of two non-interest bearing loans: one is a short-term bridge loan (one year), the other a long-term loan (ten years); neither loan is forgivable and must be repaid in full. Any short-term loan made under the program is no more than the appraised equity value of the employee's existing residence, is secured by such residence and is subject to repayment upon the sale of such residence. Any long-term loan made under the program is limited to 50% of the purchase price of the employee's new South Florida principal residence and is secured by such residence. The sum of the employee's first mortgage and the long-term loan cannot exceed 90% of the purchase price of the employee's new residence. The employee is required to transfer all equity in its existing residence to its new residence in South Florida. If during the term of the long-term loan, the employee is awarded an incentive bonus, the Company shall withhold 30-40% of the gross amount of such bonus and apply it to reduce the outstanding amount of the long-term loan. Notwithstanding such application, the employee shall still be taxed on the gross amount of any such bonus. The Company made available such housing assistance program to certain of its non-executive officers. In December 2003, the Company made a short-term bridge loan of approximately $255,000 and a long-term loan to a certain non-executive officer of the Company of approximately $1,265,000.

Predecessor Company

           The Company entered into an Executive Transition Agreement in December 2001 with its former CEO. Pursuant to the agreement, the former CEO agreed to resign all of his director and officer positions with the Company and its subsidiaries the earlier of (i) 60 days following the date of the agreement or (ii) the date the Company appointed a new or interim chief executive officer. The agreement provided a severance payment to the former CEO of $2,000,000, of which $1,000,000 was paid in cash and $1,000,000 was paid in the form a promissory note (backed by a letter of credit) that was to be due and payable upon the former CEO's resignation. In addition, the Company deposited a retainer of $175,000 with the former CEO's counsel to cover expenses related to the negotiation, documentation and defense of the Executive Transition Agreement. The former CEO resigned in February 2002. The $2,000,000 was included in reorganization items in 2001.

           The Company leases certain office space from Extended Stay America, Inc. ("Extended Stay"). Lease payments for such space totaled $238,000 for the five months ended May 31, 2003 and $636,000 for the year ended December 31, 2002. One of the Company's former directors until the Effective Date, served as a director of Extended Stay.

           The Company leases certain properties from TTG Properties, a general partnership controlled by a former director of the Company until March 2001. Rental expense for such properties totaled $1,093,000 for the year ending December 31, 2001.

           The Company leases certain office space from AutoNation, Inc. ("AutoNation"). Lease payments for such space totaled $309,000 for the five months ended May 31, 2003 and $752,000 and $687,000 for the years ended December 31, 2002 and 2001, respectively. Two of the Company's former directors until the Effective Date, served as directors of AutoNation.

           The Company purchased certain building construction services and certain freight services from Alvada Construction, Inc. and Alvada Trucking, Inc. ("Alvada"), which totaled $13,000 and $124,000 for the years ended December 31, 2002 and 2001, respectively. Alvada is controlled by the estate of a relative of the former CEO of the Company.

           The Company leased certain facilities and related services from South Florida Stadium Corporation at Pro Player Stadium which is owned by one of the Company's former directors. Lease payments for such facilities totaled $177,000 for the year ended December 31, 2001. The Company rejected this lease in the bankruptcy process.

           The Company purchased certain fabrication services from Findlay Machine and Tool ("FMT"), which totaled $16,000 and $510,000 for the years ended December 31, 2002 and 2001, respectively. The principal shareholder of FMT is directly related to the former CEO of the Company.

           In connection with the acquisition of Sam's Equipment Rental, Inc. and Gabriel Trailer Manufacturing Company, Inc., the Company issued subordinated debt to a previous owner who served as a director of the Company until March 2001. Interest payments related to this debt totaled $104,000 for the year ended December 31, 2001.

           In connection with the recruiting and relocation of the Company's former Executive Vice President and Chief Financial Officer, the Company loaned such executive $250,000, the principal and interest of which was forgiven in accordance with its terms.

21.      Retirement Plan

           In November 1998, the Company adopted the NationsRent 401(k) Retirement Plan (the "Retirement Plan") which allows its eligible employees to make contributions, up to a certain limit, to the Retirement Plan on a tax-deferred basis under Section 401(k) of the Internal Revenue Code of 1986, as amended. Eligible employees are those who have completed their 90-day probationary period and are over twenty-one years of age. The Company may, at its discretion, make matching contributions to the Retirement Plan. The Company made matching contributions of zero, zero and $511,000 to the Retirement Plan for the years ended December 31, 2003, 2002 and 2001, respectively.

22.      Comprehensive Income (Loss)

           The objective of reporting comprehensive income is to disclose all changes in equity of an enterprise that result from transactions and other economic events in a period other than transactions with owners. The comprehensive income (loss) of the Company was equal to net income (loss) for all periods presented.

23.      Quarterly Financial Information (Unaudited)

           The following tables set forth the Company's condensed consolidated statements of operations by quarter for the years ended December 31, 2003, 2002 and 2001.

                                                      Predecessor Company                 Successor Company
                                                      -----------------------   ------------------------------------
                                                                       Second Quarter
                                                     ---------    ----------     ----------   ---------      --------
                                                      First       First Two        Last         Third         Fourth
                                                     Quarter        Months        Month        Quarter       Quarter
                                                    ---------    ----------     ----------   ---------      --------
                                                                  (in thousands, except per share data)
            2003
            Revenue................................  $   92,568   $   83,506     $  41,932    $  135,525    $  133,384
            Gross profit (loss)....................     (3,711)        1,493         9,142        40,159        30,470
            Operating income (loss)................    (28,299)      (18,191)          215         9,496       (11,064)
            Net income (loss)......................    (22,467)    1,374,024          (908)        5,787       (19,893)
                                                     ---------    -----------    ----------   ------------  -----------
            Basic net income (loss) per share......  $   (0.39)   $    23.95
                                                     ==========   ===========
            Diluted net income (loss) per share....  $   (0.39)   $    23.95
                                                     ==========   ===========

                                                                      Predecessor Company
                                                     ---------------------------------------------------
                                                       First         Second          Third      Fourth
                                                      Quarter        Quarter        Quarter     Quarter
                                                     ----------    -----------    ----------   -------------
                                                             (in thousands, except per share data)
  2002
  Revenue.......................................     $  98,638    $   118,828    $ 124,230    $  120,445
  Gross profit (loss)...........................         9,188         21,506        2,324       (15,917)
  Operating loss................................       (15,231)        (6,933)     (24,453)      (47,886)
  Net loss......................................       (31,005)       (28,746)     (43,937)      (56,941)
                                                     ==========    ===========    ==========   =============
  Basic net loss per share......................     $   (0.54)   $     (0.50)   $   (0.77)   $    (0.99)
                                                     ==========    ===========    ==========   =============
  Diluted net loss per share....................     $   (0.54)   $     (0.50)   $   (0.77)   $    (0.99)
                                                     ==========    ===========    ==========   =============

           The Company's revenue and income are dependent upon the construction industry in the markets it serves. Construction activity is dependent upon weather and other seasonal factors affecting construction in the geographic areas where we have operations. Because of this variability in demand, the Company's quarterly revenue and income may fluctuate. Accordingly, quarterly or other interim results should not be considered indicative of results to be expected for any other quarter or for a full year.

           Net income for the two months ended May 31, 2003 includes reorganization items, net income of approximately $1,401,000,000. See "-Note 7 – Reorganization Items, Net."

                                                     SCHEDULE II

                                    VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                                    (in thousands)

                                                        Balance at   Charged to                               Balance at
                                                       Beginning of  Costs and                                 End of
Descriptions                                            Period       Expenses      Deductions       Other      Period
------------                                           ------------  ----------    ----------       -----     --------
Allowances for Doubtful Accounts:
 As of December 31, 2003 - Successor Company         $    17,947     $ 5,392     $(12,379)(a)      $--      $  10,960
 As of May 31, 2003 - Predecessor Company                 16,826       3,211       (2,090)(a)       --         17,947
 2002 - Predecessor Company                               26,109      11,645      (20,928)(a)       --         16,826
 2001 - Predecessor Company                               13,746      24,245      (11,882)(a)       --         26,109
Restructuring Reserves:

As of May 31, 2003 - Predecessor Company                   2,139         --         --            (2,139)(b)     --
2002 - Predecessor Company                                 2,139         --         --             --           2,139
2001 - Predecessor Company                                45,790       9,653       (7,059)(c)    (46,245)(d)    2,139

(a) Accounts written-off.
(b) Amount was adjusted pursuant to fresh-start reporting principles in accordance with AICPA SOP 90-7.
(c) Primarily cash payments of costs associated with restructuring activities.
(d) Primarily non-cash asset write-offs and charges to the rental fleet disposition accrual.

PROSPECTUS DATED , 2004

$250,000,000

[Insert Logo]

NationsRent Companies, Inc.

Offer to exchange all outstanding 9 ½% Senior Secured Notes
due 2010 for 9 ½% Senior Secured Notes due 2010, which have been registered under the Securities Act of 1933.

PROSPECTUS

           We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made under this prospectus after the date of this prospectus shall create an implication that the information contained in this prospectus or the affairs of our company have not changed since the date hereof.

           Until _______________, 2004 (90 days from the date of this prospectus), all dealers effecting transactions in the securities, whether or not participating in this exchange offer, may be required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.      Indemnification of Directors and Officers.

           Indemnification of Directors and Officers of the Issuer

           NationsRent Companies, Inc. is a corporation organized under the laws of the State of Delaware.

           Indemnification under the Delaware General Corporation Law

           Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

           Section 145 of the DGCL does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

           The DGCL also provides that indemnifications under Section 145 can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of directors who are not a party to the action at issue (even though less than a quorum), (2) by a majority vote of a designated committee of these directors (even though less than a quorum), (3) if there are no such directors, or these directors authorize, by the written opinion of independent legal counsel, or (4) by the stockholders.

           The DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

           Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, so as long the corporation does not eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director received an improper personal benefit.

           These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

           Indemnification under the Company's Certificate of Incorporation

           Pursuant to the Company's certificate of incorporation, to the extent not prohibited by law, the Company will indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, a "proceeding," by reason of the fact that such person, or a person of whom such person is the legal representative, is or was one of our directors or officers, or is or was serving as a director, officer, manager, member, employee or agent or in any other capacity at our request, for any other corporation, company, partnership, joint venture, trust, employee benefit plan or other enterprise (an "other entity") while serving as a director or officer of the company, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements) actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith and in a manner such person believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Company also may indemnify, to the extent described above, any person who is or was an employee or agent of the Company, or is or was serving as a director, officer, manager, member, employee or agent or in any other capacity at our request, for any other entity.

           Indemnification under the Bylaws

           Pursuant to the Company's bylaws, the company will indemnify all of its directors and officers to the fullest extent permitted or required by the DGCL.

           Indemnification under the Indemnification Agreement

           The Company has entered into an indemnification agreement with each of its directors, pursuant to which it will indemnify such director against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with any such proceeding (or any claim, issue or matter therein), if the director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

           Indemnification under the D&O Insurance Policy

           The Company's directors and officers are also entitled to the benefits of the Company's director and officer insurance policy.

           Indemnification under the Employment Agreements

           Pursuant to the terms of their employment agreements, persons covered by such agreements are indemnified and held harmless by the Company to the fullest extent permitted under the law of the State of Delaware. The Company is required to advance payment to such employee for costs and expenses and for all liability incurred by such employee to any third party as a result of the performance of its duties under the employment agreement, subject to the recoupment of such advances by the Company if it is ultimately determined that the employee was not entitled to such indemnification.

           Indemnification of Directors and Officers of the Delaware Corporate Subsidiary Guarantors

           NationsRent, Inc., Las Olas Twelve Corporation, Las Olas Fourteen Corporation, NRGP, Inc., NationsRent USA, Inc., NationsRent West, Inc., Logan Equipment Corp., NationsRent Transportation Services, Inc., and NR Delaware, Inc. are corporations organized under the laws of the state of Delaware.

           Indemnification under the DGCL

           The indemnification provisions of the DGCL described above in "—Indemnification of Directors and Officers of the Issuer" also relate to the directors and officers of the Delaware Corporate Subsidiary Guarantors.

           Indemnification under the Certificates of Incorporation

           The indemnification provisions under the certificate of incorporation described above in "—Indemnification of Directors and Officers of the Issuer" also relate to the directors and officers of NationsRent, Inc., Las Olas Twelve Corporation and Las Olas Fourteen Corporation.

           Except as described above in "Indemnification under the Delaware General Corporation Law" the certificates of incorporation of NRGP, Inc., NationsRent USA, Inc., NationsRent West, Inc., Logan Equipment Corp., NationsRent Transportation Services, Inc., and NR Delaware, Inc. do not contain additional provisions indemnifying their respective directors and officers.

           Indemnification under the Bylaws

           NationsRent, Inc., Las Olas Twelve Corporation and Las Olas Fourteen Corporation, pursuant to the terms of their bylaws, indemnify their respective directors and officers to the fullest extent permitted or required by the DGCL.

           NRGP, Inc., NationsRent USA, Inc., NationsRent West, Inc., Logan Equipment Corp., NationsRent Transportation Services, Inc., and NR Delaware, Inc., pursuant to the terms of their respective bylaws, indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is a person for whom he or she is the legal representative, is or was a director or officer of the respective corporation or is or was serving at the request of the respective corporation as a director, officer of the corporation or is or was serving at the request of the respective corporation as a director, officer, employee or other agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans (an "indemnitee"), against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such indemnitee. Each corporation is required to indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee if the initiation of such proceeding (or part thereof) by the indemnitee was authorized by the board of directors of the corporation.

Indemnification of Directors and Officers of the Delaware Limited Partnership SubsidiaryGuarantor

           NationsRent of Texas, LP is a limited partnership organized under the laws of the State of Delaware.

           Indemnification under the Delaware Revised Uniform Limited Partnership Act

           Section 17-108 of the Delaware Revised Uniform Limited Partnership Act (the "Partnership Act") provides that a limited partnership may indemnify and hold harmless any partners or other persons from and against any and all claims and demands whatsoever, subject to such standards and restrictions set forth in the limited partnership's partnership agreement.

           Indemnification under the Amended and Restated Agreement of Limited Partnership

           Pursuant to its Amended and Restated Agreement of Limited Partnership, NationsRent of Texas, LP shall indemnify the General Partner, NRGP, Inc., and its officers, directors and members, for, and hold the General Partner, its officers, directors and members, harmless from, any loss or damage incurred by them by reason of any act or omission performed or omitted by them in good faith and in a manner reasonably believed by them to be within the scope of the authority granted to the General Partner and in the best interests of the Partnership, unless such person is guilty of gross negligence or willful misconduct. To the fullest extent authorized by law, the Partnership shall pay or reimburse reasonable expenses (including reasonable attorneys' fees) incurred by the General Partner, or its officers, directors and members that are a party to a proceeding, in advance of a final disposition of such proceeding. The Partnership may purchase and maintain insurance on behalf of the General Partner, its officers, directors, employees and owners against any liability asserted against or incurred by them as a result of being the General Partner, or officers, directors or members of the General Partner, whether or not the Partnership would have the power to indemnify such person or entity against the same liability under the provisions of its amended and restated partnership agreement or the Partnership Act.

          Indemnification of Directors and Officers of the California Subsidiary Guarantor

           BDK Equipment Company, Inc. is a California corporation organized under the laws of the State of California.

           Indemnification under California Corporations Code

           Section 317 of the California Corporations Code authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was an officer or director of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful.

           Indemnification under the Articles of Incorporation

           There is no express indemnification provision in the articles of incorporation of BDK Equipment Company, Inc.

           Indemnification under the Bylaws

           Pursuant to its bylaws, BDK Equipment Company, Inc., shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is a person for whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or other agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans (an "indemnitee"), against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such indemnitee. The corporation shall be required to indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if the initiation of such proceeding (or part thereof) by the indemnitee was authorized by the board of directors of the corporation.

           Indemnification of the Subsidiaries

           Indemnification under the Indemnification Agreement, D&O Insurance Policy and Employment Agreements

           Directors and officers of each of the Company's subsidiaries are also indemnified to the same extent as directors and officers of the Company pursuant to the terms of the Company's Indemnification Agreement, the Director & Officer Insurance Policy, and the Employment Agreements (to the extent such directors and officers are also employees of the Company) as described above in "Indemnification under the Indemnification Agreement," "Indemnification under the D&O Insurance Policy" and "Indemnification under the Employment Agreements," respectively, under "Indemnification of Directors and Officers of the Issuer."

Item 21.      Exhibits and Financial Statement Schedules.

           (a) Exhibits

Exhibit Number	Description

2.1	First Amended Joint Plan of Reorganization of NationsRent, Inc. and its Debtor Subsidiaries, dated February 7, 2003, as filed in the United States Bankruptcy Court District of Delaware on February 11, 2003
2.2	Modifications to First Amended Joint Plan of Reorganization of NationsRent, Inc. and its Debtor Subsidiaries
2.3	Modifications (Second) to First Amended Joint Plan of Reorganization of NationsRent, Inc. and its Debtor Subsidiaries
2.4	Modifications (Third) to First Amended Joint Plan of Reorganization of NationsRent, Inc. and its Debtor Subsidiaries
3.1	Certificate of Incorporation of the Company
3.2	Certificate of Amendment of Certificate of Incorporation of the Company
3.3	Certificate of Amendment of Certificate of Incorporation of the Company
3.4	Certificate of Designation for Series A Preferred Stock of the Company
3.5	Certificate of Amendment to Certificate of Designation for Series A Preferred Stock
3.6	By-Laws of the Company
3.7	Certificate of Incorporation of NationsRent, Inc.
3.8	By-Laws of NationsRent, Inc.
3.9	Certificate of Incorporation of Las Olas Fourteen Corporation
3.10	By-Laws of Las Olas Fourteen Corporation
3.11	Certificate of Incorporation of Las Olas Twelve Corporation
3.12	By-Laws of Las Olas Twelve Corporation
3.13	Certificate of Incorporation of NRGP, Inc., as amended
3.14	By-Laws of NRGP, Inc.
3.15	Certificate of Incorporation of NationsRent USA, Inc.
3.16	By-Laws of NationsRent USA, Inc.
3.17	Certificate of Incorporation of NationsRent West, Inc.
3.18	By-Laws of NationsRent West, Inc.
3.19	Certificate of Incorporation of Logan Equipment Corp., as amended
3.20	By-Laws of Logan Equipment Corp.
3.21	Certificate of Incorporation of NationsRent Transportation Services, Inc.
3.22	By-Laws of NationsRent Transportation Services, Inc.
3.23	Articles of Incorporation of BDK Equipment Company, Inc.
3.24	Amended and Restated Bylaws of BDK Equipment Company, Inc.
3.25	Certificate of Incorporation of NR Delaware, Inc.
3.26	By-Laws of NR Delaware, Inc.
3.27	Certificate of Limited Partnership of NationsRent of Texas, LP
3.28	Amended and Restated Agreement of Limited Partnership of NationsRent of Texas, LP
4.1	Form of 9 1/2% Senior Secured Notes due 2010
4.2	Indenture, dated as of October 23, 2003, by and among Company, the Guarantors and Wilmington Trust Company
4.3	Registration Rights Agreement, dated as of October 23, 2003, by and among the Company, the Guarantors and the initial purchasers
4.4	Amended and Restated Credit Agreement, dated as of October 23, 2003, by and among the Company, certain of its subsidiaries, Wachovia Bank, National Association and the other lending institutions party thereto, as administrative agent and as a lender.
4.5	First Amendment to Amended and Restated Credit Agreement, dated as of December 22, 2003, by and among the Company, certain of its subsidiaries, Wachovia Bank, National Association, as administrative agent and a lender, Fleet Capital Corporation as a lender and Bank of America, N.A. as a lender
4.6	Amended and Restated Security Agreement, dated as of October 23, 2003, between the Company, certain of its subsidiaries, and Wachovia Bank, National Association, as administrative agent
4.7	Form of 6.5% Unsecured Convertible Subordinated Promissory Note due 2008
5	Opinion of Stroock & Stroock & Lavan LLP regarding validity of the new notes and the new guarantees
10.1	NationsRent Liquidating Trust Agreement, dated as of June 13, 2003, by and among NationsRent, Inc. and its subsidiaries, as settlors, and Perry Mandarino, as trustee of the NationsRent Unsecured Creditor's Liquidating Trust
10.2	Call Agreement, dated as of June 13, 2003, by and between NR Holdings, Inc. and Perry Mandarino, as trustee on behalf of NationsRent Unsecured Creditor's Liquidating Trust
10.3	2003 Restricted Stock Plan of NR Holdings, Inc.
10.4	Stockholders' Agreement, dated as of June 13, 2003, by and among NR Holdings, Inc. and the stockholders party thereto
10.5	First Amendment to Stockholders' Agreement, dated as of July 9, 2003, by and among NR Holdings, Inc. and the stockholders party thereto
10.6	Form of Amended and Restated Indemnification Agreement, dated as of June 13, 2003, by and among NR Holdings, Inc. and the indemnitees signatory thereto
10.7	Employment Agreement, effective June 13, 2003, by and between the Company and Thomas J. Putman
10.8	Employment Agreement, effective July 9, 2003, by and between the Company and Bryan T. Rich
10.9	Employment Agreement, effective July 9, 2003, by and between the Company and Douglas M. Suliman
10.10	Employment Agreement, effective June 23, 2003, by and between the Company and Thomas J. Hoyer
10.11	Employment Agreement, effective June 13, 2003, by and between the Company and Joseph H. Izhakoff
10.12	Employment Agreement, effective July 9, 2003, by and between the Company and John Scherer
10.13	Form of Key Employee Housing Assistance Program
12	Statement re: computation of earnings to fixed charges
21	List of subsidiaries
23.1	Consent of Ernst & Young LLP
23.2	Consent of Stroock & Stroock & Lavan LLP (contained in Exhibit 5)
24	Power of Attorney (included on signature page)
25	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as Trustee
99.1	Form of Letter of Transmittal
99.2	Form of Notice of Guaranteed Delivery

           (b) Financial Statement Schedules

           See Schedule II – "Valuation and Qualifying Accounts" contained on page F-32. All other schedules are omitted as the information is not required or is included in the Registrant's financial statements and related notes.

Item 22.      Undertakings.

           The undersigned registrants hereby undertake:

           (1)      To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

           (2)      To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by then is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant issuer has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Lauderdale, Florida, on March 30, 2004.

NATIONSRENT, INC.
LAS OLAS FOURTEEN CORPORATION
LAS OLAS TWELVE CORPORATION
NRGP, INC.
NATIONSRENT USA, INC.
NATIONSRENT WEST, INC.
LOGAN EQUIPMENT CORP.
NATIONSRENT TRANSPORTATION SERVICES, INC.
BDK EQUIPMENT COMPANY, INC.
NR DELAWARE, INC.

By: /s/ Thomas J. Putman
Name:  Thomas J. Putman
              President and Chief Executive Officer

NATIONSRENT OF TEXAS, LP

By: NRGP, Inc., as General Partner

By: /s/ Thomas J. Putman
Name:  Thomas J. Putman
              President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

           KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Thomas J. Putman and Thomas J. Hoyer, and each of them severally (with full power to act alone), as the true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Thomas J. Putman THOMAS J. PUTMAN	President, Chief Executive Officer and Director	March 30, 2004

/s/ Thomas J. Hoyer THOMAS J. HOYER	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 30, 2004

/s/ Bryan T. Rich BRYAN T. RICH	Executive Director and Co-Chairman of the Board of Directors	March 30, 2004

/s/ Douglas M. Suliman, Jr. DOUGLAS M. SULIMAN, JR.	Executive Director and Co-Chairman of the Board of Directors	March 30, 2004

/s/ Thomas W. Blumenthal THOMAS W. BLUMENTHAL	Director	March 30, 2004

/s/ Andrew P. Hines ANDREW P. HINES	Director	March 30, 2004

IRVING M. LEVINE	Director	March 30, 2004

/s/ Greg A. Rosenbaum GREG A. ROSENBAUM	Director	March 30, 2004

EXHIBIT INDEX

           (a) Exhibits

Exhibit Number	Description

2.1	First Amended Joint Plan of Reorganization of NationsRent, Inc. and its Debtor Subsidiaries, dated February 7, 2003, as filed in the United States Bankruptcy Court District of Delaware on February 11, 2003
2.2	Modifications to First Amended Joint Plan of Reorganization of NationsRent, Inc. and its Debtor Subsidiaries
2.3	Modifications (Second) to First Amended Joint Plan of Reorganization of NationsRent, Inc. and its Debtor Subsidiaries
2.4	Modifications (Third) to First Amended Joint Plan of Reorganization of NationsRent, Inc. and its Debtor Subsidiaries
3.1	Certificate of Incorporation of the Company
3.2	Certificate of Amendment of Certificate of Incorporation of the Company
3.3	Certificate of Amendment of Certificate of Incorporation of the Company
3.4	Certificate of Designation for Series A Preferred Stock of the Company
3.5	Certificate of Amendment to Certificate of Designation for Series A Preferred Stock
3.6	By-Laws of the Company
3.7	Certificate of Incorporation of NationsRent, Inc.
3.8	By-Laws of NationsRent, Inc.
3.9	Certificate of Incorporation of Las Olas Fourteen Corporation
3.10	By-Laws of Las Olas Fourteen Corporation
3.11	Certificate of Incorporation of Las Olas Twelve Corporation
3.12	By-Laws of Las Olas Twelve Corporation
3.13	Certificate of Incorporation of NRGP, Inc., as amended
3.14	By-Laws of NRGP, Inc.
3.15	Certificate of Incorporation of NationsRent USA, Inc.
3.16	By-Laws of NationsRent USA, Inc.
3.17	Certificate of Incorporation of NationsRent West, Inc.
3.18	By-Laws of NationsRent West, Inc.
3.19	Certificate of Incorporation of Logan Equipment Corp., as amended
3.20	By-Laws of Logan Equipment Corp.
3.21	Certificate of Incorporation of NationsRent Transportation Services, Inc.
3.22	By-Laws of NationsRent Transportation Services, Inc.
3.23	Articles of Incorporation of BDK Equipment Company, Inc.
3.24	Amended and Restated Bylaws of BDK Equipment Company, Inc.
3.25	Certificate of Incorporation of NR Delaware, Inc.
3.26	By-Laws of NR Delaware, Inc.
3.27	Certificate of Limited Partnership of NationsRent of Texas, LP
3.28	Amended and Restated Agreement of Limited Partnership of NationsRent of Texas, LP
4.1	Form of 9 1/2% Senior Secured Notes due 2010
4.2	Indenture, dated as of October 23, 2003, by and among Company, the Guarantors and Wilmington Trust Company
4.3	Registration Rights Agreement, dated as of October 23, 2003, by and among the Company, the Guarantors and the initial purchasers
4.4	Amended and Restated Credit Agreement, dated as of October 23, 2003, by and among the Company, certain of its subsidiaries, Wachovia Bank, National Association and the other lending institutions party thereto, as administrative agent and as a lender.
4.5	First Amendment to Amended and Restated Credit Agreement, dated as of December 22, 2003, by and among the Company, certain of its subsidiaries, Wachovia Bank, National Association, as administrative agent and a lender, Fleet Capital Corporation as a lender and Bank of America, N.A. as a lender
4.6	Amended and Restated Security Agreement, dated as of October 23, 2003, between the Company, certain of its subsidiaries, and Wachovia Bank, National Association, as administrative agent
4.7	Form of 6.5% Unsecured Convertible Subordinated Promissory Note due 2008
5	Opinion of Stroock & Stroock & Lavan LLP regarding validity of the new notes and the new guarantees
10.1	NationsRent Liquidating Trust Agreement, dated as of June 13, 2003, by and among NationsRent, Inc. and its subsidiaries, as settlors, and Perry Mandarino, as trustee of the NationsRent Unsecured Creditor's Liquidating Trust
10.2	Call Agreement, dated as of June 13, 2003, by and between NR Holdings, Inc. and Perry Mandarino, as trustee on behalf of NationsRent Unsecured Creditor's Liquidating Trust
10.3	2003 Restricted Stock Plan of NR Holdings, Inc.
10.4	Stockholders' Agreement, dated as of June 13, 2003, by and among NR Holdings, Inc. and the stockholders party thereto
10.5	First Amendment to Stockholders' Agreement, dated as of July 9, 2003, by and among NR Holdings, Inc. and the stockholders party thereto
10.6	Form of Amended and Restated Indemnification Agreement, dated as of June 13, 2003, by and among NR Holdings, Inc. and the indemnitees signatory thereto
10.7	Employment Agreement, effective June 13, 2003, by and between the Company and Thomas J. Putman
10.8	Employment Agreement, effective July 9, 2003, by and between the Company and Bryan T. Rich
10.9	Employment Agreement, effective July 9, 2003, by and between the Company and Douglas M. Suliman
10.10	Employment Agreement, effective June 23, 2003, by and between the Company and Thomas J. Hoyer
10.11	Employment Agreement, effective June 13, 2003, by and between the Company and Joseph H. Izhakoff
10.12	Employment Agreement, effective July 9, 2003, by and between the Company and John Scherer
10.13	Form of Key Employee Housing Assistance Program
12	Statement re: computation of earnings to fixed charges
21	List of subsidiaries
23.1	Consent of Ernst & Young LLP
23.2	Consent of Stroock & Stroock & Lavan LLP (contained in Exhibit 5)
24	Power of Attorney (included on signature page)
25	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as Trustee
99.1	Form of Letter of Transmittal
99.2	Form of Notice of Guaranteed Delivery

           (b) Financial Statement Schedules

           See Schedule II – "Valuation and Qualifying Accounts" contained on page F-32. All other schedules are omitted as the information is not required or is included in the Registrant's financial statements and related notes.